UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Clear Channel Outdoor Holdings, Inc.
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CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

200 East Basse Road
San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2013

As a stockholder of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders of Clear Channel Outdoor to be held in the Texas E Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, on May 17, 2013, at 8:00 a.m. local time, for the following purposes:

1.	to elect Blair E. Hendrix, Douglas L. Jacobs and Daniel G. Jones to serve as directors for a three year term;
2.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Clear Channel Outdoor for the year ending December 31, 2013; and
3.	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 20, 2013 are entitled to notice of and to vote at the annual meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting.  Please contact Clear Channel Outdoor’s Secretary at Clear Channel Outdoor’s corporate headquarters if you need additional tickets.  If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder.  Admission to the annual meeting will be on a first-come, first-served basis.  Registration and seating will begin at 7:45 a.m. local time.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.  Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.  The annual meeting will begin promptly at 8:00 a.m. local time.

Your attention is directed to the accompanying proxy statement.  In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person.  To ensure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

/s/ Robert H. Walls, Jr.

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary
San Antonio, Texas
March 26, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2013

The Proxy and Annual Report Materials are available at:
 www.envisionreports.com/cco

2013 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Clear Channel Outdoor Holdings, Inc. (referred to herein as “Clear Channel Outdoor,” “Company,” “we,” “our” or “us”) to be held on Friday, May 17, 2013, beginning at 8:00 a.m. local time, in the Texas E Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof.  This proxy statement is first being mailed to stockholders on or about April 3, 2013.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:           Why am I receiving these materials?

A:
Clear Channel Outdoor’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with Clear Channel Outdoor’s annual meeting of stockholders (the “annual meeting”), which will take place on May 17, 2013.  The Board is soliciting proxies to be used at the annual meeting.  You also are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information.  Following this proxy statement are excerpts from Clear Channel Outdoor’s 2012 Annual Report on Form 10-K, including the Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as certain other data.  A proxy card and a return envelope also are enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting:

●	the election of the three nominees for directors named in this proxy statement; and
●	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2013.

Q:	Which of my shares may I vote?

A:
All shares of Class A and Class B common stock owned by you as of the close of business on March 20, 2013 (the “Record Date”) may be voted by you.  These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.  Each share of Class A common stock is entitled to one vote at the annual meeting and each share of Class B common stock is entitled to twenty votes at the annual meeting.  As of the Record Date, there were 42,419,666 shares of Class A common stock outstanding and 315,000,000 shares of Class B common stock outstanding.  All shares of our Class B common stock are held by Clear Channel Holdings, Inc., a wholly owned indirect subsidiary of CC Media Holdings, Inc. (“CC Media”).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of Clear Channel Outdoor hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, Computershare Shareowner Services LLC (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of Clear Channel Outdoor.  As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote in person at the annual meeting.  Clear Channel Outdoor has enclosed a proxy card for you to use.  Please sign and return your proxy card.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares.  Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.  Please sign and return your voting instruction card.

Q:	What constitutes a quorum?

A:
The holders of a majority of the total voting power of Clear Channel Outdoor’s Class A and Class B common stock entitled to vote and represented in person or by proxy will constitute a quorum at the annual meeting.  Votes “withheld,” abstentions and “broker non-votes” (described below) are counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions.  When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.”  If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to the election of directors.  Your broker will send you directions on how you can instruct your broker to vote.

As described above, if you do not provide your broker with voting instructions and the broker is not permitted to vote your shares on a proposal, a “broker non-vote” occurs.  Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on the election of directors at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting.  If you choose to vote your shares held of record in person at the annual meeting, please bring the enclosed proxy card and proof of identification.  Even if you plan to attend the annual meeting, Clear Channel Outdoor recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting.  You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting.  Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares.  Your vote is important.  Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder.  Admission to the annual meeting will be on a first-come, first-served basis.  Registration and seating will begin at 7:45 a.m. local time.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date.  Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instruction card accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions.  You can specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction card.

For participants in the 401(k) plan who own shares of Clear Channel Outdoor through the plan, the plan permits you to direct the plan trustee on how to vote the Clear Channel Outdoor shares allocated to your account.  Your instructions to the plan trustee regarding how to vote your shares will be delivered via the enclosed proxy card.  Your proxy card for shares held in the 401(k) must be received by 11:59 p.m. Eastern Time on May 14, 2013.  The trustee will vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What if I abstain from voting or withhold my vote on a specific proposal?

A:
If you withhold your vote on the election of directors, it will have no effect on the outcome of the vote on the election of directors.  If you abstain from voting on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013, it will have the same effect as a vote “against” the proposal.  Abstentions are counted as present for purposes of determining a quorum.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What are Clear Channel Outdoor’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR”:

●	each of the three nominees for directors named in this proxy statement; and
●	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2013.

Q:	What vote is required to elect the directors and approve each proposal?

A:
The directors will be elected by a plurality of the votes properly cast.  The ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2013 will be approved by the affirmative vote of the holders of at least a majority of the total voting power of the voting stock present in person or by proxy at the annual meeting and entitled to vote on the matter.

Q:	May I change my vote?

A:
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, notifying the Secretary of Clear Channel Outdoor in writing, or voting in person at the annual meeting.  If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker or other nominee to change your vote.

Q:	Where can I find the voting results of the annual meeting?

A:
Clear Channel Outdoor will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K, which we anticipate filing with the Securities and Exchange Commission (the “SEC”) by May 23, 2013.

Q:	May I access Clear Channel Outdoor’s proxy materials from the Internet?

A:	Yes. These materials are available at www.envisionreports.com/cco.

THE BOARD OF DIRECTORS

Our Board, which currently consists of nine members, is responsible for overseeing the direction of Clear Channel Outdoor and for establishing broad corporate policies.  However, in accordance with corporate legal principles, it is not involved in day-to-day operating details.  Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms.  At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired.  As long as CC Media continues to indirectly own shares of our common stock representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board, the composition of our Board committees and the size of the Board.

Because CC Media controls more than 50% of the voting power of Clear Channel Outdoor, we have elected to be treated as a “controlled company” under the NYSE’s Corporate Governance Standards.  Accordingly, we are exempt from the provisions of the Corporate Governance Standards requiring that: (1) a majority of our Board consists of independent directors; (2) we have a nominating and governance committee composed entirely of independent directors and governed by a written charter addressing the nominating and governance committee’s purpose and responsibilities; and (3) we have a compensation committee composed entirely of independent directors with a written charter addressing the compensation committee’s purpose and responsibilities.  However, notwithstanding this exemption, as described more fully below, we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Compensation Committee’s purpose and responsibilities.

BOARD MEETINGS

During 2012, the Board held 16 meetings.  All of Clear Channel Outdoor’s directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served during 2012 other than Mark P. Mays, who did not stand for re-election as a member of our Board at our annual meeting in May 2012.

STOCKHOLDER MEETING ATTENDANCE

Clear Channel Outdoor encourages, but does not require, directors to attend the annual meetings of stockholders.  None of the directors attended the annual meeting of stockholders in 2012.

INDEPENDENCE OF DIRECTORS

The Board has adopted a set of Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel Outdoor’s directors.  The full text of the Governance Guidelines can be found on the investor relations section of Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

The Board has adopted the following standards for determining the independence of its members:

1.
A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor.  In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.
A director or immediate family member must not have received, during any twelve month period within the last three years, more than $120,000 in direct compensation from Clear Channel Outdoor, other than director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.
A director must not be a current partner or employee of a firm that is Clear Channel Outdoor’s internal or external auditor.  In addition, a director must not have an immediate family member who is (a) a current partner of such firm, or (b) a current employee of such a firm and personally works on Clear Channel Outdoor’s audit. Finally, neither the director nor an immediate family member of the director may have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.
A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.
A director must not be a current employee, and no director’s immediate family member may be a current executive officer, of a material relationship party (“material relationship party” is defined as any company that has made payments to, or received payments from, Clear Channel Outdoor for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues).

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of a material relationship party.

7.
A director or immediate family member must not be or have been during the last three years, an executive officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

8.
A director must be “independent” as that term is defined from time to time by the rules and regulations promulgated by the SEC, by the listing standards of the NYSE and, with respect to at least two members of the compensation committee, by the applicable provisions of, and rules promulgated under, the Internal Revenue Code (collectively, the “Applicable Rules”).  For purposes of determining independence, the Board will consider relationships with Clear Channel Outdoor and any parent or subsidiary in a consolidated group with Clear Channel Outdoor or any other company relevant to an independence determination under the Applicable Rules.

The above independence standards conform to, or are more exacting than, the director independence requirements of the NYSE.  The above independence standards are set forth on Appendix A of the Governance Guidelines.

Our Board currently consists of nine directors, one of whom currently serves as our Executive Chairman.  For a director to be independent, the Board must determine that such director does not have any direct or indirect material relationship with Clear Channel Outdoor.  Pursuant to the Governance Guidelines, the Board has undertaken its annual review of director independence.

Our Board has affirmatively determined that Douglas L. Jacobs, Thomas R. Shepherd, Christopher M. Temple and Dale W. Tremblay are independent under the listing standards of the NYSE, as well as Clear Channel Outdoor’s independence standards set forth above.  In addition, the Board has determined that each member of the Compensation Committee is independent and that each member of the Audit Committee is independent under the heightened independence standards required for audit committee members by the rules and regulations of the SEC.  In making these determinations, our Board reviewed and discussed information provided by the directors and by Clear Channel Outdoor with regard to the directors’ business and personal activities as they relate to Clear Channel Outdoor and its affiliates.  In the ordinary course of business during 2012, we entered into purchase and sale transactions for products and services with certain entities affiliated with members of our Board, as described below, and the following transactions were considered by our Board in making their independence determinations with respect to Messrs. Jacobs, Shepherd, Temple and Tremblay:

●
During 2012, we and our affiliates conducted a small amount of business (less than $75,000 in the aggregate) with an entity for which Mr. Jacobs serves as a director and a charity for which Mr. Jacobs serves as a director.

●	During 2012, we and our affiliates conducted a small amount of business (less than $1,000) with a subsidiary of the entity for which Mr. Tremblay serves as President and Chief Executive Officer.

All of the payments described above are for arms-length, ordinary course of business transactions and we generally expect transactions of a similar nature to occur during 2013.  In each case, the Board concluded that the transaction or relationship did not impair the independence of the director.

The rules of the NYSE require that non-management or independent directors of a listed company meet periodically in executive sessions.  In addition, the rules of the NYSE require listed companies to schedule an executive session including only independent directors at least once a year.  Clear Channel Outdoor’s independent directors met separately in executive sessions following two regular meetings of the Board in 2012.

The Board has created the office of Presiding Director to serve as the lead non-management director of the Board.  The office of the Presiding Director at all times will be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Governance Guidelines.  The Presiding Director has the power and authority to do the following:

●	preside at all meetings of non-management directors when they meet in executive session without management participation;
●	set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;
●	generally assist the Chairman of the Board;
●	add agenda items to the established agenda for meetings of the Board;
●	request access to Clear Channel Outdoor’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and
●	retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel Outdoor, on behalf of the Board or any committee or subcommittee of the Board.

The Presiding Director position is rotated among the independent directors, in alphabetical order of last name, effective the first day of each calendar quarter.  As of the date of this proxy statement, Dale W. Tremblay is serving as the Presiding Director.

COMMITTEES OF THE BOARD

The Board has two standing committees: the Audit Committee and the Compensation Committee.  Each committee has a written charter, which guides its operations.  The written charters are available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.  The table below sets forth the members of each of these committees.

Board Committee Membership

Name	Audit Committee	Compensation Committee
Douglas L. Jacobs	*X	X
Christopher M. Temple	X
Dale W. Tremblay	X	*X

* = Chairman
X = Committee member

In addition, in December 2011, Clear Channel Outdoor formed a Special Committee composed of independent directors Messrs. Jacobs, Temple and Tremblay to review certain transactions between Clear Channel Outdoor and Clear Channel Communications, Inc., our indirect parent entity (“Clear Channel”).  Mr. Jacobs served as Chairman of the Special Committee.  The Special Committee dissolved in October 2012.

In March 2012, two derivative lawsuits were filed in Delaware Chancery Court by stockholders of Clear Channel Outdoor.  In April 2012, Clear Channel Outdoor formed a Special Litigation Committee composed of independent directors Messrs. Jacobs and Temple to review and investigate the plaintiffs’ claims and determine the course of action that serves the best interests of Clear Channel Outdoor and its stockholders.

The Audit Committee

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Clear Channel Outdoor.  Douglas L. Jacobs has been designated by our Board as an “Audit Committee Financial Expert,” as defined by the SEC.  The Audit Committee met six times during 2012.  All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards and satisfy the other requirements for audit committee membership, including the heightened independence standards, of the NYSE and the SEC.

The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following, subject to the consent of our corporate parent:

●
be responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing an audit report or to perform other audit, review or attest services, and all fees and other terms of their engagement;

●	review and discuss reports regarding the independent registered public accounting firm’s independence;
●	review with the independent registered public accounting firm the annual audit scope and plan;
●	review with management, the director of internal audit and the independent registered public accounting firm the budget and staffing of the internal audit department;
●
review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

●	review with the independent registered public accounting firm the critical accounting policies and practices used;

●
review with management, the independent registered public accounting firm and the director of internal audit Clear Channel Outdoor’s internal accounting controls and any significant findings and recommendations;

●	discuss guidelines and policies with respect to risk assessment and risk management;
●	oversee Clear Channel Outdoor’s policies with respect to related party transactions; and
●	review with management and the General Counsel the status of legal and regulatory matters that may have a material impact on Clear Channel Outdoor’s financial statements and compliance policies.

The full text of the Audit Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

The Compensation Committee

The Compensation Committee administers Clear Channel Outdoor’s incentive-compensation plans and equity-based plans, determines compensation arrangements for all executive officers, other than our Executive Chairman, Chief Financial Officer, General Counsel and Chief Accounting Officer, and makes recommendations to the Board concerning compensation for directors of Clear Channel Outdoor and its subsidiaries.  The Compensation Discussion and Analysis section of this proxy statement provides additional details regarding the basis on which the Compensation Committee determines executive compensation.  The Compensation Committee met eight times during 2012.  All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion.  The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel.  The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.

The Compensation Committee’s primary purposes, which are discussed in detail within its charter, are to:

●
assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;

●
review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s executive officers, evaluate the performance of the executive officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation level of the executive officers based on this evaluation;

●	review and adopt, and/or make recommendations to the Board with respect to, incentive-compensation plans for executive officers and equity-based plans;
●
review and discuss with management the Compensation Discussion and Analysis to be included in Clear Channel Outdoor’s proxy statement and determine whether to recommend to the Board the inclusion of the Compensation Discussion and Analysis in the proxy statement;

●	prepare the Compensation Committee report for inclusion in Clear Channel Outdoor’s proxy statement; and
●	recommend to the Board the appropriate compensation for the non-employee members of the Board.

Our Chief Financial Officer, General Counsel and Chief Accounting Officer simultaneously hold the same positions at Clear Channel and CC Media, our indirect parent entities, and our Executive Chairman serves as Chief Executive Officer of Clear Channel and CC Media.  The compensation of those officers is set by the board of directors and the Compensation Committee of the board of directors of CC Media, and we are allocated a portion of the cost of the services of certain of those officers pursuant to the Corporate Services Agreement, dated November 16, 2005, by and between Clear Channel Management Services, L.P. and us.  Accordingly, our Compensation Committee charter does not govern the compensation arrangements, policies and practices of our Executive Chairman, Chief Financial Officer, General Counsel and Chief Accounting Officer.  The term “executive officer” used above in the description of the Compensation Committee’s purposes refers to our employees (other than the Executive Chairman, Chief Financial Officer, General Counsel and Chief Accounting Officer) who are (1) subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, governing insider trading reporting or (2) covered by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), governing qualified performance-based compensation.  See the Compensation Discussion and Analysis section of this proxy statement.  The Compensation Committee has the authority to delegate its responsibilities to subcommittees if the Compensation Committee determines such delegation would be in the best interest of Clear Channel Outdoor.

The full text of the Compensation Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

DIRECTOR NOMINATING PROCEDURES

The Board oversees the identification and consideration of candidates for membership on the Board, and each member of the Board participates in this process.  It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for Clear Channel Outdoor not to have a separate nominating committee or charter for this purpose.

The Board is responsible for developing and reviewing background information for candidates for the Board, including those recommended by stockholders.  Our directors play a critical role in guiding Clear Channel Outdoor’s strategic direction and overseeing the management of Clear Channel Outdoor.  Clear Channel Outdoor does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills, and expertise to oversee Clear Channel Outdoor’s businesses.  Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.  The Board evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

The Board will consider as potential nominees individuals properly recommended by stockholders.  Recommendations concerning individuals proposed for consideration should be addressed to the Board, c/o Secretary, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.  Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected.  The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees.  Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our bylaws, as described below under “Stockholder Proposals for 2014 Annual Meeting and Advance Notice Procedures.”

BOARD LEADERSHIP STRUCTURE

Mark P. Mays served as our Chairman from 2009 until November 2, 2011 and as our Chief Executive Officer from August 2005 until March 31, 2011.  On March 31, 2011, our Board (1) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until a permanent replacement for Mr. Mays was hired and (2) appointed Thomas W. Casey (our Executive Vice President and Chief Financial Officer) and Robert H. Walls, Jr. (our Executive Vice President, General Counsel and Secretary) to serve in the newly-created office in addition to their existing offices, which they retained.  Messrs. Casey and Walls are not members of our Board.  On October 2, 2011, Robert W. Pittman was appointed as our Executive Chairman and a member of our Board and, on January 24, 2012, C. William Eccleshare was appointed as our Chief Executive Officer, at which time our Office of the Chief Executive Officer ceased to exist.  Mr. Mays’ term as a director ended at our 2012 annual meeting and he did not standing for re-election.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Clear Channel Outdoor to make that determination based on the position and direction of Clear Channel Outdoor, the membership of the Board and the individuals who occupy those roles.  As our previous Chairman and Chief Executive Officer and as a member of our Board, Mr. Mays worked collaboratively with Messrs. Casey and Walls in our Office of the Chief Executive Officer during 2011 and continued to work collaboratively with Mr. Pittman, our Executive Chairman, and Mr. Eccleshare, our Chief Executive Officer, to effect a smooth transition until Mr. Mays’ term as a member of our Board ended at our 2012 annual meeting.  Mr. Pittman and Mr. Eccleshare together continue to provide our Board with insight into our operations and help facilitate the flow of information between management and the Board.  In addition, the position of Presiding Director of our Board rotates quarterly among our independent directors, providing an additional layer of independent director oversight, as described above under “—Independence of Directors.”  For the reasons described above, our Board believes that this leadership structure is appropriate for us at this time.

Our risk management philosophy strives to:

●	timely identify the material risks that Clear Channel Outdoor faces;
●	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
●	implement appropriate and responsive risk management strategies consistent with Clear Channel Outdoor’s risk profile; and
●	integrate risk management into Clear Channel Outdoor’s decision-making.

The Board has designated the Audit Committee to oversee risk management.  The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of Clear Channel Outdoor’s risk management processes.  In addition, Mr. Pittman (as our Executive Chairman and a member of our Board) and Mr. Eccleshare (as our Chief Executive Officer) are able to provide our Board with valuable insight into our risk profile and the options to mitigate and address our risks based on their respective experiences with the daily management of our business.  The Board encourages management to promote a corporate culture that incorporates risk management into Clear Channel Outdoor’s corporate strategy and day-to-day operations.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact an individual director, the Presiding Director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to the following address:

Board of Directors
Clear Channel Outdoor Holdings, Inc.
P.O. Box 659512
San Antonio, Texas 75265-9512

CODE OF BUSINESS CONDUCT AND ETHICS

On March 25, 2013, we adopted an updated Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer.  Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K.  Our Code of Conduct is publicly available on our Internet website at www.clearchanneloutdoor.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.clearchanneloutdoor.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor’s common stock as of March 20, 2013 for: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to Clear Channel Outdoor to beneficially own more than 5% of any class of Clear Channel Outdoor’s outstanding shares of common stock.  At the close of business on March 20, 2013, there were 42,419,666 shares of Clear Channel Outdoor’s Class A common stock outstanding and 315,000,000 shares of Clear Channel Outdoor’s Class B common stock outstanding.   In addition, information concerning the beneficial ownership of common stock of CC Media, our indirect parent entity, by: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; and (3) our directors and executive officers as a group is set forth in the footnotes to the table below.  At the close of business on March 20, 2013, there were 26,225,310 shares of CC Media’s Class A common stock, 555,556 shares of CC Media’s Class B common stock and 58,967,502 shares of CC Media’s Class C common stock outstanding.  Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Each share of Clear Channel Outdoor Class A common stock is entitled to one vote on matters submitted to a vote of the stockholders and each share of Clear Channel Outdoor Class B common stock is entitled to twenty votes on matters submitted to a vote of the stockholders.  Each share of our Class B common stock is convertible at the option of the holder thereof into one share of Class A common stock.  Each share of our common stock is entitled to share equally on a per share basis in any dividends and distributions by us.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Class A Common Stock(b)	Percent of Class B Common Stock(b)	Percent of Outstanding Common Stock on an As-Converted Basis(b)
Holders of More than 5%:
Clear Channel Communications, Inc.(c)	1,553,971	315,000,000	3.7%	100.0%	88.7%
Mason Capital Management LLC(d)	5,072,946	—	12.0%	—	1.4%
GAMCO Asset Management, Inc. and affiliates(e)	4,843,942	—	11.5%	—	1.4%
Canyon Capital Advisors LLC (f)	4,578,000	—	10.8%	—	1.3%
Abrams Capital Management, L.P. and affiliates(g)	3,354,390	—	7.9%	—	*
HMI Capital, LLC and affiliates(h)	2,162,465	—	5.1%	—	*
The Vanguard Group, Inc.(i)	2,120,346	—	5.0%	—	*

Named Executive Officers, Executive Officers and Directors:
Jonathan D. Bevan(j)	302,965	—	*	—	*
James C. Carlisle(k)	—	—	—	—	—
Thomas W. Casey(l)	—	—	—	—	—
Ronald H. Cooper	—	—	—	—	—
C. William Eccleshare(m)	325,751	—	*	—	*
Scott D. Hamilton(n)	—	—	—	—	—
Blair E. Hendrix(o)	—	—	—	—	—
Douglas L. Jacobs(p)	12,500	—	*	—	*
Daniel G. Jones(k)	—	—	—	—	—
Robert W. Pittman(q)	—	—	—	—	—
Thomas R. Shepherd(r)	7,500	—	*	—	*
Franklin G. Sisson, Jr.(s)	410,265	—	1.0%	—	*
Christopher M. Temple(r)	7,500	—	*	—	*
Dale W. Tremblay(t)	52,397	—	*	—	*
Robert H. Walls, Jr. (u)	—	—	—	—	—
Scott R. Wells(o)	—	—	—	—	—
All directors and executive officers as a group (16 individuals)(v)	1,118,878	—	2.6%	—	*
_________________
* Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(c)
Represents 1,553,971 shares of Clear Channel Outdoor’s Class A common stock held by CC Finco, LLC, a wholly owned subsidiary of Clear Channel and 315,000,000 shares of Clear Channel Outdoor’s Class B common stock held by Clear Channel Holdings, Inc., a wholly owned subsidiary of Clear Channel.  Shares of Class B common stock are convertible on a one for one basis into shares of Class A common stock and entitle the holder to 20 votes per share upon all matters on which stockholders are entitled to vote.  The business address of CC Finco, LLC, Clear Channel Holdings, Inc. and Clear Channel is 200 E. Basse Road, San Antonio, Texas 78209.

(d)
As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 14, 2012. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A are directly owned by Mason Capital L.P., a Delaware limited partnership (“Mason Capital LP”), Mason Capital Master Fund, L.P., a Cayman Islands exempted limited partnership (“Mason Capital Master Fund”), and an account (the “Managed Account”) separately managed by Mason Capital Management LLC, a Delaware limited liability company (“Mason Management”).  Mason Management is the investment manager of each of Mason Capital LP, Mason Capital Master Fund and the Managed Account, and Mason Management may be deemed to have beneficial ownership over the shares of Class A common stock reported in the Schedule 13G/A by virtue of the authority granted to Mason Management by Mason Capital LP, Mason Capital Master Fund and the Managed Account to vote and exercise investment discretion over such shares. Kenneth M. Garschina and Michael E. Martino are managing principals of Mason Management and the sole members of Mason Management. Mason Management, Mr. Garschina and Mr. Martino disclaim beneficial ownership of all shares reported in the Schedule 13G/A pursuant to 13d-4 under the Securities Exchange Act of 1934, as amended.  The business address of each reporting person is 110 East 59th Street, New York, New York 10022.

(e)
As reported on a Schedule 13D/A filed with respect to Clear Channel Outdoor’s Class A common stock on March 12, 2012. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13D/A may be deemed to be beneficially owned by one or more of the following persons: GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG”) and Mario Gabelli. Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of GAMCO, Gabelli Funds, GSI and MJG.  GSI is deemed to have beneficial ownership of the securities owned beneficially by Gabelli & Company.  GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation. The business address of GBL, Gabelli Funds, Gabelli & Company, GAMCO, GSI, Teton Advisors and Mario Gabelli is One Corporate Center, Rye, New York 10580.  The business address of GGCP, GGCP Holdings and MJG Associates is 140 Greenwich Avenue, Greenwich, Connecticut 06850.  The business address of the Foundation is 165 West Liberty Street, Reno, Nevada 89501.

(f)
As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on March 12, 2013. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G may be deemed to be beneficially owned by one or more of the following persons: Canyon Capital Advisors LLC (“CCA”), Mitchell R. Julis, Joshua S. Friedman and K. Robert Turner.  CCA is an investment advisor to various managed accounts, including Canyon Value Realization Fund, L.P., The Canyon Value Realization Master Fund (Cayman), L.P., Citi Canyon Ltd., Canyon Value Realization Fund MAC 18, Ltd., Canyon-GRF Master Fund, L.P., Canyon Balanced Master Fund, Ltd., Pernal Canyon Fund Ltd., Canyon Distressed Opportunity Investing Fund, L.P., Canyon-GRF Master Fund II, L.P., Lyxor/Canyon Value Realization Fund Limited, Canyon Distressed Opportunity Master Fund Lp and AAI Canyon Fund PLC, with the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Messrs. Julis, Friedman and Turner control entities which own 100% of CCA.  The business address of each reporting person is 2000 Avenue of the Stars, 11th Floor, Los Angeles, California 90067.

(g)
As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 13, 2013. Shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II.  Shares reported in the Schedule 13G/A for Abrams Capital, LLC (“Abrams Capital”) represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner.  Shares reported in the Schedule 13G/A for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager.  Abrams CM LLC is the general partner of Abrams CM LP.  Shares reported in the Schedule 13G/A for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC.  Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC.  Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein.  The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.

As reported on a Schedule 13D filed on November 29, 2011, Abrams CM LP and affiliates also own 6,811,407 shares of the Class A common stock of CC Media, which, as of March 20, 2013, represented 25.9% of CC Media’s Class A common stock and 7.9% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.  The CC Media shares reported in the Schedule 13D for ACP II represent shares beneficially owned by ACP II. Shares reported in the Schedule 13D for Abrams Capital represent shares beneficially owned by ACP II and other private investment vehicles for which Abrams Capital serves as general partner.  Shares reported in the Schedule 13D for Abrams CM LP and Abrams CM LLC represent shares beneficially owned by ACP II and other private investment vehicles (including those for which shares are reported for Abrams Capital) for which Abrams CM LP serves as investment manager.  Abrams CM LLC is the general partner of Abrams CM LP.  The CC Media shares reported in the Schedule 13D for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC.  Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC and is a member of CC Media’s Board of Directors.

(h)
As reported on a Schedule 13G filed with respect to Clear Channel Outdoor’s Class A common stock on February 8, 2013.  The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G may be deemed to be owned by HMI Capital, LLC (“HMI”) and Marco W. Hellman.  HMI is an investment adviser that is the general partner and investment adviser of investment limited partnerships.  Mr. Hellman is the controlling owner of HMI.  Each of HMI and Mr. Hellman disclaims membership in a group within the meaning of rule 13d-5 under the Securities Exchange Act of 1934, as amended, and disclaims beneficial ownership of the stock except to the extent of its or his pecuniary interest therein.  The business address of each reporting person is One Maritime Plaza, Suite 2020, San Francisco, California 94111.

(i)
As reported on a Schedule 13G filed with respect to Clear Channel Outdoor’s Class A common stock on February 12, 2013.  The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G may be deemed to be owned by one or more of The Vanguard Group, Inc. and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The business address of each reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(j)
Includes vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 293,607 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Bevan.

(k)
Mr. Carlisle and Mr. Jones are a managing director and a director, respectively, at Thomas H. Lee Partners, L.P.  Entities controlled by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. hold all of the shares of CC Media’s Class B common stock and CC Media’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of CC Media.

(l)
As of March 20, 2013, Mr. Casey held vested stock options to purchase 187,500 shares of CC Media’s Class A common stock, which represented less than 1% of CC Media’s Class A common stock and less than 1% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(m)
Includes vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 318,905 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Eccleshare.

(n)
As of March 20, 2013, Mr. Hamilton held 3,375 shares of CC Media’s Class A common stock and 23,625 unvested restricted shares of CC Media’s Class A common stock, which collectively represented less than 1% of CC Media’s Class A common stock and less than 1% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(o)
Mr. Hendrix and Mr. Wells are a managing director and an operating partner, respectively, at Bain Capital Partners, LLC.  Entities controlled by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. hold all of the shares of CC Media’s Class B common stock and CC Media’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of CC Media.

(p)
Represents vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 12,500 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Jacobs.

(q)
As of March 20, 2013, Mr. Pittman held 200,000 unvested restricted shares of CC Media’s Class A common stock and vested stock options to purchase 166,000 shares of CC Media’s Class A common stock, and Pittman CC LLC, a limited liability company controlled by Mr. Pittman, beneficially owned 706,215 shares of CC Media’s Class A common stock. As of March 20, 2013, these holdings collectively represented 4.1% of CC Media’s Class A common stock and 1.3% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(r)
Represents vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 7,500 shares of Clear Channel Outdoor’s Class A common stock held by each of Messrs. Shepherd and Temple.

(s)
Includes vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 319,625 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Sisson, 524 shares of Clear Channel Outdoor’s Class A common stock held indirectly through the 401(k) plan and 5,248 shares of Clear Channel Outdoor’s Class A common stock held indirectly through an individual retirement account.

(t)
Includes vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 46,147 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Tremblay.

(u)
As of March 20, 2013, Mr. Walls held 45,000 shares of CC Media’s Class A common stock and 105,000 unvested restricted shares of CC Media’s Class A common stock, which collectively represented less than 1% of CC Media’s Class A common stock and less than 1% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B and Class C common stock are converted to shares of CC Media’s Class A common stock.

(v)
Includes vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 1,005,784 shares of Clear Channel Outdoor’s Class A common stock, 524 shares of Clear Channel Outdoor’s Class A common stock held indirectly through the 401(k) plan and 5,248 shares of Clear Channel Outdoor’s Class A common stock held indirectly through an individual retirement account by such persons.

As of March 20, 2013, all of our directors and executive officers as a group were the beneficial owners of CC Media’s Class A common stock as follows: (1) 48,375 shares of CC Media’s Class A common stock held by such persons; (2) 328,625 unvested restricted shares of CC Media’s Class A common stock held by such persons; (3) vested stock options to purchase 353,500 shares of CC Media’s Class A common stock; and (4) 706,215 shares of CC Media’s Class A common stock held indirectly.  As of March 20, 2013, these holdings collectively represented 5.4% of CC Media’s Class A common stock and 1.7% of CC Media’s Class A common stock assuming all shares of CC Media’s Class B common stock and CC Media’s Class C common stock are converted to shares of CC Media’s Class A common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated the three persons listed as nominees below for election as directors at the annual meeting of stockholders.  Each of the nominees listed below currently is a director and is standing for re-election. Each of the directors elected at the annual meeting will serve a three year term or until his successor shall have been elected and qualified, subject to earlier death, resignation or removal.  The directors are to be elected by a plurality of the votes cast at the annual meeting.  Each nominee has indicated a willingness to serve as director if elected.  Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute.  Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following information, which is as of March 20, 2013, is furnished with respect to each of the nominees for election at our annual meeting and each of the other continuing members of our Board:

           The Board recommends that you vote “For” the director nominees named below.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

NOMINEES FOR DIRECTOR FOR TERMS EXPIRING IN 2016 (CLASS I)

Blair E. Hendrix, age 48, is a Managing Director of Bain Capital Partners, LLC (“Bain Capital”) and one of the leaders of the firm’s operationally focused Portfolio Group.  Mr. Hendrix joined Bain Capital in 2000.  Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded.  Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Oliver Wyman), a management consulting firm.  Mr. Hendrix has been a member of our Board since August 2008.  Mr. Hendrix also currently serves as a director of TWCC Holdings Corp. (The Weather Channel), Clear Channel and CC Media, and previously served as a director of Keystone Automotive Operations, Inc., Innophos Holdings, Inc. and SMTC Corporation.  Mr. Hendrix received a B.A. from Brown University, awarded with honors.  Mr. Hendrix was selected to serve as a member of our Board because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Douglas L. Jacobs, age 65, has been self-employed since 2003.  He was the Executive Vice President and Treasurer for FleetBoston Financial Group from 1995 to 2003.  His career began at Citibank in 1972, where he ultimately assumed the position of Division Executive for the Investment Banking Group’s MBS Group.  Mr. Jacobs has been a member of our Board since May 2010.  Mr. Jacobs’ other current directorships include Springleaf Finance, Inc. (and its subsidiary with securities traded on the NYSE, Springleaf Finance Corporation), Doral Financial Corporation and Fortress Investment Group LLC.  His previous directorships include ACA Capital Holdings, Inc., Global Signal Inc. and Hanover Capital Mortgage Holdings, Inc.  Mr. Jacobs holds a B.A. from Amherst College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.  Mr. Jacobs was selected to serve as a member of our Board for his operational, financial and capital markets experience as well as his experience evaluating risks gained through his service as an executive and as a director of several financial institutions.

Daniel G. Jones, age 38, is a Director at Thomas H. Lee Partners, L.P. (“THL”) and is part of the firm’s Strategic Resource Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies.  Prior to joining THL in 2007, Mr. Jones was a management consultant at the Monitor Group, a global strategic advisory firm, from 2004 to 2007.  He also served as account leader at Monitor Clipper Fund.  Before Monitor, Mr. Jones worked in a variety of corporate finance roles, lastly as Financial Project Manager and Deputy to the Chief Financial Officer at LAN Airlines, one of the leading Latin American passenger and cargo airlines.  Mr. Jones has been a member of our Board since August 2008. He holds a B.A. from Dartmouth College and an M.B.A. from the MIT Sloan School of Management. Mr. Jones was selected to serve as a member of our Board for his experience in acquisitions and financings gained through his work in private equity at THL and his experience in evaluating strategies, operations and risks gained through his work as a consultant.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2014 (CLASS II)

Thomas R. Shepherd, age 83, is Chairman of TSG Equity Partners LLC, a Massachusetts venture capital and private equity investment firm that he co-founded in 1998, and also is a director of various privately-held companies.  From 1986 through 1998, Mr. Shepherd served as a managing director of THL.  Prior to joining THL, he previously served as President of GTE Lighting Products Group (GTE Sylvania) from 1983 through 1986, and was President of North American Philips Commercial Electronics Corporation from 1981 until 1983.  Mr. Shepherd has been a member of our Board since May 2011.  Mr. Shepherd previously served as a director of Andover.net, Inc., General Nutrition Centers, Inc., Signature Brands, Inc., Spectrum Brands, Inc. and Vermont Teddy Bear Co.  Mr. Shepherd received a Master of Industrial and Labor Relations degree from Cornell University, a B.A. in Economics from Washington & Lee University and completed the executive program at the Tuck School of Business at Dartmouth University.  Mr. Shepherd was selected to serve as a member of our Board because of his corporate and financial experience, including senior leadership roles in operations, management and private equity, as well as his service on multiple boards of directors.

Christopher M. Temple, age 45, is President of DelTex Capital LLC, a financial advisory and consulting firm.  Mr. Temple serves as the Chairman of Texas Plastics Holdco, LLC, a Midland, Texas based distributor of engineered plastics used in the exploration and production of oil and gas.  Mr. Temple served as the President of Vulcan Capital, the private investment group of Vulcan Inc. from May 2009 until December 2009, and as Vice President of Vulcan Capital from September 2008 to May 2009.  Prior to joining Vulcan in September 2008, Mr. Temple served as a managing director at Tailwind Capital LLC from May 2008 to August 2008.  Prior to joining Tailwind, Mr. Temple was a managing director at Friend Skoler & Co., Inc. from May 2005 to May 2008.  From April 1996 to December 2004, Mr. Temple was a managing director at Thayer Capital Partners.  Mr. Temple has been a member of our Board since May 2011.  Mr. Temple also currently serves as a director of Plains All American Pipeline GP, LLC and previously served on the board of directors of Charter Communications, Inc.  Mr. Temple holds a B.B.A., magna cum laude, from the University of Texas and an M.B.A. from Harvard University, and previously was a licensed CPA serving clients in the energy sector with KPMG in Houston, Texas.  Mr. Temple was selected to serve as a member of our Board because of his financial and accounting knowledge, as well as his strategic experience gained through his private equity work and service on multiple boards of directors.

Scott R. Wells, age 44, has served as an Operating Partner at Bain Capital since January 2011 and previously served as an Executive Vice President at Bain Capital since 2007.  Mr. Wells also is one of the leaders of the firm’s operationally focused Portfolio Group.  Prior to joining Bain Capital, he held several executive roles at Dell, Inc. from 2004 to 2007, most recently as Vice President of Public Marketing and On-line in the Americas.  Prior to joining Dell, Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies.  Mr. Wells has been a member of our Board since August 2008.  He also currently serves as a director of CRC Health Corporation.  He has an M.B.A., with distinction, from the Wharton School of the University of Pennsylvania and a B.S. from Virginia Tech.  Mr. Wells was selected to serve as a member of our Board for his experience in operations gained through his work serving as a senior executive at Dell and through his work as a consultant and for his experience in acquisitions and financings gained through his work in private equity at Bain Capital.

DIRECTORS WHOSE TERMS EXPIRE IN 2015 (CLASS III)

James C. Carlisle, age 37, is a Managing Director at THL. Prior to joining THL in 2000, Mr. Carlisle worked at Goldman, Sachs & Co. in the Financial Institutions Group.  Mr. Carlisle has been a member of our Board since January 2012.  Mr. Carlisle also currently is a board observer at Univision Communications, Inc. and a director of Agencyport Software Ltd., a provider of software systems to the insurance industry, and CC Media and Clear Channel, our indirect parent entities.  Mr. Carlisle holds a B.S.E., summa cum laude, in Operations Research from Princeton University and an M.B.A. from Harvard Business School.  He also serves as a member of the board of directors of The Massachusetts Eye and Ear Infirmary and is an active contributor to the National Park Foundation.  Mr. Carlisle was selected to serve as a member of our Board based on his experience evaluating strategies, operations and risks gained through his work at Goldman, Sachs & Co. and THL, as well as his experience serving as a director for other media companies.

Robert W. Pittman, age 59, was appointed as Chief Executive Officer and a director of CC Media and Clear Channel and as Executive Chairman and a director of ours on October 2, 2011.  Prior thereto, Mr. Pittman served as Chairman of Media and Entertainment Platforms for CC Media and Clear Channel since November 2010.  He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002.  He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001.  Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman.  Mr. Pittman was selected to serve as a member of our Board because of his service as Chief Executive Officer of CC Media and Clear Channel, as well as his extensive media experience gained through the course of his career.

Dale W. Tremblay, age 54, has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company, since July 2001.  Prior to joining C.H. Guenther & Son, Inc., Mr. Tremblay was an officer at the Quaker Oats Company, where he was responsible for all Worldwide Foodservice Businesses.  Mr. Tremblay has been a member of our Board since November 2005.  He also currently serves on the board of directors of Texas Capital Bank, on the Advisory Board for the Michigan State University Financial Analysis Lab and on the Advisory Board of the Federal Reserve Bank of Dallas.  Mr. Tremblay was selected to serve as a member of our Board based on his operational and managerial expertise gained through building and managing a large privately-held company.

LEGAL PROCEEDINGS

Two derivative lawsuits were filed in March 2012 in Delaware Chancery Court by stockholders of Clear Channel Outdoor.  The consolidated lawsuits are captioned In re Clear Channel Outdoor Holdings, Inc. Derivative Litigation, Consolidated Case No. 7315-CS. The complaints name as defendants certain of Clear Channel’s and Clear Channel Outdoor’s current and former directors and Clear Channel, as well as Bain Capital and THL.  Clear Channel Outdoor also is named as a nominal defendant.  The complaints allege, among other things, that in December 2009 Clear Channel breached fiduciary duties to Clear Channel Outdoor and its stockholders by allegedly requiring Clear Channel Outdoor to agree to amend the terms of a revolving promissory note payable by Clear Channel to Clear Channel Outdoor to extend the maturity date of the note and to amend the interest rate payable on the note.  According to the complaints, the terms of the amended promissory note were unfair to Clear Channel Outdoor because, among other things, the interest rate was below market.  The complaints further allege that Clear Channel was unjustly enriched as a result of that transaction.  The complaints also allege that the director defendants breached fiduciary duties to Clear Channel Outdoor in connection with that transaction and that the transaction constituted corporate waste.  On April 4, 2012, the board of directors of Clear Channel Outdoor formed a special litigation committee consisting of independent directors (the “SLC”) to review and investigate plaintiffs’ claims and determine the course of action that serves the best interests of Clear Channel Outdoor and its stockholders.  On June 20, 2012, the SLC filed a motion to stay the lawsuits for six months while it completes its review and investigation.  In response, on June 27, 2012, plaintiffs filed a motion for an expedited trial, asking the Court to schedule a trial on the merits in October 2012. On July 23, 2012, the Court issued an order granting the motion to stay and denying the motion for an expedited trial.  On January 23, 2013, the SLC filed a motion to extend the stay for thirty days, and on January 24, 2013, the Court granted that motion, extending the stay for thirty days from the date of the order.  We are currently in active settlement discussions with the SLC and the SLC is currently in active settlement discussions with the plaintiffs. However, there can be no assurances that these discussions will result in any settlement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE
Dale W. Tremblay, Chairman
Douglas L. Jacobs

COMPENSATION DISCUSSION AND ANALYSIS

           The following Compensation Discussion and Analysis contains statements regarding Company and individual performance measures and other goals.  These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  Further, the Company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements.  Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives.  We specifically caution investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

We believe that compensation of our named executive officers should be directly and materially linked to operating performance.  The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive within the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

●	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
●	recruit, motivate and retain executive talent; and
●	align executive performance with stockholder interests.

We seek to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the Company and individual performance
Bonus	Cash
Through annual incentive bonuses, discretionary bonuses and additional bonus opportunities, recognize and provide an incentive for performance that achieves specific corporate and/or individual goals intended to correlate closely with the growth of long-term stockholder value

Long-Term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation
Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Other benefits and perquisites
Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, transportation and other services)

Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers.  More than 99% of the votes cast on the matter approved the compensation of our named executive officers as disclosed in our 2011 proxy statement.  Accordingly, we made no significant changes to the objectives or structure of our executive compensation program.

COMPENSATION OF OFFICERS EMPLOYED BY CC MEDIA

On March 31, 2011, Mark P. Mays retired as our Chief Executive Officer.  In connection with Mr. Mays’ retirement, on March 31, 2011 our Board (1) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until such time that a permanent replacement for Mr. Mays was hired and (2) appointed Thomas W. Casey (our Executive Vice President and Chief Financial Officer) and Robert H. Walls, Jr. (our Executive Vice President, General Counsel and Secretary) to serve in the newly-created office in addition to their existing offices, which they retained.  On January 24, 2012, C. William Eccleshare, previously our Chief Executive Officer—International, was promoted to be our Chief Executive Officer, overseeing both our Americas and International divisions, at which time our Office of the Chief Executive Officer ceased to exist.

The following of our named executive officers are employed and compensated by CC Media:

●
Thomas W. Casey, our Executive Vice President and Chief Financial Officer (Principal Financial Officer), who also served in our Office of the Chief Executive Officer from March 31, 2011 until January 24, 2012 (Principal Executive Officer);

●
Robert H. Walls, Jr., our Executive Vice President, General Counsel and Secretary, who also served in our Office of the Chief Executive Officer from March 31, 2011 until January 24, 2012 (Principal Executive Officer); and

●	Scott D. Hamilton, our Senior Vice President, Chief Accounting Officer and Assistant Secretary.

Accordingly, the 2012 compensation for Messrs. Casey, Walls and Hamilton was set by the Compensation Committee of the Board of Directors of CC Media.  Clear Channel Outdoor’s Compensation Committee had no involvement in recommending or approving their compensation, other than with respect to Clear Channel Outdoor equity awards provided to Messrs. Casey and Walls.

As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” a portion of the 2012 compensation for Messrs. Casey and Hamilton was allocated to us in recognition of their services provided to us pursuant to a Corporate Services Agreement between us and a subsidiary of CC Media.  Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly.  See footnote (i) to the Summary Compensation Table below for a description of the allocations.  Additionally, upon termination or a change in control, a portion of certain payments that would be due to Mr. Casey would be allocated to us, as reflected in the Potential Payments Upon Termination or Change in Control table set forth below.  These allocations were or would be made, as applicable, based on Clear Channel Outdoor’s OIBDAN (as defined below) as a percentage of Clear Channel’s OIBDAN for the prior year, each as reported in connection with year-end financial results.  For purposes of these allocations, OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in the Statement of Operations: income tax benefit (expense); other income (expense) - net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense) – net; depreciation & amortization; and impairment charges.

All references in this Compensation Discussion and Analysis to compensation policies and practices for our executive officers should be read to exclude the compensation policies and practices applicable to the named executive officers listed above and any other executive officers whose compensation was determined by CC Media, other than with respect to Clear Channel Outdoor equity awards provided to those individuals.  Accordingly, except as otherwise indicated below, references in this Compensation Discussion and Analysis to our named executive officers are intended to include:

●
C. William Eccleshare, who served as our Chief Executive Officer—International until his January 24, 2012 promotion to Chief Executive Officer, overseeing both our Americas and International divisions;

●	Jonathan D. Bevan, who served as our Chief Operating Officer—International until his February 1, 2012 promotion to Managing Director and Chief Operating Officer—International;
●	Franklin G. Sisson, Jr., who served as our Executive Vice President—Sales and Marketing until his promotion to Chief Revenue Officer—Americas on February 1, 2012; and
●	Ronald H. Cooper, who served as our Chief Executive Officer—Americas until his February 7, 2012 termination of service.

COMPENSATION PRACTICES

The Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of our named executive officers (other than Messrs. Casey, Walls and Hamilton) on an annual basis.  All compensation decisions are made within the scope of each named executive officer’s employment agreement.

In making decisions with respect to each element of executive compensation, the Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation.  Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

●	the terms of our named executive officers’ employment agreements;
●
the recommendations of the Chief Executive Officer (Mr. Eccleshare) and, prior to his February 7, 2012 termination of service, the former Chief Executive Officer—Americas (Mr. Cooper), other than recommendations for themselves;

●	the value of previous equity awards;
●	internal pay equity considerations; and
●	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

As described above, we believe that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders.  Having a variety of compensation elements enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our named executive officers are compensated in a way that advances the interests of all stockholders.  Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus.  The annual incentive bonus is based entirely on financial performance, individual performance or a combination of both.  In conjunction with the annual incentive bonus awards, the Compensation Committee also may provide annual discretionary bonuses or additional bonus opportunities to our named executive officers, which also would be based on financial performance, individual performance or a combination of both.  Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

Our practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors relevant to the named executive officers.

Base Salary

Administration.  Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities.  In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices.  All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement, if any.  In the case of our named executive officers who have employment agreements with us, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonuses or additional bonus opportunities), which is tied to financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis.  Mr. Eccleshare’s base salary increased from £486,577 (or $771,127 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012) to $1,000,000 in connection with his promotion on January 24, 2012.  Mr. Bevan’s base salary increased from £265,000 (or $419,972 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012) to £320,000 (or $507,136 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012) in connection with his promotion to the position of Managing Director and Chief Operating Officer—International on February 1, 2012.  Mr. Sisson did not receive an increase in his base salary for 2012.  Mr. Cooper’s service with us terminated on February 7, 2012.  For a more detailed description of the employment agreements of the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Administration.  Each of our named executive officers participates in our 2006 Annual Incentive Plan (the “Annual Incentive Plan”), other than Messrs. Casey, Walls and Hamilton, who participate in CC Media’s 2008 Annual Incentive Plan, and Mr. Cooper, whose service with us terminated on February 7, 2012.  The Annual Incentive Plan is administered by the Compensation Committee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives.  Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period.  No single participant may receive more than $15,000,000 in awards in any calendar year.  Awards granted under the Annual Incentive Plan generally are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code.

The performance goals for our named executive officers are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the Board, the Chief Financial Officer and other senior executive officers of Clear Channel Outdoor, within any parameters specified within each executive’s employment agreement.  The Chief Executive Officer makes recommendations as to the compensation levels and performance goals of our named executive officers (other than his own and those of Messrs. Casey, Walls and Hamilton, whose compensation is determined by CC Media, as described above) to the Compensation Committee for its review, consideration, and approval.  The Compensation Committee has complete discretion to accept, reject, or modify the recommendations of the Chief Executive Officer.

The 2012 annual incentive bonuses were based on the following performance goals (as further described below): (1) Mr. Eccleshare’s performance goals were based upon achievement of targeted OIBDAN levels for our International and Americas divisions and certain qualitative performance objectives, which contributed to divisional performance; (2) Mr. Bevan’s performance goals were based upon achievement of a targeted OIBDAN level for our International division and certain qualitative performance objectives, which contributed to divisional performance; and (3) Mr. Sisson’s performance goals were based upon achievement of a targeted OIBDAN level for our Americas division and certain qualitative performance objectives, which contributed to divisional performance.  For 2012, Messrs. Eccleshare and Sisson also were provided with additional bonus opportunities based on achievement of certain qualitative performance objectives directly relevant to their respective positions and responsibilities.

The annual incentive bonuses and payments made in 2013 under the additional bonus opportunities with respect to 2012 performance are reflected in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table.  The annual incentive bonus amounts are determined according to the level of achievement of the objective OIBDAN-based performance goals and the individual qualitative performance goals.  No award is earned under the objective performance goal below a minimum threshold of performance (90% of the applicable target OIBDAN for each individual) and a maximum amount is earned under the objective performance goal for performance at or above a maximum level (115% of the applicable target OIBDAN for each individual).  The Compensation Committee may, in its discretion, reduce the awards earned pursuant to either the objective or individual qualitative performance goals, as applicable.

The process used for the annual incentive bonuses and additional bonus opportunities for Messrs. Eccleshare, Bevan and Sisson involves four basic steps:

●	at the outset of the fiscal year:

●	set performance goals for the year for Clear Channel Outdoor and the operating divisions;
●	set individual performance goals for each participant; and
●	set a target and maximum annual incentive bonus and a maximum additional bonus opportunity for each applicable participant; and

●
after the end of the fiscal year, measure actual performance against the predetermined goals of Clear Channel Outdoor and the operating divisions and any individual performance goals to determine the earned amounts.

For 2012, Clear Channel Outdoor’s OIBDAN performance was negatively impacted by the macroeconomic environment.  As a result, Clear Channel Outdoor and its operating divisions did not meet their OIBDAN targets and the annual incentive bonus awards were paid below the target bonus levels.  Taking into account the revenues, OIBDAN, operating efficiencies and other operational and strategic results achieved in a difficult economic environment during 2012, the Compensation Committee awarded discretionary bonuses to Messrs. Eccleshare and Bevan for 2012.  The discretionary bonus awards for 2012 were paid in cash at the same time as the annual incentive bonus awards, and are included in the Bonus column of the Summary Compensation Table.  In addition, the Compensation Committee awarded additional bonus opportunities for Messrs. Eccleshare and Sisson.  A significant portion of the earned additional bonus for Mr. Eccleshare and the entire earned additional bonus for Mr. Sisson will be paid at a later date subject to continued employment, which the Compensation Committee believed would enhance the retention value of these awards.

Analysis.  In determining whether the 2012 financial performance goals were met, the Compensation Committee considered the financial results of Clear Channel Outdoor from January 1, 2012 to December 31, 2012.  For 2012, the performance-based goals applicable to our named executive officers are set forth below.

C. William Eccleshare

Pursuant to his employment agreement, Mr. Eccleshare’s target bonus for 2012 was set at $1,000,000, with 50% attributed to achieving OIBDAN in the International division of $430 million, 20% attributed to achieving OIBDAN in the Americas division of $491 million and 30% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2012 was set at $2,000,000.  For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN is OIBDAN for each of the International division and the Americas division before restructuring charges, which is defined as consolidated net income (loss) adjusted to include the results of non-consolidated joint ventures in the International division as if they were consolidated and further adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges; the impact of foreign currency and other items.  Mr. Eccleshare’s individual qualitative performance objectives for 2012 consisted of: (1) developing a plan to bring new advertising revenue to the Outdoor advertising sector; (2) maintaining the leadership and strategic direction of the International division; (3) hiring a new leader for the Americas division; and (4) leveraging capabilities across Clear Channel Outdoor and raising the profile of the Outdoor advertising sector.  The 2012 International division OIBDAN was approximately $369 million, which was below the OIBDAN target, and the 2012 Americas division OIBDAN was approximately $478 million, which was slightly below the OIBDAN target.  Together with the level of achievement of his qualitative performance objectives described above, the achieved OIBDAN levels resulted in Mr. Eccleshare receiving an annual incentive bonus of $441,186.  In addition, based on the subjective review of Mr. Eccleshare’s performance by the Compensation Committee, Mr. Eccleshare received an additional $405,096 discretionary bonus, for an aggregate 2012 bonus of $846,282.

Pursuant to an additional bonus opportunity approved for Mr. Eccleshare by the Compensation Committee with respect to 2012 performance, Mr. Eccleshare also earned an additional $297,000 supplemental bonus based on achieving the following additional performance objectives established by the Compensation Committee for Mr. Eccleshare with respect to the Outdoor business: (1) developing and communicating a global vision for Clear Channel Outdoor; (2) sharing best practices across Clear Channel Outdoor; and (3) gaining market share as compared to others in the industry.  Of the $297,000 supplemental bonus earned with respect to 2012 performance, $99,000 was paid at the end of February 2013, and the remaining $198,000 will be paid at the same time as the annual incentive bonus payments in 2014 and 2015 if Mr. Eccleshare remains employed on the payment dates.

Jonathan D. Bevan

Mr. Bevan’s target bonus for 2012 was set at 100% of his base salary for 2012, or £320,000 (or $507,136 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012), with 70% attributed to achieving OIBDAN in the International division of $430 million and 30% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2012 was set at £640,000 (or $1,014,272 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012).  For purposes of calculating Mr. Bevan’s bonus, OIBDAN is calculated in the manner described above for Mr. Eccleshare, except only for the International division.  Mr. Bevan’s individual qualitative performance objectives for 2012 consisted of: (1) achieving an improvement in employee engagement for the International division as measured by the employee engagement survey; (2) enhancing sales strategies for various international locations; (3) continuing to provide leadership through his new role in the International division; and (4) developing a plan to bring new advertising revenue to the Outdoor advertising sector. The 2012 International division OIBDAN was approximately $369 million, which was below the OIBDAN minimum.  Mr. Bevan did not receive an annual incentive bonus for 2012; however, based on the subjective review of Mr. Bevan’s performance by the Compensation Committee, Mr. Bevan received a discretionary bonus of $300,000.

Franklin G. Sisson, Jr.

Mr. Sisson’s target bonus for 2012 was set at $540,000 for 2012, with 70% attributed to achieving OIBDAN in the Americas division of $491 million and 30% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2012 was set at $1,080,000.  For purposes of calculating Mr. Sisson’s bonus, OIBDAN is calculated in the manner described above for Mr. Eccleshare, except only for the Americas division.  Mr. Sisson’s individual qualitative performance objectives for 2012 consisted of: (1) achieving national sales growth; (2) achieving digital revenue growth; and (3) developing a plan to bring new advertising revenue to the Outdoor advertising sector.  The 2012 Americas division OIBDAN was approximately $478 million, which was slightly below the OIBDAN target.  Together with the level of achievement of his qualitative performance objectives described above, the achieved OIBDAN levels resulted in Mr. Sisson receiving an annual incentive bonus of $460,431.

Pursuant to an additional bonus opportunity approved for Mr. Sisson by the Compensation Committee with respect to 2012 performance, Mr. Sisson also earned an additional $450,000 supplemental bonus based on achieving the following additional performance objectives established by the Compensation Committee for Mr. Sisson with respect to the Americas Outdoor business: (1) developing and implementing a new marketing strategy with respect to certain display formats; (2) implementing specified initiatives to bring new advertising revenue to the Outdoor advertising sector and Clear Channel Outdoor; and (3) enhancing pricing and inventory management strategies.  The supplemental bonus will be paid 36 months after the performance goals were established if Mr. Sisson remains employed at the payment date.

Long-Term Incentive Compensation

Administration.  Our named executive officers participate in our 2012 Stock Incentive Plan or our previous 2005 Stock Incentive Plan (collectively, the 2005 Stock Incentive Plan and the 2012 Stock Incentive Plan are referred to as the “Stock Incentive Plan”), which allows for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards.  The Stock Incentive Plan is administered by our Compensation Committee.  See “Executive Compensation—Grants of Plan-Based Awards” for more detailed description of the Stock Incentive Plan.  As of December 31, 2012, there were 398 employees holding outstanding stock incentive awards under the Stock Incentive Plan.  In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above.  Long-term incentive compensation typically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals.  Equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options, Restricted Stock and Restricted Stock Units.  Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of our Class A common stock on the date of grant and with a 10-year term.  We typically define fair market value as the closing price on the date of grant.  Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards.  Vesting schedules are set by the Compensation Committee in their discretion and vary on a case by case basis.  All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee.  See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ equity awards upon termination or change in control.  All decisions to award the named executive officers stock options, restricted stock or restricted stock units are in the sole discretion of the Compensation Committee.

Analysis. The Compensation Committee granted 253,164 time-vesting restricted stock units to each of Messrs. Casey and Walls during 2012 in recognition of both their performance in the Office of the Chief Executive Officer and their ongoing contributions as Chief Financial Officer and General Counsel, respectively, of Clear Channel Outdoor.  In March 2012, Messrs. Eccleshare, Bevan and Sisson were awarded time-vesting stock options to purchase 90,000, 100,000 and 80,000 shares of our Class A common stock, respectively, concurrently with our annual stock option awards to other employees.  The amount of the annual stock option awards to Messrs. Eccleshare, Bevan and Sisson in March 2012 was based upon: (1) general performance; (2) internal pay equity relative to other key employees; and (3) the value of equity awards granted in prior years.  Mr. Eccleshare also received an award of 506,329 time and performance vesting restricted stock units in July 2012 pursuant to the terms of his employment agreement.

As mentioned above, the Compensation Committee typically considers internal pay equity when determining the amount of long-term incentive compensation to grant to our named executive officers.  However, the Committee does so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives.  For further information about the 2012 long-term incentive awards, please refer to the “Grants of Plan-Based Awards” and the “Employment Agreements with the Named Executive Officers” sections appearing later under the “Executive Compensation” heading in this proxy statement.

Equity Award Grant Timing Practices

Regular Annual Equity Award Grant Dates.  The grant date for regular annual stock options and other equity awards, as applicable, for employees, including the named executive officers and for our independent directors, typically is in the first quarter.

Employee New Hires/Promotions Grant Dates.  Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the regularly scheduled meeting of the Compensation Committee immediately following the hire or promotion.  However, timing may vary as provided in a particular employee’s agreement or to accommodate the Compensation Committee.

Initial Equity Award Grant Dates for Newly-Elected Independent Directors.  Grants of stock options and other equity awards, as applicable, to newly-elected independent directors generally are made at the regularly scheduled meeting of the Board of Directors following their election.  If an independent director is appointed between regularly scheduled Board meetings, then grants of stock options and other equity awards, as applicable, generally are made at the first meeting in attendance after such appointment.

Timing of Equity Awards.  We do not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation.  In the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

We provide certain personal benefits to our named executive officers.  The primary personal benefits provided to one or more of the named executive officers include: (1) certain pension benefits (or payments in lieu thereof) in the United Kingdom; (2) personal club dues; (3) company matching 401(k) contributions; (4) relocation expenses; (5) housing, furnishings and related expenses and tax gross-ups; (6) private medical insurance in the United Kingdom; and (7) transportation and automobile allowances in the United Kingdom and the use of a car service in the United States.

Mr. Bevan participates in the Clear Channel Retirement Benefit Pension Scheme, which is a pension plan that we sponsor for certain employees in the United Kingdom.  The pension scheme provides pension income at retirement based on service and salary at retirement.  Participation is elective, and participants are required to contribute to the pension scheme if they participate.  The pension scheme is closed to new entrants.  See the discussion of the pension scheme with respect to Mr. Bevan under “Executive Compensation—Pension Benefits” set forth below in this proxy statement.  He also is eligible for private medical insurance, a transportation and automobile allowance and certain other personal benefits.

Mr. Eccleshare participates in a private pension scheme (not sponsored by Clear Channel Outdoor) and, pursuant to his employment agreement, is entitled to have the Company contribute a portion of his salary to the private pension scheme.  The pension scheme provides pension income at retirement based upon contributions made during the employee’s years of participation.  Mr. Eccleshare is required to make contributions to this scheme in order for the Company to make contributions (or provide cash benefits to him as salary in lieu of such contributions).  He also receives a car allowance and private medical insurance in the United Kingdom and we have agreed to make a car service available for his business use in the United States.   In addition, Mr. Eccleshare is reimbursed for the annual dues for memberships in certain clubs and we provide supplemental life insurance benefits to Mr. Eccleshare.

Since 2009, we have recruited and hired several new executive officers and have promoted and relocated executive officers, as well as other officers and key employees.  As part of this process, the Compensation Committee considered the benefits that would be appropriate to provide to facilitate and/or accelerate their relocation to our corporate locations.  After experience recruiting and hiring several new executive officers and other key personnel since 2009, in October 2010 the Compensation Committee adopted a new Company-wide tiered relocation policy reflecting these types of relocation benefits.  The Company-wide new relocation policy applies only in the case of a Company-requested relocation and provides different levels of benefits based on the employee’s level within the organization.  In connection with his promotion to serve as our Chief Executive Officer, Mr. Eccleshare relocated from our offices in London to our offices in New York.  Through the negotiation of his employment agreement, we agreed to provide Mr. Eccleshare with the additional benefits described under “Executive Compensation—Employment Agreements with the Named Executive Officers” below in consideration of his international relocation.  We also paid Mr. Eccleshare’s legal fees incurred in connection with the negotiation of his new employment agreement during 2012.

The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation.  In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits.  However, as these benefits and perquisites represent a relatively small portion of the named executive officers’ total compensation (or, in the case of benefits such as relocation benefits, are not intended to occur frequently for each named executive officer), it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation.  For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table.  For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control.  In addition, in connection with Mr. Cooper’s termination of service in 2012, he entered into a Severance Agreement and General Release with us in January 2012.  We believe that our severance arrangements facilitate an orderly transition in the event of changes in management.  For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Committee.  The Compensation Committee is primarily responsible for conducting reviews of our executive compensation policies and strategies, overseeing and evaluating our overall compensation structure and programs, setting executive compensation, setting performance goals and evaluating the performance of executive officers against those goals, and approving equity awards.  The responsibilities of the Compensation Committee are described above under “The Board of Directors—Committees of the Board.”

Role of Executive Officers.  For 2012, Mr. Cooper (other than for himself, with respect to the Americas division prior to his February 7, 2012 termination of service) and Mr. Eccleshare (other than for himself) each were involved in recommending the form and amount of executive compensation.  They jointly provided reviews and recommendations for the Compensation Committee’s consideration and assisted the Compensation Committee to manage our executive compensation programs, policies, and governance.  Their responsibilities included, but were not limited to:

●	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with Clear Channel Outdoor’s objectives;
●	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and
●	recommending pay levels, payout and awards for executive officers (other than, in the case of Mr. Eccleshare, recommendations for himself for 2012).

The Compensation Committee has the responsibility for administrating performance awards under the Annual Incentive Plan in accordance with Section 162(m) of the Code.  These duties included, among other things, setting the performance period, setting the performance goals, and certifying the achievement of the predetermined performance goals by each named executive officer.

Use of Compensation Consultants.  As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” our parent entity provides us with certain services, including human resources support.  During 2012, CC Media’s management retained Hay Group, Inc. (“Hay”) to assist management with its review of executive compensation matters as well as to provide other services to both CC Media and Clear Channel Outdoor.  The services provided to management by Hay included assisting with overall market analysis of executive compensation structures generally and providing volatility analysis and equity valuation support in connection with stock options issued by CC Media and Clear Channel Outdoor.  Hay used existing sources of data for its market analysis.

CC Media requested and received responses from Hay addressing its independence, including the following factors: (1) other services provided to CC Media and Clear Channel Outdoor by Hay; (2) fees paid by CC Media and Clear Channel Outdoor as a percentage of Hay’s total revenue; (3) policies or procedures maintained by Hay that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagements and a member of the Compensation Committee; (5) any CC Media or Clear Channel Outdoor stock owned by the individual consultants involved in the engagements; and (6) any business or personal relationships between our executive officers and Hay or the individual consultants involved in the engagements.  Pursuant to SEC regulations, the Compensation Committee discussed these considerations and concluded that Hay’s work does not raise any conflict of interest.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation Clear Channel Outdoor may deduct for federal income tax purposes in any one year with respect to certain senior executives of Clear Channel Outdoor, which we referred to herein as the “Covered Employees.”  However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to Clear Channel Outdoor and to the Covered Employees of various payments and benefits.  However, the deductibility of certain compensation payments depends upon the timing of a Covered Employee’s vesting or exercise of previously granted equity awards, as well as interpretations and changes in the tax laws and other factors beyond the control of the Compensation Committee.  For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible.

The Compensation Committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.  To this end, the Compensation Committee annually establishes performance criteria in an effort to ensure deductibility of annual incentive bonuses under the Annual Incentive Plan.  Base salary does not qualify as performance-based compensation under Section 162(m) of the Code.

Accounting for Stock-Based Compensation

Clear Channel Outdoor accounts for stock-based payments, including awards under the Incentive Plan, in accordance with the requirements of ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2012, 2011 and 2010 for the principal executive officers (“PEO”) and the principal financial officer (“PFO”) serving during 2012, each of the three next most highly compensated executive officers of Clear Channel Outdoor for services rendered in all capacities and one executive officer who left Clear Channel Outdoor during 2012 but would have been one of the three most highly compensated executive officers (collectively, the “named executive officers”).  As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” a portion of the compensation for (1) 2012, 2011 and 2010 for Thomas W. Casey, (2) March 31, 2011 through December 31, 2011 for Robert H. Walls, Jr. and (3) 2012 for Scott D. Hamilton was allocated to us in recognition of their services provided to us.  Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly.

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)		Non-Equity Incentive Plan Compensation(c) ($)		Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)		All Other Compensation(d) ($)		Total ($)
C. William	2012	1,057,296	(f)	405,096		1,860,760	374,094		540,186		—		1,191,919		5,429,351
Eccleshare – Chief	2011	798,260	(f)	—		—	1,256,729	(g)	920,134		—		126,970		3,102,093
Executive Officer(e)	2010	771,118	(f)	199,260		104,648	582,557	(g)	1,296,837		—		178,041		3,132,461

Thomas W. Casey –	2012	321,575	(i)	93,426	(i)	1,797,464	—		228,346	(i)	—		2,539	(i)	2,443,350
Executive Vice	2011	292,125	(i)	222,014	(i)	—	—		276,786	(i)	—		25,299	(i)	816,224
President and Chief Financial Officer (PFO) and Former Office of the Chief Executive Officer (PEO)(h)	2010	307,500	(i)	266,500	(i)	—	—		539,007	(i)	—		471,660	(i)	1,584,667

Robert H. Walls, Jr. –	2012	—		—		1,999,996	—		—		—		—		1,999,996
Executive Vice	2011	—		148,250	(i)	—	—		—		—		—		148,250
President, General Counsel and Secretary and Former Office of the Chief Executive Officer (PEO)(j)

Jonathan D. Bevan –	2012	517,918	(f)	300,000		—	415,660		—		203,549	(l)	156,232		1,593,359
Managing Director and	2011	442,941	(f)	—		—	546,061		485,614		286,523	(l)	127,407		1,888,546
Chief Operating Officer — International(k)	2010	389,478	(f)	98,623		—	348,961		523,573		234,124	(l)	109,236		1,703,995

Franklin G. Sisson, Jr.	2012	450,000		—		—	332,528		460,431		—		6,250		1,249,209
– Chief Revenue
Officer—Americas(m)

Scott D. Hamilton –	2012	132,015	(i)	11,884	(i)	—	—		55,299	(i)	—		2,539	(i)	201,737
Senior Vice President, Chief Accounting
Officer and Assistant Secretary(n)

Ronald H. Cooper –	2012	110,288		—		—	—		—		—		2,168,750		2,279,038
Former Chief Executive	2011	775,000		385,100		—	424,589		—		—		49,557		1,634,246
Officer — Americas(o)	2010	775,000		150,000		—	528,891		1,031,500		—		88,866		2,574,257
__________________
(a)	The amounts reflect:

●	For Mr. Eccleshare, cash payments for 2012, 2011 and 2010 as discretionary bonus awards from Clear Channel Outdoor;

●
For Mr. Casey, (1) the portion allocated to Clear Channel Outdoor of the cash payments from CC Media for 2012, 2011 and 2010 as discretionary bonus awards from CC Media; (2) for 2011, the allocated portion of a discretionary bonus award that Mr. Casey received from CC Media for his service in the Office of the Chief Executive Officer; and (3) for 2010, the allocated portion of a signing bonus that Mr. Casey received from CC Media upon joining CC Media;

●	For Mr. Walls, for 2011, the allocated portion of a discretionary bonus award that Mr. Walls received from CC Media for his service in the Office of the Chief Executive Officer;

●	For Mr. Bevan, cash payments for 2012 and 2010 as discretionary bonus awards from Clear Channel Outdoor;

●	For Mr. Hamilton, the portion allocated to Clear Channel Outdoor of the cash payment from CC Media for 2012 as a discretionary bonus award from CC Media; and

●
For Mr. Cooper, (1) for 2011, a bonus award of $385,100 from Clear Channel Outdoor with respect to 2011 performance as part of his severance payment; and (2) for 2010, a cash payment as a discretionary bonus award from Clear Channel Outdoor.

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)
The amounts shown in the Stock Awards column for Mr. Eccleshare in 2012 and 2010 and for Messrs. Casey and Walls in 2012 include the full grant date fair value of time-vesting restricted stock units awarded to them by Clear Channel Outdoor, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  For time-vesting restricted stock unit awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant.

On July 26, 2012, Mr. Eccleshare was awarded a restricted stock unit award with respect to (1) 126,582 shares of Clear Channel Outdoor’s Class A common stock that contain performance-based vesting conditions and (2) 379,747 shares of Clear Channel Outdoor’s Class A common stock that contain time-vesting provisions. The amount shown in the Stock Awards column for Mr. Eccleshare for 2012 includes $1,860,760 as the full grant date fair value of the time-vesting restricted stock units based on the closing price of our Class A common stock on the date of grant, as described above. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based restricted stock units that Mr. Eccleshare received, the grant date fair value of those performance-based restricted stock units would have been $620,252.  However, on the date of grant, the actual fair market value of those performance-based restricted stock units was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based restricted stock units in the Stock Awards column.

The amounts shown in the Option Awards column reflect the full grant date fair value of time-vesting stock options awarded to Messrs. Eccleshare, Bevan, Sisson and Cooper by Clear Channel Outdoor in 2012, 2011 and 2010, as applicable, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

The fair value of the time-vesting stock options awarded to Messrs. Eccleshare, Bevan and Sisson in 2012 was estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model.  The fair value and assumptions used for the stock options awarded to Messrs. Eccleshare, Bevan and Sisson in 2012 are shown below:

March 26, 2012 Grant
Fair value per share of options granted	$4.16
Fair value assumptions:
Expected volatility	54.01%
Expected life, in years	6.3
Risk-free interest rate	1.48%
Dividend yield	0.00%

For Mr. Eccleshare, the amount shown in the Option Awards column for 2011 also includes the incremental fair value of modifications made on August 11, 2011 to certain of his outstanding stock option awards originally granted on September 10, 2009 and September 10, 2010.   For a description of Mr. Eccleshare’s award modifications, see footnote (g) below.

For further discussion of the assumptions made in valuation, see also Note 10-Shareholders’ Equity beginning on page A-63 of Appendix A.

(c)	The amounts reflect:

●
For Mr. Eccleshare, (1) cash payments from Clear Channel Outdoor as annual incentive bonus awards for 2012, 2011 and 2010 under its 2006 Annual Incentive Plan pursuant to pre-established performance goals and (2) for 2012, a cash payment in 2013 of one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012, the remaining $198,000 of which will be paid in approximately equal installments in the following two years if Mr. Eccleshare remains employed at the payment dates;

●
For Messrs. Casey and Hamilton, the portion allocated to Clear Channel Outdoor of cash payments from CC Media as annual incentive bonus awards for 2012, 2011 and 2010, as applicable, under its 2008 Annual Incentive Plan pursuant to pre-established performance goals; and

●
For Messrs. Bevan, Sisson and Cooper, cash payments from Clear Channel Outdoor as annual incentive bonus awards for 2012, 2011 and 2010, as applicable, under its 2006 Annual Incentive Plan pursuant to pre-established performance goals.

With respect to 2012, (1) Mr. Casey also earned an additional $198,000 from CC Media (a portion of which would be allocated to Clear Channel Outdoor under the Corporate Services Agreement) and (2) Mr. Sisson also earned an additional $450,000 from Clear Channel Outdoor, which amounts are not reflected in the Non-Equity Incentive Plan Compensation column.  These amounts were earned pursuant to additional bonus opportunities based on pre-established performance goals with respect to 2012, and will be paid 36 months after the performance goals were established if they remain employed through the payment date.  For discussion of the 2012 pre-established performance goals and payments, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(d)	As described below, for 2012 the All Other Compensation column reflects:

●
amounts we contributed under company-sponsored or private retirement programs for the benefit of Messrs. Eccleshare and Bevan in the United Kingdom (or a cash payment in lieu thereof) or under the 401(k) plan as a matching contribution for the benefit of Messrs. Sisson and Cooper in the United States;

●	club membership dues for Mr. Eccleshare paid by us;
●	personal tax services paid by us;
●	tax gross-ups on tax services;
●	relocation expenses for Mr. Eccleshare;
●	the cost of travel to the United States for Mr. Eccleshare’s family;
●	legal, immigration and other fees in connection with employment and other related matters;
●	the cost of private medical insurance for the benefit of Messrs. Eccleshare and Bevan in the United Kingdom;
●
automobile allowances and transportation expenses for the benefit of Messrs. Eccleshare and Bevan in the United Kingdom and amounts reimbursed for chauffeured car service expenses incurred by Mr. Eccleshare in the United States;

●	housing, furnishings and related expenses for Mr. Eccleshare in the United States and other minor household benefits for Mr. Bevan in the United Kingdom;
●	tax gross-ups on housing, furnishings and related expenses for Mr. Eccleshare;
●	the cost of supplemental life insurance for Mr. Eccleshare; and
●	severance benefits for Mr. Cooper.

For 2012, the All Other Compensation column also reflects the allocation to us pursuant to the Corporate Services Agreement of amounts CC Media contributed under the 401(k) plan as a matching contribution for the benefit of Messrs. Casey and Hamilton.

Messrs. Eccleshare and Bevan are citizens of the United Kingdom.  The amounts reported for Messrs. Eccleshare and Bevan for 2012 that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012.

	Eccleshare	Casey	Walls	Bevan	Sisson	Hamilton	Cooper
Plan contributions (or payments in lieu thereof)	$155,887	$2,539	—	$105,473	$6,250	$2,539	$6,250
Club dues	1,823	—	—	—	—	—	—
Tax services	25,579	—	—	—	—	—	—
Tax services tax gross-up	28,474	—	—	—	—	—	—
Relocation expenses	286,009	—	—	—	—	—	—
Family travel expenses	63,040	—	—	—	—	—	—
Legal, immigration and other fees	55,921	—	—	—	—	—	—
Private medical insurance	3,252	—	—	2,136	—	—	—
Automobile allowance/ transportation	23,305	—	—	48,148	—	—	—
Car service	1,591	—	—	—	—	—	—
Housing, furnishings and related expenses	251,572	—	—	475	—	—	—
Housing, furnishings and related expenses tax gross-up	284,744	—	—	—	—	—	—
Supplemental life insurance	10,722	—	—	—	—	—	—
Severance payments	—	—	—	—	—	—	2,162,500
Total	$1,191,919	$2,539	—	$156,232	$6,250	$2,539	$2,168,750

Mr. Eccleshare is reimbursed for chauffeured car service use for commuting and other personal purposes.  In connection with his relocation to the United States, Mr. Eccleshare also is entitled to receive certain relocation, immigration, housing, tax and other services.  Of the amounts in the table above for Mr. Eccleshare, the amounts reflected for relocation expenses ($286,009) and legal, immigration and other fees ($55,921) are directly related to Mr. Eccleshare’s initial relocation from London to the United States and, accordingly, would not be expected to recur during the term of his employment.

For Mr. Cooper, the amount shown as severance is net of the $385,100 paid to him as bonus with respect to 2011 performance and reflected in the 2011 bonus column above.

The value of all benefits included in the All Other Compensation column is based on actual costs.  For a description of the items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

(e)
On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of Clear Channel Outdoor, overseeing both our Americas and International divisions.  Prior thereto, Mr. Eccleshare served as our Chief Executive Officer—International.  The summary compensation information presented above for Mr. Eccleshare reflects his service in those capacities during the relevant periods, as well as his service as a director of Clear Media Limited, as described in footnote (f) below.  Mr. Eccleshare is a citizen of the United Kingdom, and compensation amounts reported for him in the Summary Compensation Table that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rates of ₤1=$1.5848, ₤1=$1.60359 and ₤1=$1.54775 for the years ended December 31, 2012, 2011 and 2010, respectively.

(f)
The amounts in the Salary column for Messrs. Eccleshare and Bevan include their base salary for their service as an officer of ours, as well as amounts paid for their service as a director of our majority-owned subsidiary, Clear Media Limited.  Clear Media Limited is listed on the Hong Kong Stock Exchange.  The amounts paid for the periods during which they each served as a director of Clear Media Limited are set forth in the table below.  The amounts reflected in the table have been converted from Hong Kong dollars to U.S. dollars using the average exchange rates of HK$1=$0.1289, HK$1=$0.1285 and HK$1=$0.1287 for the years ended December 31, 2012, 2011 and 2010, respectively.

	2012	2011	2010
C. William Eccleshare	$18,046	$17,990	$18,018
Jonathan D. Bevan	18,046	17,990	18,018

(g)
The amounts in the Option Awards column for Mr. Eccleshare reflect the full grant date fair market value of time-vesting stock options awarded by Clear Channel Outdoor, as described in footnote (b) above.

On September 10, 2010, Mr. Eccleshare also received stock options to purchase 42,389 shares of Clear Channel Outdoor’s Class A common stock that contained performance-based vesting conditions.  Assuming that all of the performance-based vesting conditions would be achieved, the grant date fair value of the performance-based stock options would have been $246,916.  However, on the grant date, the actual fair value of these options was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for these performance-based options in the Option Awards column for 2010.

On August 11, 2011, the Compensation Committee amended and restated certain of Mr. Eccleshare’s outstanding stock options.  As part of the amendment and restatement, the performance-based vesting conditions applicable to Mr. Eccleshare’s outstanding stock options originally awarded on September 10, 2009 and September 10, 2010 were replaced with time-vesting conditions.  Accordingly, as described in footnote (b) above, the amount in the Option Awards column for 2011 also includes the incremental fair value of the August 11, 2011 modifications made to his September 10, 2009 and September 10, 2010 stock option awards.

(h)
Mr. Casey became our Executive Vice President and Chief Financial Officer on January 4, 2010.  The summary compensation information presented above for Mr. Casey reflects his service in that capacity since January 4, 2010.  Mr. Casey also served as a member of our Office of the Chief Executive Officer from March 31, 2011, when Mr. Mays ceased serving as our Chief Executive Officer, until January 24, 2012, when Mr. Eccleshare was appointed as our Chief Executive Officer.  The information presented in the Bonus column above for 2011 also includes $148,250 of his discretionary bonus allocated to us for his service as a member of our Office of the Chief Executive Officer, as described in footnote (i) below.

(i)
As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” a subsidiary of CC Media provides, among other things, certain executive officer services to us.  Pursuant to the Corporate Services Agreement, based on our OBIDAN as a percentage of Clear Channel’s total OIBDAN, we were allocated 40.62% of certain amounts for 2012, 38.95% of certain amounts for 2011 and 41% of certain amounts for 2010.

The Summary Compensation Table above reflects these allocated amounts, as described below:

●
The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect the portion of the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation amounts allocated to us pursuant to the Corporate Services Agreement for Mr. Casey for 2012, 2011 and 2010, for Mr. Walls for 2011 and for Mr. Hamilton for 2012.

●
The Bonus column presented above for Mr. Casey for 2011 includes $73,764 of his discretionary bonus allocated to us for his service as Chief Financial Officer during 2011 and $148,250 of his discretionary bonus allocated to us for his service as a member of our Office of the Chief Executive Officer.

●
The Bonus column presented above for Mr. Walls for 2011 reflects $148,250 of his discretionary bonus allocated to us for his service as a member of our Office of the Chief Executive Officer.  Amounts were only allocated to us with respect to Mr. Walls for 2011 because his service in our Office of the Chief Executive Officer primarily occurred during 2011.

The tables below reflect 100% of the applicable Salary, Bonus and Non-Equity Incentive Plan Compensation amounts and 100% of those allocated elements of the All Other Compensation amounts, the allocated percentage of which is included in the Summary Compensation Table above.  For Messrs. Casey and Walls, who also are named executive officers for CC Media, these 100% amounts for the allocated items are disclosed by CC Media in the Summary Compensation Table in CC Media’s proxy statement.

	100% of Allocated Salary Amounts
	2012	2011	2010
Thomas W. Casey	$791,667	$750,000	$750,000
Scott D. Hamilton	325,000	—	—

	100% of Allocated Bonus and Non-Equity Incentive Plan Compensation
	2012	2011	2010
Thomas W. Casey	$792,152	$1,150,000	$1,964,650
Robert H. Walls, Jr.	—	250,000	—
Scott D. Hamilton	165,395	—	—

	100% of Allocated All Other Compensation Amounts
	2012	2011	2010
Thomas W. Casey	$6,250	$64,953	$1,150,391
Scott D. Hamilton	6,250	—	—

(j)
Mr. Walls served as a member of our Office of the Chief Executive Officer from March 31, 2011, when Mr. Mays ceased serving as our Chief Executive Officer, until January 24, 2012, when Mr. Eccleshare was appointed as our Chief Executive Officer.  The information presented in the Bonus column above for 2011 reflects $148,250 of his discretionary bonus allocated to us for his service as a member of our Office of the Chief Executive Officer, as described in footnote (i) above.  Mr. Walls was not a named executive officer of ours in 2010.

(k)
Mr. Bevan has served as our Managing Director and Chief Operating Officer—International since February 1, 2012 and, prior thereto, he served as our Chief Operating Officer—International.  The summary compensation information presented above for Mr. Bevan reflects his service in those capacities for those periods, as well as his service as a director of Clear Media Limited, as described in footnote (f) above.  Mr. Bevan is a citizen of the United Kingdom, and compensation amounts reported for him in the Summary Compensation Table that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rates of ₤1=$1,5848, ₤1=$1.60359 and ₤1=$1.54775 for the years ended December 31, 2012, 2011 and 2010, respectively.

(l)	Amounts reflect the increase in Mr. Bevan’s actuarial present value of accumulated pension benefits during 2012, 2011 and 2010 under the Clear Channel Retirement Benefit Scheme in the United Kingdom.

(m)
Mr. Sisson was appointed Chief Revenue Officer—Americas on February 1, 2012. Prior thereto, he served as our Executive Vice President — Sales and Marketing.  The summary compensation information presented above for Mr. Sisson reflects his service in those capacities during 2012.  Mr. Sisson was not a named executive officer of ours in 2011 or 2010.

(n)
Mr. Hamilton was appointed Senior Vice President, Chief Accounting Officer and Assistant Secretary on April 26, 2010 but was not a named executive officer of ours in 2011 or 2010.  The summary compensation information presented above for Mr. Hamilton reflects his service in that capacity during 2012.

(o)	The summary compensation information presented above for Mr. Cooper reflects his service as our Chief Executive Officer—Americas. Mr. Cooper’s service with us terminated on February 7, 2012.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Messrs. Eccleshare and Bevan have employment agreements with us or a subsidiary of ours and Messrs. Casey and Walls have employment agreements with Clear Channel or a subsidiary of Clear Channel.  Certain elements of their compensation are determined based on their respective employment agreements.  The descriptions of the employment agreements set forth herein do not purport to be complete and are qualified in their entirety by the employment agreements.  Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under the heading “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.  Messrs. Sisson and Hamilton do not have employment agreements.  Mr. Cooper's service with us terminated on February 7, 2012.  For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” Clear Channel, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of Clear Channel, and a portion of their compensation is allocated to us in recognition of their services provided to us.  Accordingly, a portion of the compensation for (1) 2012, 2011 and 2010 for Thomas W. Casey, (2) March 31, 2011 through December 31, 2011 for Robert H. Walls, Jr. and (3) 2012 for Scott D. Hamilton was allocated to us in recognition of their services provided to us under the Corporate Services Agreement.  The provisions of the employment agreements for Messrs. Casey and Walls are described below to the extent that amounts payable thereunder would be or have been allocated to us under the Corporate Services Agreement.

C. William Eccleshare

August 31, 2009 Contract of Employment.  On August 31, 2009, our subsidiary, Clear Channel Outdoor Ltd. (“CCI”), entered into an employment agreement with C. William Eccleshare, pursuant to which he served as Chief Executive Officer of our International Outdoor division.  The agreement had no specified term, but generally could be terminated by CCI without cause upon 12 months prior written notice or by Mr. Eccleshare without cause upon six months prior written notice.

The agreement set Mr. Eccleshare’s initial base salary at £402,685 (or $638,175 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012), subject to additional annual raises at the sole discretion of CCI.  As described below, in connection with his promotion to Chief Executive Officer of Clear Channel Outdoor, Mr. Eccleshare’s annual base salary was increased to $1,000,000.  Mr. Eccleshare also received a car allowance, was eligible to receive a performance bonus as decided at the sole discretion of the then-Chief Executive Officer and Compensation Committee of Clear Channel Outdoor, and was entitled to certain other employee benefits.

In addition, pursuant to his employment agreement, Mr. Eccleshare was entitled to have CCI contribute a portion of his annual base salary to a personal pension plan (not sponsored by CCI) registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom.  Mr. Eccleshare’s employment agreement also contained non-compete and non-solicitation provisions, each with a nine-month term, and a confidentiality provision with a perpetual term.

New Employment Agreement.  On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of Clear Channel Outdoor, overseeing both our Americas and International divisions.  In connection with his promotion, Clear Channel Outdoor and Mr. Eccleshare entered into a new employment agreement.  Mr. Eccleshare’s new employment agreement has an initial term beginning on January 24, 2012 and continuing until December 31, 2014, with automatic 12-month extensions thereafter, beginning on January 1, 2015, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the employment agreement.  The employment agreement replaces Mr. Eccleshare’s Contract of Employment dated August 31, 2009.

As our Chief Executive Officer, Mr. Eccleshare relocated from our offices in London to our offices in New York City.  In his new position, Mr. Eccleshare receives an annual base salary of $1,000,000.  His salary will be reviewed at least annually for possible increase by our Board.  During the term of the employment agreement, Mr. Eccleshare will be eligible to receive an annual performance bonus with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of the performance goals specified in his employment agreement for 2012 and the performance goals to be set by the Compensation Committee of our Board of Directors for years after 2012.  In addition to the annual bonus, Mr. Eccleshare will be eligible to receive an additional annual bonus of up to $300,000 (the “Additional Bonus Opportunity”), based on the achievement of one or more annual performance goals determined by our Board of Directors or a subcommittee thereof.  Any bonus earned under the Additional Bonus Opportunity will be paid by us in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period and will be contingent in each case upon his continued employment through the applicable payment date.  For 2012, Mr. Eccleshare received an annual bonus of $846,282, including a discretionary bonus of $405,096.  Mr. Eccleshare also earned an additional bonus of $297,000, to be paid in three equal annual installments, pursuant to the Additional Bonus Opportunity described above.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

We continue to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous Contract of Employment.  We also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable.  If Mr. Eccleshare’s actual U.S. and U.K. income tax and Social Security/National Insurance in a given year exceeds the tax obligations that he would have incurred on the same income (excluding all taxable income not paid by us or a subsidiary or affiliate) had he remained subject only to U.K. income tax and National Insurance over the same period, we will reimburse this excess tax on a fully-grossed up basis for applicable taxes.  We also agreed to make a car service available for Mr. Eccleshare’s business use and paid all fees associated with the immigration applications for Mr. Eccleshare and his spouse.  After his relocation, Mr. Eccleshare is eligible to receive health, medical, welfare and life insurance benefits on a basis no less favorable than provided to our similarly-situated senior executives; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary.  He also is entitled to vacation, pursuant to company policy.

In connection with Mr. Eccleshare’s relocation to New York City, we reimbursed Mr. Eccleshare for all reasonable expenses associated with his relocation to New York City pursuant to our relocation policy.  In addition, we agreed to: (1) pay Mr. Eccleshare an additional $200,000 (less applicable taxes) for relocation-related expenses not otherwise covered by our relocation policy; (2) provide a reasonable number of flights during the first 12 months after Mr. Eccleshare’s permanent relocation for his family to visit New York City; and (3) reimburse Mr. Eccleshare up to $20,000 per month, fully grossed-up for applicable taxes, for housing in New York City during any portion of his employment period in which he is based in New York City.

During Mr. Eccleshare’s employment with us and for 18 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with our other senior executives.  Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions.

During the term of the employment agreement, Mr. Eccleshare may continue to perform non-executive services with Hays plc.  Upon his service with Hays plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with us or our affiliates, subject to our prior written consent that will not be unreasonably withheld.

As provided in the employment agreement, Mr. Eccleshare was awarded 506,329 restricted stock units with respect to our Class A common stock on July 26, 2012 in connection with his promotion.

Thomas W. Casey

On December 15, 2009, Thomas W. Casey entered into an employment agreement with Clear Channel.  Pursuant to his agreement, Mr. Casey will serve as Chief Financial Officer until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Casey receives compensation from Clear Channel consisting of a base salary, incentive awards and other benefits and perquisites.  Mr. Casey’s annual base salary initially was set at $750,000, with eligibility for additional annual raises commensurate with company policy.  Mr. Casey’s current annual base salary from Clear Channel is $800,000.  During 2010, Mr. Casey received a $500,000 signing bonus from Clear Channel, half of which he would have been required to reimburse if he terminated his employment within the first twelve months of his employment or Clear Channel terminated his employment for cause during that period.  No later than March 15 of each calendar year, Mr. Casey is eligible to receive a performance bonus.  For 2010 and each year thereafter (subject to annual increases as may be approved by Clear Channel), Mr. Casey’s target bonus will be $1,000,000, with bonus criteria being 70% company financial performance-based and 30% MBO-based.  For 2012, Mr. Casey received an annual bonus from Clear Channel of $792,152, including a discretionary bonus of $230,000.  Mr. Casey also earned an additional bonus from Clear Channel of $198,000 pursuant to an additional bonus opportunity with respect to 2012 performance, which amount will be paid 36 months after the performance goals were established if he remains employed on the payment date.  He is entitled to participate in all employee welfare benefit plans in which other similarly situated employees may participate.

Mr. Casey also was entitled to receive certain relocation benefits from Clear Channel in connection with his relocation to San Antonio, Texas for a period of 24 months after entering into his employment agreement.  During 2010, Mr. Casey’s relocation benefits from Clear Channel included a $15,000 relocation allowance, $21,678 to reimburse him for duplicate housing expenses, $82,901 for travel, temporary living and miscellaneous relocation expenses and $19,372 for closing costs related to the purchase of his new home.  Clear Channel also engaged a third party relocation company, which purchased Mr. Casey’s home in Washington, with the purchase price based on appraisals obtained by the relocation company.  In addition, Clear Channel paid Mr. Casey $270,000 to compensate him for losses to him on the sale of his Washington home (after the first 10% of any such losses) and $163,812 to compensate him for taxes resulting from these relocation benefits.  Clear Channel bore the costs associated with the relocation company’s purchase and subsequent resale of Mr. Casey’s Washington home, as well as the costs of maintaining the home during the resale process and the loss to the relocation company on the resale of Mr. Casey’s Washington home, paying the relocation company an aggregate amount of $577,628 for these items.  During 2011, Mr. Casey completed his relocation and received relocation benefits from Clear Channel of $37,385 with respect to the transfer tax on the deed to his home, plus $21,443 to compensate him for the taxes on those relocation benefits.

Robert H. Walls, Jr.

Effective January 1, 2010, Robert H. Walls, Jr. entered into an employment agreement with Clear Channel Management Services, Inc. (“CCMS”), an indirect subsidiary of CC Media.  Pursuant to his agreement, Mr. Walls will serve as Executive Vice President, General Counsel and Secretary until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Walls receives compensation from CCMS consisting of a base salary, incentive awards and other benefits and perquisites.  For 2011, $148,250 of his discretionary bonus was allocated to us for his service as a member of the Office of the Chief Executive Officer.  Other than that specific allocation for 2011, Mr. Walls’ compensation from CCMS is not allocated to us.

Jonathan D. Bevan

On October 30, 2009, CCI entered into a new employment agreement with Jonathan D. Bevan, pursuant to which he serves as Chief Operating Officer of our International division.  Mr. Bevan was promoted to Managing Director and Chief Operating Officer—International on February 1, 2012.  The agreement has no specified term, but generally can be terminated by CCI without cause upon 12 months prior written notice or by Mr. Bevan without cause upon six months prior written notice.

The agreement set Mr. Bevan’s initial base salary at £240,000 (or $380,352 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012), subject to additional annual raises at the sole discretion of CCI.  In connection with his February 2012 promotion, Mr. Bevan’s salary increased to £320,000 (or $507,136 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012).  Mr. Bevan also receives a car allowance, is eligible to receive a performance bonus as decided at the sole discretion of the Chief Executive Officer and Compensation Committee, and is entitled to certain other employee benefits.  For 2012, Mr. Bevan received a discretionary bonus of $300,000.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Bevan’s employment agreement also contains non-compete and non-solicitation provisions, each with a nine-month term, and a confidentiality provision with a perpetual term.

Ronald H. Cooper

Effective as of December 10, 2009, Clear Channel Outdoor entered into an employment agreement with Ronald H. Cooper, pursuant to which Mr. Cooper served as Chief Executive Officer of our Americas division until February 7, 2012.  In January 2012, Mr. Cooper entered into a Severance and General Release agreement with Clear Channel Outdoor, which is described under “—Potential Post-Employment Payments.”

Under his employment agreement, Mr. Cooper received compensation consisting of a base salary, incentive awards and other benefits and perquisites.  The agreement set Mr. Cooper’s initial base salary at $775,000, subject to annual raises in accordance with company policy.  Mr. Cooper also was eligible to receive a performance bonus based on a target bonus of no less than $1,000,000, with the bonus criteria being 70% company financial performance-based and 30% MBO-based and no less favorable versus the bonus plan of any similarly situated executive domestic employee of Clear Channel Outdoor and its domestic affiliates.  For 2011, Mr. Cooper received a bonus of $385,100 as part of his severance payment.  Mr. Cooper did not receive a bonus for 2012.

Mr. Cooper also was entitled to certain relocation benefits under his employment agreement in connection with his relocation to Phoenix, Arizona.  Clear Channel Outdoor agreed to reimburse all reasonable expenses associated with his commute from the Denver area to Phoenix and housing expenses in Phoenix during the term of his employment (until no later than August 2012, if he had remained employed through that date).  Upon his relocation, Clear Channel Outdoor also agreed to pay relocation costs associated with the move in accordance with applicable company policies.

Pursuant to the employment agreement: (1) on December 10, 2009, Mr. Cooper was granted 150,000 restricted shares of Clear Channel Outdoor’s Class A common stock and stock options to purchase 300,000 shares of Clear Channel Outdoor’s Class A common stock; (2) on December 10, 2010, he received stock options to purchase 66,667 shares of the Class A common stock; and (3) on December 10, 2011, he received stock options to purchase an additional 66,667 shares of Class A common stock.  Mr. Cooper forfeited his remaining unvested Clear Channel Outdoor restricted stock upon his February 7, 2012 termination and forfeited his remaining unexercised Clear Channel Outdoor stock options 90 days after his February 7, 2012 termination.  Mr. Cooper also previously was granted options to purchase 165,000 shares of CC Media’s Class A common stock, which he forfeited upon his February 7, 2012 termination.

Mr. Cooper’s employment agreement also contained non-compete and non-solicitation provisions, each with an 18-month term, and a confidentiality provision with a perpetual term.  Mr. Cooper is entitled to defense and indemnification for acts committed during his employment.

GRANTS OF PLAN-BASED AWARDS

Stock Incentive Plans

Clear Channel Outdoor grants equity incentive awards to named executive officers and other eligible participants under the 2012 Stock Incentive Plan and, prior to obtaining stockholder approval of the 2012 Stock Incentive Plan on May 18, 2012, the 2005 Stock Incentive Plan (collectively, the “Stock Incentive Plan”).  The Stock Incentive Plan is intended to facilitate the ability of Clear Channel Outdoor to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to Clear Channel Outdoor or its subsidiaries.

The Stock Incentive Plan is administered by the Compensation Committee, except that the entire Board has sole authority for granting and administering awards to non-employee directors.  The Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award, including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule.  These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the Stock Incentive Plan.  The Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the Stock Incentive Plan.  For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plan

As discussed above, named executive officers also are eligible to receive awards under the Amended and Restated 2006 Annual Incentive Plan (the “Annual Incentive Plan”).  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the Annual Incentive Plan and the grant of awards to the named executive officers thereunder.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2012.  As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” our parent entities provide us with, among other things, certain executive officer services.  A portion (40.62%) of the annual incentive awards provided by our parent entities to Messrs. Casey and Hamilton with respect to 2012 was allocated to us in recognition of their services provided to us.  Those allocated amounts are reflected in the Grants of Plan-Based Awards During 2012 table below and 100% of the annual incentive awards to the named executive officers of CC Media are reflected by CC Media in the comparable table in its proxy statement.  Mr. Cooper’s service with Clear Channel Outdoor terminated on February 7, 2012 and, as a result, he was not granted any plan-based awards during the year ended December 31, 2012.

Grants of Plan-Based Awards During 2012

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(a) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. William Eccleshare	N/A(b)	—	1,000,000	2,000,000	—	—	—	—	—	—	—
	N/A(b)	—	—	300,000	—	—	—	—	—	—	—
	03/26/12(c)	—	—	—	—	—	—	—	90,000	7.90	374,094
	07/26/12(c)	—	—	—	—	126,582	—	379,747	—	—	1,860,760

Thomas W. Casey	N/A(b)	—	406,200	812,400	—	—	—	—	—	—	—
	N/A(b)	—	—	81,240	—	—	—	—	—	—	—
	05/10/12(d)	—	—	—	—	—	—	253,164	—	—	1,797,464

Robert H. Walls, Jr.	N/A(b)	—	—	—	—	—	—	—	—	—	—
	03/26/12(e)	—	—	—	—	—	—	253,164	—	—	1,999,996

Jonathan D. Bevan	N/A(b)	—	507,136	1,014,272	—	—	—	—	—	—	—
	03/26/12(c)	—	—	—	—	—	—	—	100,000	7.90	415,660

Franklin G. Sisson, Jr.	N/A(b)	—	540,000	1,080,000	—	—	—	—	—	—	—
	N/A(b)	—	—	450,000	—	—	—	—	—	—	—
	03/26/12(c)	—	—	—	—	—	—	—	80,000	7.90	332,528

Scott D. Hamilton	N/A(b)	—	80,428	160,856	—	—	—	—	—	—	—

Ronald H. Cooper	N/A(b)	—	—	—	—	—	—	—	—	—	—

(a)
Reflects the full grant date fair value of time-vesting stock and option awards computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 10-Shareholders’ Equity beginning on page A-63 of Appendix A.

(b)
Messrs. Casey, Walls and Hamilton received cash incentive awards from CC Media under the CC Media 2008 Annual Incentive Plan.  The amounts shown for Messrs. Casey and Hamilton reflect the allocated portion of their respective cash incentive awards under the 2008 Annual Incentive Plan based on the achievement of pre-established performance goals.  As described in footnote (i) to the Summary Compensation Table above, Mr. Walls’ cash incentive award from CC Media for 2012 was not allocated pursuant to the Corporate Services Agreement.  Messrs. Eccleshare, Bevan and Sisson received cash incentive awards from Clear Channel Outdoor under the Annual Incentive Plan.  In addition, Messrs. Eccleshare, Casey and Sisson were eligible to participate in an additional bonus opportunity with respect to Clear Channel Outdoor’s 2012 performance in the case of Messrs. Eccleshare and Sisson and with respect to CC Media’s 2012 performance in the case of Mr. Casey.  Mr. Eccleshare had the opportunity to earn up to $300,000 from Clear Channel Outdoor under this additional bonus opportunity and earned $297,000 based on 2012 performance, of which $99,000 was paid at the end of February 2013 and is included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, and the remaining $198,000 will be paid at the same time as the annual incentive bonus payments in 2014 and 2015 if Mr. Eccleshare remains employed at that time.  Mr. Casey had the opportunity to earn up to $200,000 from CC Media ($81,240 of which would be allocated to Clear Channel Outdoor pursuant to the Corporate Services Agreement) under this additional bonus opportunity and earned $198,000 based on 2012 performance, which will be paid by CC Media in 2015 if Mr. Casey remains employed at that time.  Mr. Sisson had the opportunity to earn up to $450,000 from Clear Channel Outdoor under this additional bonus opportunity and earned $450,000 based on 2012 performance, which will be paid in 2015 if Mr. Sisson remains employed at that time.  Mr. Cooper’s service with Clear Channel Outdoor terminated on February 7, 2012 and, accordingly, he was not eligible to receive a cash incentive award from Clear Channel Outdoor with respect to 2012.  Mr. Bevan’s cash incentive award reported in the table has been converted from British pounds to U.S. dollars using the average exchange rate of £1=$1.5848 for the year ended December 31, 2012.  For further discussion of the 2012 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)
On March 26, 2012, Messrs. Eccleshare, Bevan and Sisson were granted stock options to purchase shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan.  The options vest in 25% increments annually, beginning on the first anniversary of the grant date.

On July 26, 2012, Mr. Eccleshare was granted restricted stock units with respect to 506,329 shares of Clear Channel Outdoor’s Class A common stock under the Clear Channel Outdoor 2012 Stock Incentive Plan.  The restricted stock units vest as follows:  (1) 379,747 of the units are time-vesting, with 189,873 vesting on January 24, 2015 and 189,874 vesting on January 24, 2016; and (2) 126,582 of the units will vest upon Clear Channel Outdoor achieving an OIBDAN equal to or greater than the OIBDAN target indicated below for the years set forth below:

Performance Vesting Schedule
Year	OIBDAN target
2013	907
2014	1,009
2015	1,085
2016	1,166

For further discussion of the equity awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(d)
On May 10, 2012, Mr. Casey was granted restricted stock units with respect to 253,164 shares of Clear Channel Outdoor’s Class A common stock under Clear Channel Outdoor’s 2005 Stock Incentive Plan.  The restricted stock units vest 50% on each of March 26, 2015 and March 26, 2016.  For further discussion of Mr. Casey’s restricted stock unit award, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(e)
On March 26, 2012, Mr. Walls was granted restricted stock units with respect to 253,164 shares of Clear Channel Outdoor’s Class A common stock under Clear Channel Outdoor’s 2005 Stock Incentive Plan.  The restricted stock units vest 50% on each of March 26, 2015 and March 26, 2016.  For further discussion of Mr. Walls’ restricted stock unit award, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2012.  In connection with the payment of a special cash dividend of $6.0832 on March 15, 2012 to Clear Channel Outdoor’s stockholders of record on March 12, 2012, Clear Channel Outdoor made the following anti-dilution adjustments to awards outstanding under Clear Channel Outdoor’s 2005 Stock Incentive Plan as of March 16, 2012 and March 26, 2012 (other than those awarded on March 26, 2012): (1) the exercise price of options with a per share exercise price of $7.75 or greater was adjusted downward by $6.09; (2) options with a per share exercise price of less than $7.75 were adjusted by (A) dividing the exercise price by the "Conversion Ratio" and (B) multiplying the number of shares of common stock subject to such award by the "Conversion Ratio" (where the "Conversion Ratio" was equal to 1.736, which was (x) the closing price of a share of Clear Channel Outdoor’s Class A common stock as of March 15, 2012 divided by (y) the opening price of a share of Clear Channel Outdoor’s Class A common stock on the ex dividend date, March 16, 2012); and (3) each award of restricted stock units was amended such that the number of restricted stock units subject to such award was increased to an amount equal to B+((AxB)/C), where A was equal to $6.09, B was equal to the number of restricted stock units underlying such award and C was equal to $8.27.  All other terms and conditions governing each such award remained unchanged.  The table below reflects the terms of each award outstanding at December 31, 2012 and, accordingly, reflects such adjustments.

Outstanding Equity Awards at December 31, 2012

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(a)
	(#) Exercisable		(#) Unexercisable
C. William Eccleshare	162,804	(b)	40,009	(b)	4.05	09/10/19	—		—	—		—
	31,047	(c)	31,047	(c)	3.48	02/24/20	—		—	—		—
	31,791	(d)	31,792	(d)	4.31	09/10/20	—		—	—		—
	10,240	(e)	5,120	(e)	7.66	12/13/20	—		—	—		—
	22,500	(f)	67,500	(f)	8.97	02/21/21	—		—	—		—
	—		90,000	(g)	7.90	03/26/22	—		—	—		—
	—		—		—	—	4,346	(h)	30,509	—		—
	—		—		—	—	379,747	(i)	2,665,824	126,582	(i)	888,606

Thomas W. Casey	—		—		—	—	253,164	(j)	1,777,211	—		—

Robert H. Walls, Jr.	—		—		—	—	253,164	(j)	1,777,211	—		—

Jonathan D. Bevan	12,500	(k)	—		13.76	02/13/13	—		—	—		—
	26,500	(l)	—		22.94	05/23/17	—		—	—		—
	55,000	(m)	—		14.55	05/16/18	—		—	—		—
	80,638	(n)	26,881	(n)	3.05	02/06/19	—		—	—		—
	31,725	(o)	31,726	(o)	3.48	02/24/20	—		—	—		—
	16,000	(p)	48,000	(p)	8.97	02/21/21	—		—	—		—
	—		100,000	(q)	7.90	03/26/22	—		—	—		—

Franklin G. Sisson, Jr.	35,133	(r)	—		11.80	01/12/15	—		—	—		—
	35,000	(s)	—		22.94	05/23/17	—		—	—		—
	81,107	(t)	—		14.55	05/16/18	—		—	—		—
	13,799	(u)	29,586	(u)	3.05	02/06/19	—		—	—		—
	50,000	(v)	50,000	(v)	3.48	02/24/20	—		—	—		—
	15,000	(w)	45,000	(w)	8.97	02/21/21	—		—	—		—
	—		80,000	(x)	7.90	03/26/22	—		—	—		—

Scott D. Hamilton	—		—		—	—	—		—	—		—

Ronald H. Cooper	—		—		—	—	—		—	—		—

(a)	This value is based upon the closing sale price of Clear Channel Outdoor’s Class A common stock on December 31, 2012 of $7.02.

(b)
Options to purchase 202,813 shares vest as follows: (1) options with respect to 48,062 shares vested on September 10, 2010; (2) options with respect to 74,736 shares vested on September 10, 2011; (3) options with respect to 40,006 shares vested on September 10, 2012; and (4) the remaining options vest on September 10, 2013.

(c)
Options to purchase 62,094 shares vest as follows:  (1) options with respect to 15,523 shares vested on February 24, 2011; (2) options with respect to 15,524 shares vested on February 24, 2012; and (3) the remaining options vest in two approximately equal annual installments, beginning on February 24, 2013.

(d)
Options to purchase 63,583 shares vest as follows:  (1) options with respect to 15,895 shares vested on September 10, 2011; (2) options with respect to 15,896 shares vested on September 10, 2012; and (3) the remaining options vest in two approximately equal annual installments, beginning on September 10, 2013.

(e)	Options to purchase 15,360 shares vest as follows: (1) 5,120 vested on each of September 10, 2011 and September 10, 2012; and (2) the remaining options vest on September 10, 2013.

(f)	Options to purchase 22,500 shares vested on February 21, 2012. The remaining options vest in three equal annual installments, beginning on February 21, 2013.

(g)	These options to purchase 90,000 shares vest in four equal annual installments, beginning on March 26, 2013.

(h)	This unvested restricted stock unit award representing 4,346 shares vests on September 10, 2013.

(i)
This unvested restricted stock unit award representing 506,329 shares vests as follows:  (1) 379,747 of the units are time-vesting, with 189,873 vesting on January 24, 2015 and 189,874 vesting on January 24, 2016; and (2) 126,582 of the units will vest upon Clear Channel Outdoor achieving an OIBDAN equal to or greater than the OIBDAN target indicated below for the years set forth below:

Performance Vesting Schedule
Year	OIBDAN target
2013	907
2014	1,009
2015	1,085
2016	1,166

(j)	This unvested restricted stock unit award representing 253,164 shares vests 50% on each of March 26, 2015 and March 26, 2016.

(k)	These options to purchase 12,500 shares vested 25% on each of February 13, 2009 and February 13, 2010 and the remaining 50% vested on February 13, 2011.

(l)	These options to purchase 26,500 shares vested in four equal annual installments, beginning on March 23, 2008.

(m)	These options to purchase 55,000 shares vested in four equal annual installments, beginning on May 16, 2009.

(n)	Options to purchase 80,638 shares vested in three equal annual installments, beginning on February 6, 2010. The remaining options vest on February 6, 2013.

(o)	Options to purchase 31,725 shares vested in two equal annual installments, beginning on February 24, 2011. The remaining options vest in two equal annual installments, beginning on February 24, 2013.

(p)	Options to purchase 16,000 shares vested on February 21, 2012. The remaining options vest in three equal annual installments, beginning on February 21, 2013.

(q)	These options to purchase 100,000 shares vest in four equal annual installments, beginning on March 26, 2013.

(r)	These options to purchase 35,133 shares vested 100% on January 12, 2010.

(s)	These options to purchase 35,000 shares vested in four equal annual installments, beginning on March 23, 2008.

(t)	These options to purchase 81,107 shares vested in four equal annual installments, beginning on May 16, 2009.

(u)	Options to purchase 13,799 shares vested in three equal annual installments, beginning on February 6, 2010. The remaining options vest on February 6, 2013.

(v)	Options to purchase 50,000 shares vested in two equal annual installments, beginning on February 24, 2011. The remaining options vest in two equal annual installments, beginning on February 24, 2013.

(w)	Options to purchase 15,000 shares vested on February 21, 2012. The remaining options vest in three equal annual installments, beginning on February 21, 2013.

(x)	These options to purchase 80,000 shares vest in four equal annual installments, beginning on March 26, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2012.

Option Exercises and Stock Vested During 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
C. William Eccleshare	—	—	4,344	23,371
Thomas W. Casey	—	—	—	—
Robert H. Walls, Jr.	—	—	—	—
Jonathan D. Bevan	—	—	—	—
Franklin G. Sisson, Jr.	74,955	616,130	—	—
Scott D. Hamilton	—	—	—	—
Ronald H. Cooper	150,000	456,000	—	—

(a)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.

(b)
Represents the value of the exercised options, calculated by multiplying (1) the number of shares to which the option exercise related by (2) the difference between the actual market price of our Class A common stock at the time of exercise and the option exercise price.

(c)	Represents the gross number of shares acquired on vesting of restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations.

(d)	Represents the value of the vested restricted stock units calculated by multiplying (1) the number of vested restricted stock units by (2) the closing price on the vesting date.

PENSION BENEFITS

The following table sets forth certain information concerning pension benefits for the named executive officers at December 31, 2012.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(a) ($)	Payments During Last Fiscal Year ($)
C. William Eccleshare	—	—	—	—
Thomas W. Casey	—	—	—	—
Robert H. Walls, Jr.	—	—	—	—
Jonathan D. Bevan(b)	Clear Channel Retirement Benefit Scheme	9	1,229,000	—
Franklin G. Sisson, Jr.	—	—	—	—
Scott D. Hamilton	—	—	—	—
Ronald H. Cooper	—	—	—	—

(a)
Amount reflects the actuarial present value of the accumulated benefit at December 31, 2012 based upon the following material assumptions: discount rate of 4.4% per annum; expected return on invested assets of 5.80% per annum; salary increases of 1.7% per annum; inflation of 1.7% per annum; post retirement pension increases of 3.0% per annum and post retirement mortality PA00 (Year of Birth) with medium cohort projections and a 1% minimum rate of improvement.

(b)
Mr. Bevan is a citizen and resident of the United Kingdom.  The present value of the accumulated benefit reported in this table for Mr. Bevan has been converted from British pounds to U.S. dollars using the exchange rate in effect at December 31, 2012 of £1 = $1.62496.

Clear Channel Outdoor operates a pension plan (with defined benefit and defined contribution sections) for eligible employees based in the United Kingdom called the Clear Channel Retirement Benefit Scheme (the “Scheme”).  As of December 31, 2012, there were approximately 140 current employees paying into the defined benefit section.  In order to be eligible to participate in the defined benefit section, an employee must have joined Clear Channel Outdoor prior to March 1, 2002 and elected to participate prior to turning age 35.  Mr. Bevan is the only named executive officer that is a participant of the Scheme and the Scheme is the only material defined benefit pension plan operated by Clear Channel Outdoor.

Mr. Bevan, age 41, joined the Scheme on December 1, 2003 and had accrued a total of 9 years and 1 month of pensionable service as of December 31, 2012.  As a member of the Scheme, Mr. Bevan currently contributes the lower of 12.8% of his “Pensionable Salary” and 19.2% of the notional earnings cap (described below) per month. “Pensionable Salary” is defined as base salary as of January 1 of each year, and does not include any bonuses, commissions or car allowance.  Clear Channel Outdoor contributed 30.1% of Mr. Bevan’s Pensionable Salary to the Scheme during 2012.  As reported in footnote (d) to the Summary Compensation Table, this amount equaled $105,473 in 2012.

Under the Scheme, Mr. Bevan’s normal retirement age is 60 and provides a pension on retirement of 1/45 of “Final Pensionable Salary” for each year and complete month of pensionable service to Clear Channel Outdoor.  “Final Pensionable Salary” is defined as the Pensionable Salary on January 1, 2011 indexed by the UK Consumer Price Index to the date of retirement.  However, as Mr. Bevan’s Pensionable Salary exceeds the current notional earnings cap of £137,400 per annum, his benefits under the Scheme are likely to be restricted.  Assuming he remained in service until age 60, the maximum pension would be based on two-thirds of the notional earnings cap.

Under the Scheme, Mr. Bevan could elect early retirement at any age after 55 (or earlier if in ill health), subject to Clear Channel Outdoor’s consent.  In this case, Mr. Bevan would receive a pension on retirement of 1/45th of his “Final Pensionable Salary,” less an early retirement reduction factor of 3% per annum simple for each year (and pro-rata for each month) for each of the first 5 years that his retirement date precedes his normal retirement date, and by 6% per annum simple (and pro-rata for each month) thereafter.  The actual level of pension would then be subject to a maximum of the amount calculated as actual service divided by potential service multiplied by two-thirds of the notional earnings cap.

If Mr. Bevan’s pensionable service is terminated prior to being eligible for early retirement, then the following options would be available:

●
To leave his accrued benefits within the Scheme until normal retirement date.  His pension would increase broadly in line with increases in the UK Consumer Prices Index (to a maximum of 5% per annum) during the period of deferment.

●
To leave his accrued benefits within the Scheme, and then to apply for early retirement once he has reached age 55, or earlier if in ill-health.  The Scheme trustees’ consent would be required, and his pension would be subject to an actuarial reduction for early payment.  The reduction factor would be calculated by the actuary at the time of request and may be subject to further restriction by the Scheme’s rules.

●	To transfer the value of his accrued benefits to an alternative pension arrangement.

Where any pension is put into payment (from normal or early retirement) then the following would generally apply:

●	Mr. Bevan would be given the option of exchanging part of his annual pension for a one-off tax free cash sum. The amount available will depend on the circumstances at the time.
●	If Mr. Bevan predeceased any spouse, then a spouse’s pension of two-thirds his own pension (ignoring any amount exchanged for a lump sum) would continue for the remainder of her lifetime.
●	Any pension in payment would normally attract increases broadly in line with increases in the UK Retail Prices Index subject to a minimum of 3% and a maximum of 5% per annum.

NONQUALIFIED DEFERRED COMPENSATION PLANS

Clear Channel historically has maintained a nonqualified deferred compensation plan pursuant to which participants could make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes.  Any matching credits on amounts would be made in Clear Channel’s sole discretion.  Participants in the plan could allocate their deferrals and any matching credits among different investment options, the performance of which would be used to determine the amounts to be paid to participants under the plan.

The committee that administers the nonqualified deferred compensation plan decided to suspend all salary and bonus deferral contributions and matching contributions for the 2010 plan year and all succeeding plan years until reinstated by such committee.  None of the named executive officers currently participates in the plan.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers (other than Ronald H. Cooper), using an assumed December 31, 2012 trigger event for each scenario.  In the case of Mr. Cooper, the narrative and table describe the actual payments and benefits provided in connection with his February 7, 2012 termination of service.

As described below under “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement,” Clear Channel, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of Clear Channel and a portion of their salary and other personnel costs are allocated to us in recognition of their services provided to us.  The provisions of their agreements are described below to the extent that amounts payable thereunder would be allocated to us under the Corporate Services Agreement upon termination, change in control or other post-employment scenario.

C. William Eccleshare

Termination by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason.  Mr. Eccleshare’s employment agreement provides for the following payments and benefits upon termination by Clear Channel Outdoor for “Cause” or by Mr. Eccleshare without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law, including, without limitation, conviction of fraud, theft, or embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Eccleshare of any of the provisions of his employment agreement; or (6) a material violation by Mr. Eccleshare of Clear Channel Outdoor’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (1), (2), (3), (5) or (6) unless Mr. Eccleshare has been given written notice specifying the act, omission, or circumstances alleged to constitute Cause and he fails to cure or remedy such act, omission, or circumstances within 15 business days after receipt of such notice.

The term “Good Reason” includes: (1) a change in Mr. Eccleshare’s reporting line; (2) a material change in his titles, duties or authorities (other than if, after a restructuring or reorganization of Clear Channel Outdoor or a sale or spinoff of all or a portion of Clear Channel Outdoor’s operations, Mr. Eccleshare continues as Chief Executive Officer of Clear Channel Outdoor or Clear Channel International (or either of their respective successors)); (3) a reduction in Mr. Eccleshare’s base salary or target bonus, other than an across-the-board reduction applicable to all senior executive officers of Clear Channel Outdoor; (4) a required relocation within the domestic United States of more than 50 miles of his primary place of employment; or (5) a material breach by Clear Channel Outdoor of the terms of the employment agreement. To terminate for Good Reason, Mr. Eccleshare must provide Clear Channel Outdoor with 30 days notice, after which Clear Channel Outdoor has 30 days to cure.

If Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare his earned but unpaid base salary (the “Accrued Base Salary”) and any unreimbursed business expenses and payments or benefits required under applicable benefit plans or equity plans (the “Accrued Obligations”).  In addition, if Mr. Eccleshare terminates his employment without Good Reason and he signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare any annual bonus and Additional Bonus Opportunity earned but unpaid with respect to the calendar year prior to the year of termination (the “Unpaid Prior Year Bonus”) and, if Clear Channel Outdoor terminates Mr. Eccleshare’s employment after receipt of Mr. Eccleshare’s notice of termination, Clear Channel Outdoor will pay any base salary for the remaining portion of the 90-day advance notice period.

If Mr. Eccleshare is terminated for Cause, his Clear Channel Outdoor stock options will be cancelled and any unvested Clear Channel Outdoor restricted stock units will be forfeited.  If Mr. Eccleshare terminates his employment without Good Reason, any unvested Clear Channel Outdoor stock options will be cancelled, he will have three months to exercise any vested Clear Channel Outdoor stock options and any unvested Clear Channel Outdoor restricted stock units will be forfeited.  If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination by Clear Channel Outdoor without Cause, by Mr. Eccleshare for Good Reason, Upon Non-Renewal of the Agreement by Clear Channel Outdoor or Upon Change in Control.   If Clear Channel Outdoor terminates Mr. Eccleshare’s employment without Cause (and not by reason of disability), if Clear Channel Outdoor does not renew the initial term or any subsequent renewal terms of the employment agreement or if Mr. Eccleshare terminates his employment for Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare any Accrued Base Salary and Accrued Obligations.  In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will: (1) pay to Mr. Eccleshare a severance payment in an amount equal to 120% of his then-applicable base salary and 100% of his then-applicable target annual bonus in respect of the year of termination (the “Severance Payment”), with such Severance Payment to be paid in equal monthly installments for a period of 12 months after such termination; (2) reimburse his family’s reasonable relocation expenses from New York City to London that are incurred within 12 months after his termination, including reimbursement of the New York apartment lease breakage fee (the “Relocation Fee”); (3) pay to Mr. Eccleshare any Unpaid Prior Year Bonus; (4) pay to Mr. Eccleshare a pro rata portion of his annual bonus for the year of termination, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year for which pro rata portion of the annual bonus Mr. Eccleshare shall be eligible only if a bonus would have been earned by the end of the calendar year (the “Pro-Rata Bonus”); and (5) provide for him and his dependents continued participation in Clear Channel Outdoor’s group health plan that covers Mr. Eccleshare at Clear Channel Outdoor’s expense for a period of three months as long as he timely elects continued coverage and continues to pay copayment premiums at the same level and cost as Mr. Eccleshare paid immediately prior to the termination (the “COBRA Coverage Benefit”).  If Mr. Eccleshare violates the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable), Mr. Eccleshare will forfeit any right to the pro rata portion of the Severance Payment for the number of months remaining in the 18-month non-compete period after termination.  In addition, no Relocation Fee or COBRA Coverage Benefit will be paid in the event of a violation of the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable) and Mr. Eccleshare will reimburse Clear Channel Outdoor for any Relocation Fee and/or COBRA Coverage Benefit already paid.

Furthermore, in the event that Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor without Cause or by Mr. Eccleshare for Good Reason, his unvested Clear Channel Outdoor restricted stock units awarded on July 26, 2012 will vest, his unvested Clear Channel Outdoor restricted stock units awarded on December 20, 2010 will be forfeited, his unvested Clear Channel Outdoor stock options will be cancelled and his vested Clear Channel Outdoor stock options will continue to be exercisable for three months.  Mr. Eccleshare’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Eccleshare will be entitled to the benefits described for a termination without Cause.  Mr. Eccleshare’s unvested Clear Channel Outdoor stock options and Clear Channel Outdoor restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability.  If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, Clear Channel Outdoor may terminate his employment.  If Mr. Eccleshare’s employment is terminated, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Accrued Base Salary, Accrued Obligations and the Relocation Fee for Mr. Eccleshare and his family.  In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Unpaid Prior Year Bonus, Pro-Rata Bonus and the COBRA Coverage Benefit.  If his employment is terminated due to disability, his unvested Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination due to Death.  If Mr. Eccleshare’s employment is terminated by his death, Clear Channel Outdoor will pay to his designee or estate: (1) the Accrued Base Salary; (2) the Unpaid Prior Year Bonus; (3) the Pro-Rata Bonus; (4) the Accrued Obligations; and (5) the Relocation Fee.  In addition, if Mr. Eccleshare’s employment is terminated due to his death, Clear Channel Outdoor will provide the COBRA Coverage Benefit.  If Mr. Eccleshare is terminated due to his death, his unvested Clear Channel Outdoor stock options will vest and continue to be exercisable for the shorter of one-year or the remainder of the original 10-year term and his unvested Clear Channel Outdoor restricted stock units will vest.

Thomas W. Casey

Termination by Clear Channel for Cause or by Mr. Casey without Good Reason.  Mr. Casey’s employment agreement provides for the following payments and benefits upon termination by Clear Channel for “Cause” or by Mr. Casey without “Good Reason.”

Under the agreement, “Cause” is defined as Mr. Casey’s: (1) willful and continued failure to perform substantially his duties (other than due to disability or following his notice to us of termination for Good Reason), after a demand for substantial performance is delivered by the Board or the Compensation Committee specifically identifying the manner in which he has not performed; (2) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to Clear Channel; (3) willful disregard or violation of published company policies and procedures or codes of ethics; (4) fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; or (5) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude.  In the case of (1), (2) or (3), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Casey has previously been provided notice, those acts will not constitute Cause unless the Board provides Mr. Casey with notice specifying (a) the conduct qualifying for Cause, (b) reasonable action that would remedy it and (c) a reasonable time (not less than 30 days) within which Mr. Casey can take the remedial action, and Mr. Casey fails to take the remedial action within the specified time.

The term “Good Reason” includes, subject to certain exceptions: (1) Clear Channel’s repeated failure to comply with a material term of the agreement after written notice from Mr. Casey specifying the failure; (2) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in responsibilities or authority.  To terminate for Good Reason, Mr. Casey must provide Clear Channel with 30 days notice, after which Clear Channel has 30 days to cure.

If Mr. Casey is terminated for Cause, he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination.  If Mr. Casey resigns without Good Reason, he will receive his base salary for the 90-day notice period and any accrued but unpaid base salary and prior year annual bonus.  If he is terminated for Cause or if he resigns without Good Reason, any unvested Clear Channel Outdoor restricted stock units will be forfeited.  If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination by Clear Channel without Cause, by Mr. Casey for Good Reason or Upon Change in Control.  If Mr. Casey is terminated by Clear Channel without Cause or if Mr. Casey resigns for Good Reason: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, he will receive (a) a lump sum cash payment equal to any earned but unpaid annual bonus with respect to the year prior to his termination, (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel’s financial performance criteria and based on Clear Channel’s actual performance against those criteria as of the end of the performance period, (c) an “equity value preservation payment” equal to $3,750,000 for a termination that occurs in 2012 (with amounts varying for terminations occurring in other years), and (d) a severance payment paid over 18 months in an amount equal to 1.5 times the sum of (i) his annual base salary at the termination date and (ii) his target bonus for the year that includes the termination.  However, if Mr. Casey violates the non-compete provisions of his agreement during the 18-month period above, Clear Channel may cease the severance payment referred to in (d) above.

In the event that Mr. Casey’s employment is terminated by Clear Channel without Cause, any unvested Clear Channel Outdoor restricted stock units will be forfeited.  Mr. Casey’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Casey will be entitled to the benefits described for a termination without Cause.  Mr. Casey’s unvested Clear Channel Outdoor restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability.  If Mr. Casey is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, Clear Channel may terminate his employment.  If Mr. Casey’s employment is terminated: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, he will receive (a) a lump sum cash payment equal to any earned but unpaid annual bonus with respect to the year prior to his termination and (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel’s financial performance criteria and based on Clear Channel’s actual performance against those criteria as of the end of the performance period.  Furthermore, any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination due to Death.  If Mr. Casey’s employment is terminated by his death, Clear Channel will pay in a lump sum to his designee or, if no designee, to his estate, his accrued but unpaid base salary and any earned but unpaid annual bonus with respect to the year prior to the termination.  Furthermore, any unvested Clear Channel Outdoor restricted stock units will vest.

Robert H. Walls, Jr.

Mr. Walls served in our Office of the Chief Executive Officer from March 31, 2011 through January 24, 2012.  No amounts payable to Mr. Walls under his employment agreement with CCMS were allocated to us under the Corporate Services Agreement for 2012, and amounts payable to Mr. Walls’ under his employment agreement with CCMS will not be allocated to us under the Corporate Services Agreement upon termination, change in control or other post-employment scenario.  Accordingly, the Post-Employment Table below reflects only the payments or benefits to Mr. Walls from Clear Channel Outdoor under his outstanding Clear Channel Outdoor equity awards.

If Mr. Walls’ employment is terminated due to disability or retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), his unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.  In addition, his unvested Clear Channel Outdoor restricted stock units will vest if his employment terminates due to death or if a change in control occurs (with or without termination).  If Mr. Walls’ employment is terminated for any other reason, his unvested Clear Channel Outdoor restricted stock units will be forfeited.

Jonathan D. Bevan

Under Mr. Bevan’s employment agreement, CCI may terminate employment by providing not less than 12 months written notice and Mr. Bevan may resign by providing not less than 6 months written notice.  CCI will continue to pay Mr. Bevan’s normal compensation during the notice period and a prorata bonus for the portion of the year through the date of termination.  The bonus will be calculated at year-end based on actual audited results.  In addition, if Mr. Bevan’s employment is terminated due to disability, Mr. Bevan will be entitled to payments from an insurer under the Prolonged Disability Scheme applicable to eligible U.K. employees who participate in the Clear Channel Retirement Benefit Scheme.  The amount of the payments will be determined after medical assessment by the insurer, and will be subject to continued regular assessments by the insurer.  If Mr. Bevan’s employment is terminated due to his death, his beneficiaries or estate will receive eight times Mr. Bevan’s base salary under the death-in-service insurance applicable to eligible U.K. employees who participate in the Clear Channel Retirement Benefit Scheme.

If Mr. Bevan is terminated due to his death, all of his stock options will vest and continue to be exercisable for the shorter of one-year or the remainder of the original 10-year term.  If he is terminated due to his disability or retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his options will continue to vest for the shorter of five years or the remainder of their original 10-year terms.  If Mr. Bevan is terminated for Cause, all of his stock options will be cancelled.  Upon a change in control, all stock options will vest.  In all other termination situations, any vested options will remain exercisable for three months and any unvested options will be forfeited.

Franklin G. Sisson, Jr.

Franklin G. Sisson, Jr. does not have an employment agreement.  Accordingly, the Post-Employment Table below reflects only the payments or benefits to Mr. Sisson from Clear Channel Outdoor under his outstanding Clear Channel Outdoor equity awards.

If Mr. Sisson is terminated due to his death, all of his stock options will vest and continue to be exercisable for the shorter of one-year or the remainder of the original 10-year term.  If he is terminated due to his disability or retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his options will continue to vest for the shorter of five years or the remainder of their original 10-year terms.  If Mr. Sisson is terminated for Cause, all of his stock options will be cancelled.  Upon a change in control, all stock options will vest.  In all other termination situations, any vested options will remain exercisable for three months and any unvested options will be forfeited.

Scott D. Hamilton

Scott D. Hamilton does not have an employment agreement.  Payments or benefits under CC Media equity awards are not allocated to us under the Corporate Services Agreement, and Clear Channel Outdoor does not have any separate compensation arrangements with Mr. Hamilton.  Accordingly, Mr. Hamilton will not receive any additional payments or benefits from Clear Channel Outdoor upon termination, change in control or other post-employment scenario.

Ronald H. Cooper

In January 2012, we and Ronald H. Cooper entered into a Severance Agreement and General Release (the “Severance Agreement”), pursuant to which his service as our Chief Executive Officer—Americas terminated on February 7, 2012.  Pursuant to the Severance Agreement: (1) Mr. Cooper received a lump sum cash payment in the aggregate amount of $2,547,600 (the “Severance Payment”) in exchange for the Severance Agreement and his release of claims, $385,100 of which represented payment of his bonus earned with respect to 2011; and (2) Mr. Cooper agreed to comply with the nondisclosure, non-hire, non-interference, non-competition, violation of post-employment covenants during non-compete period, ownership of materials, litigation and regulatory cooperation, dispute resolution and confidentiality provisions (collectively, the “Post-Employment Covenants”) of his employment agreement with us dated December 10, 2009 (the “2009 Employment Agreement”).  If Mr. Cooper violates any Post-Employment Covenant during any non-compete period, Mr. Cooper will forfeit any right to the pro-rata portion of the Severance Payment, calculated as provided in the 2009 Employment Agreement.  In addition, pursuant to the Severance Agreement: (1) Mr. Cooper’s unvested options to purchase shares of our Class A common stock terminated upon his termination of employment and his vested options to purchase shares of our Class A common stock remained exercisable for 90 days after his termination of employment; (2) Mr. Cooper’s unvested restricted stock units with respect to our Class A common stock were forfeited upon his termination of employment; and (3) Mr. Cooper’s unvested options to purchase shares of the Class A common stock of CC Media terminated upon the termination of his employment and his vested options to purchase shares of CC Media’s Class A common stock remained exercisable for 90 days after his termination of employment.  For no less than 60 days after his termination of employment, Mr. Cooper agreed to assist with the transition of functions related to his position with us.

Post-Employment Table

With respect to Ronald H. Cooper, the following table reflects the actual payments to Mr. Cooper in connection with his February 7, 2012 termination of service.  With respect to all other named executive officers, the following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers.  The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment.  In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”		Termination without “Cause” or Resignation for “Good Cause”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation without “Good Cause”		“Change in Control”
C. William Eccleshare	Cash payment	—		$3,085,282	(b)	$885,282	(c)	$885,282	(c)	$246,575	(d)	—
	Vesting of equity awards(e)	—		3,554,430		—		3,899,828		—		$3,899,828
	TOTAL	—		$6,639,712		$885,282		$4,785,110		$246,575		$3,899,828

Thomas W. Casey(f)	Cash payment	—		$2,780,817	(g)	$160,827	(h)	—		$80,127	(i)	—
	Vesting of equity awards(e)	—		—		—		$1,777,211		—		$1,777,211
	TOTAL	—		$2,780,817		$160,827		$1,777,211		$80,127		$1,777,211

Robert H. Walls, Jr.	Vesting of equity awards(e)	—		—		—		$1,777,211		—		$1,777,211
	TOTAL	—		—		—		$1,777,211		—		$1,777,211

Jonathan D. Bevan(j)	Cash payment	$827,110	(k)	$827,110	(k)	—	(l)	$4,159,898	(m)	$567,117	(k)	—
	Value of benefits(n)	153,049		153,049		—		—		76,526		—
	Vesting of equity awards(e)	—		—		—		219,028		—		$219,028
	TOTAL	$980,159		$980,159		—		$4,378,926		$643,643		$219,028

Franklin G. Sisson, Jr.	Vesting of equity awards(e)	—		—		—		$195,262		—		$195,262
	TOTAL	—		—		—		$195,262		—		$195,262

Scott D. Hamilton	TOTAL	—		—		—		—		—		—

Ronald H. Cooper	Cash payment	—		—		—		—		$2,162,500	(o)	—
	TOTAL	—		—		—		—		$2,162,500		—

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2012 or, in the case of Mr. Cooper, his actual February 7, 2012 termination date.

(b)
Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2012, (2) a prorated annual bonus for the year ended December 31, 2012 and (3) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement.  Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(c)
Represents (1) a prorated annual bonus for the year ended December 31, 2012 and (2) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement.  Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(d)	Represents base salary during the required 90 day notice period under Mr. Eccleshare’s employment agreement.

(e)
Amounts reflect the value of unvested Clear Channel Outdoor equity awards held by the respective named executive officers on December 31, 2012 that are subject to accelerated vesting.  This value is based upon the closing sale price of Clear Channel’s Outdoor’s Class A common stock on December 31, 2012 of $7.02, but it excludes stock options where the exercise price exceeds the closing sale price of Clear Channel Outdoor’s Class A common stock on December 31, 2012.  The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

(f)
Amounts reflected in the table represent Clear Channel Outdoor’s portion of post-employment payments for Mr. Casey.  Pursuant to the Corporate Services Agreement, a percentage of payments made to Mr. Casey upon termination or a change in control, other than payments with respect to the vesting of any CC Media equity awards, would be allocated to Clear Channel Outdoor.  For 2012, this allocation is based on Clear Channel Outdoor’s 2011 OIBDAN as a percentage of Clear Channel’s 2011 OIBDAN.  For a further discussion of the Corporate Services Agreement, please refer to “Certain Relationships and Related Party Transactions—CC Media Holdings, Inc.—Corporate Services Agreement.”

(g)
Represents the allocated portion of (1) 1.5 times the sum of Mr. Casey’s base salary at termination and annual bonus target for the year ended December 31, 2012, (2) $3,750,000 payable for equity value preservation and (3) a prorated annual bonus for the year ended December 31, 2012 based on Clear Channel’s performance pursuant to Mr. Casey’s employment agreement.

(h)	Represents the allocated portion of the prorated annual bonus for the year ended December 31, 2012 for Mr. Casey based on Clear Channel’s performance pursuant to his employment agreement.

(i)	Represents the allocated portion of base salary during the required 90 day notice period under Mr. Casey’s employment agreement.

(j)
The amounts presented in this table for Mr. Bevan have been converted from British pounds to U.S. dollars using the exchange rate in effect at December 31, 2012 of £1 = $1.62496.  The amounts reflected for Mr. Bevan do not include amounts payable to him under the Clear Channel Retirement Benefit Scheme because those are disclosed in the Pension Benefits table above.

(k)
Represents the continuation of salary during the notice period required in each termination scenario (12 months in the case of termination of Mr. Bevan by the Company with Cause, 12 months in the case of termination of Mr. Bevan without Cause and 6 months in the case of retirement or resignation by Mr. Bevan), payment for unused holidays and a prorated annual bonus for the year ended December 31, 2012 in each case, pursuant to Mr. Bevan’s employment agreement.

(l)
If Mr. Bevan’s employment terminates due to disability, Mr. Bevan is entitled to payments from an insurer under the Prolonged Disability Scheme applicable to eligible United Kingdom employees who participate in the Clear Channel Retirement Benefit Scheme.  The amount of the payments will be determined after medical assessment by the insurer, and will be subject to continued regular assessments by the insurer.

(m)
Represents eight times Mr. Bevan’s base salary, which he is entitled to receive under the death-in-service insurance applicable to eligible United Kingdom employees who participate in the Clear Channel Retirement Benefit Scheme.

(n)
The values associated with the continued provision of health benefits are based on the 2013 premiums for medical insurance multiplied by the amount of time Mr. Bevan is entitled to those benefits pursuant to his employment agreement.  For Mr. Bevan, the amounts also include pension contributions and a car allowance for the amount of time he is entitled to those benefits pursuant to his employment agreement.

(o)
Represents the actual severance paid to Mr. Cooper in connection with his February 7, 2012 termination of service minus $385,100 that represented payment of his bonus with respect to 2011 and is reported in the Summary Compensation Table for 2011.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether Clear Channel Outdoor’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers.  This assessment included discussions with members of the corporate Human Resources, Legal, Finance and Internal Audit departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements.  The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.  Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning Clear Channel Outdoor’s compensation policies with the long-term interests of Clear Channel Outdoor and avoiding rewards or incentive structures that could create unnecessary risks to Clear Channel Outdoor.

Management reported its findings to the Compensation Committee, which agreed with management's assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on Clear Channel Outdoor.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2012 are set forth in the table below.  Only our independent directors are compensated for serving as directors of Clear Channel Outdoor.  As a result, only Messrs. Jacobs, Shepherd, Temple and Tremblay were compensated for their service as directors of Clear Channel Outdoor during 2012.  The following table contains information about our independent directors’ 2012 compensation.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards(a) ($)	Total ($)
James C. Carlisle	—	—	—
Blair E. Hendrix	—	—	—
Douglas L. Jacobs	252,000	41,241	293,241
Daniel G. Jones	—	—	—
Mark P. Mays(b)	—	—	—
Robert W. Pittman(b)	—	—	—
Thomas R. Shepherd	63,000	41,241	104,241
Christopher M. Temple	226,500	41,241	267,741
Dale W. Tremblay	110,500	41,241	151,741
Scott R. Wells	—	—	—

(a)
Amounts in the Option Awards column reflect the full grant date fair value of stock options awarded under our 2005 Stock Incentive Plan during 2012, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  On March 29, 2012, each of Messrs. Jacobs, Shepherd, Temple and Tremblay received an annual award of stock options to purchase 10,000 shares of our Class A common stock.

The fair value of each stock option awarded in 2012 was estimated, based on several assumptions, on the date of grant using a Black Scholes option valuation model.  The fair value and assumptions used for the stock option awards are shown below:

March 29, 2012 Grant
Fair value per share of options granted	$4.12
Fair value assumptions:
Expected volatility	54.37%
Expected life, in years	6.3
Risk-free interest rate	1.43%
Dividend yield	0.00%

For further discussion of the assumptions made in valuation, see also Note 10-Shareholders’ Equity beginning on page A-63 of Appendix A.

As of December 31, 2012, there were stock options (awarded to our independent directors in 2012 and prior thereto) with respect to an aggregate of 202,294 shares of our Class A common stock outstanding under our 2005 Stock Incentive Plan and there were no unvested shares of restricted stock outstanding under our 2005 Stock Incentive Plan.  As of December 31, 2012, there were no outstanding stock options or unvested shares of restricted stock awarded to our independent directors under our 2012 Stock Incentive Plan.

(b)
Mark P. Mays served as our Chief Executive Officer until March 31, 2011 and was a member of our Board until May 18, 2012.  Mr. Mays remains an officer and Chairman of the Board of Directors of Clear Channel and CC Media.  As of December 31, 2012, Mr. Mays owned options to purchase 150,000 shares of our Class A common stock.  Robert W. Pittman serves as an officer of Clear Channel Outdoor, Clear Channel and CC Media, as well as a member of our Board and the Boards of Directors of Clear Channel and CC Media.  Messrs. Mays and Pittman did not receive any additional compensation for their service on our Board during 2012.

Messrs. Jacobs, Shepherd, Temple and Tremblay all served as our independent directors during 2012.  The Board’s compensation structure for our independent directors consists of the following components: (1) an annual cash retainer; (2) an additional cash payment for each Board meeting attended; (3) an additional cash payment for each committee meeting attended; and (4) an additional annual cash retainer for the chairpersons of the Audit Committee and the Compensation Committee, as set forth in the table below.  We also may grant stock options or other stock-based awards to the independent directors as provided below, and the independent directors may elect to receive their fees in the form of shares of our common stock.  None of the independent directors made this election during 2012. Directors also are reimbursed for their expenses associated with their service as directors of Clear Channel Outdoor.

Annual cash retainer	$45,000
Additional cash payment per Board meeting attended	$1,500
Additional cash payment per committee meeting attended	$1,500
Additional annual cash retainer for Audit Committee chairperson	$15,000
Additional annual cash retainer for Compensation Committee chairperson	$10,000
Annual stock option award	Up to 10,000 shares

In addition, the directors who are members of the Special Litigation Committee (Messrs. Jacobs and Temple) also receive a monthly payment of $15,000 for the period beginning when the Special Litigation Committee was formed in April 2012 and concluding when the Special Litigation Committee delivers its final conclusions and determinations with respect to the legal proceedings described in “Proposal 1:  Election of Directors—Legal Proceedings” above.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish Clear Channel Outdoor with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2012 and through the date of this proxy statement, and any written representations from reporting persons that no Form 5 is required, we have determined that all such Section 16(a) filing requirements were satisfied or have been previously reported in Clear Channel Outdoor’s proxy statement for its 2012 annual meeting.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2012 and as of the date of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CC MEDIA HOLDINGS, INC.

We are an indirect subsidiary of CC Media.  As of December 31, 2012, CC Media, through its wholly owned subsidiaries, owned all of our outstanding shares of Class B common stock and 1,553,971 of our outstanding shares of Class A common stock, collectively representing approximately 89% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock.  Each share of our Class B common stock is convertible while owned by CC Media or any of its affiliates (excluding us and our subsidiaries) at the option of the holder thereof into one share of Class A common stock.  The agreements between us and CC Media do not prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

Each of James C. Carlisle, Blair E. Hendrix and Robert W. Pittman, three of our current directors, is a director of CC Media and Clear Channel.  In addition, Thomas W. Casey, C. William Eccleshare, Scott D. Hamilton, Robert W. Pittman and Robert H. Walls, Jr. serve as executive officers of Clear Channel Outdoor, CC Media and Clear Channel.  Mark P. Mays, who served as one of our directors until May 18, 2012, also served as our Chief Executive Officer and as President and Chief Executive Officer of CC Media and Clear Channel until March 31, 2011 and remains Chairman and an officer of CC Media and Clear Channel.  Blair E. Hendrix and Scott R. Wells, two of our current directors, are employed as a managing director and an operating partner, respectively, of Bain Capital.  James C. Carlisle and Daniel G. Jones, two of our current directors, are employed as a managing director and a director, respectively, of THL.  Entities controlled by Bain Capital and THL hold all of the shares of CC Media’s Class B common stock and CC Media’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of CC Media.

We have entered into a number of agreements with certain subsidiaries of CC Media setting forth various matters governing our relationship with CC Media and Clear Channel, referred to collectively in this section as “Clear Channel.”  These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations.

Set forth below are descriptions of certain agreements, relationships and transactions we have with Clear Channel.

Master Agreement

We have entered into a master agreement (the “Master Agreement”) with Clear Channel.  Among other things, the Master Agreement sets forth agreements governing our relationship with Clear Channel.

Auditors and Audits; Annual Financial Statements and Accounting.  We have agreed that, for so long as Clear Channel is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting, we will maintain a fiscal year end and accounting periods the same as Clear Channel, conform our financial presentation with that of Clear Channel and we will not change our independent auditors without Clear Channel’s prior written consent (which will not be unreasonably withheld), and we will use commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of Clear Channel’s financial statements. We have also agreed to provide to Clear Channel all information required for Clear Channel to meet its schedule for the filing and distribution of its financial statements and to make available to Clear Channel and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible personnel so that Clear Channel and its independent auditors may conduct their audits relating to our financial statements. We provide Clear Channel with financial reports, financial statements, budgets, projections, press releases and other financial data and information with respect to our business, properties and financial positions. We have also agreed to adhere to certain specified disclosure controls and procedures and Clear Channel accounting policies and to notify and consult with Clear Channel regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting and certain fraudulent conduct and other violations of law.

Exchange of Other Information.  The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between Clear Channel and us in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the separation. We have also agreed to provide mutual access to historical records relating to the other’s businesses that may be in our possession.

Indemnification.  We have agreed to indemnify, hold harmless and defend Clear Channel, each of its affiliates (excluding us and our subsidiaries) and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

●
the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;

●	the operations, liabilities and contractual obligations of our business;
●	any guarantee, indemnification obligation, surety bond or other credit support arrangement by Clear Channel or any of its affiliates for our benefit;
●	any breach by us or any of our affiliates of the Master Agreement or our other agreements with Clear Channel or our amended and restated certificate of incorporation or bylaws; and
●
any untrue statement of, or omission to state, a material fact in Clear Channel’s public filings to the extent the statement or omission was as a result of information that we furnished to Clear Channel or that Clear Channel incorporated by reference from our public filings, if the statement or omission was made or occurred after November 16, 2005.

Clear Channel has agreed to indemnify, hold harmless and defend us, each of our subsidiaries and each of our and our subsidiaries’ respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

●
the failure of Clear Channel or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Clear Channel or its affiliates, other than liabilities associated with our businesses;

●	the liabilities of Clear Channel and its affiliates’ businesses, other than liabilities associated with our businesses;
●	any breach by Clear Channel or any of its affiliates of the Master Agreement or its other agreements with us; and
●
any untrue statement of, or omission to state, a material fact in our public filings to the extent the statement or omission was as a result of information that Clear Channel furnished to us or that we incorporated by reference from Clear Channel’s public filings, if the statement or omission was made or occurred after November 16, 2005.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Dispute Resolution Procedures.  We have agreed with Clear Channel that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between Clear Channel and us have similar dispute resolution provisions.

Other Provisions.  The Master Agreement also contains covenants between Clear Channel and us with respect to other matters, including the following:

●
our agreement (subject to certain limited exceptions) not to repurchase shares of our outstanding Class A common stock or any other securities convertible into or exercisable for our Class A common stock, without first obtaining the prior written consent or affirmative vote of Clear Channel, for so long as Clear Channel owns more than 50% of the total voting power of our common stock;

●	confidentiality of our and Clear Channel’s information;
●	our right to continue coverage under Clear Channel’s insurance policies for so long as Clear Channel owns more than 50% of our outstanding common stock;
●	restrictions on our ability to take any action or enter into any agreement that would cause Clear Channel to violate any law, organizational document, agreement or judgment;
●	restrictions on our ability to take any action that limits Clear Channel’s ability to freely sell, transfer, pledge or otherwise dispose of our stock;
●
our obligation to comply with Clear Channel’s policies applicable to its subsidiaries for so long as Clear Channel owns more than 50% of the total voting power of our outstanding common stock, except (i) to the extent such policies conflict with our amended and restated certificate of incorporation or bylaws or any of the agreements between Clear Channel and us, or (ii) as otherwise agreed with Clear Channel or superseded by any policies adopted by our Board; and

●	restrictions on our ability to enter into any agreement that binds or purports to bind Clear Channel.

Approval Rights of Clear Channel on Certain of our Activities.  Until the first date on which Clear Channel owns less than 50% of the total voting power of our common stock, the prior affirmative vote or written consent of Clear Channel is required for the following actions (subject in each case to certain agreed exceptions):

●
a merger involving us or any of our subsidiaries (other than mergers involving our wholly owned subsidiaries or to effect acquisitions permitted under our amended and restated certificate of incorporation and the Master Agreement);

●	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $5 million;
●
dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $5 million, other than transactions to which we and one or more wholly owned subsidiaries of ours are the only parties;

●
incurrence or guarantee of debt by us or our subsidiaries in excess of $400 million outstanding at any one time or that could reasonably be expected to result in a negative change in any of our credit ratings, excluding our debt with Clear Channel, intercompany debt (within our company and its subsidiaries), and debt determined to constitute operating leverage by a nationally recognized statistical rating organization;

●	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;
●
entry into any agreement restricting our ability or the ability of any of our subsidiaries to pay dividends, borrow money, repay indebtedness, make loans or transfer assets, in any such case to our company or Clear Channel;

●	dissolution, liquidation or winding up of our company or any of our subsidiaries;
●	adoption of a rights agreement; and
●
alteration, amendment, termination or repeal of, or adoption of any provision inconsistent with, the provisions of our amended and restated certificate of incorporation or our bylaws relating to our authorized capital stock, the rights granted to the holders of the Class B common stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the size or classes of our Board, corporate opportunities and conflicts of interest between our company and Clear Channel, and Section 203 of the Delaware General Corporation Law.

Corporate Services Agreement

We have entered into a corporate services agreement (the “Corporate Services Agreement”) with an affiliate of Clear Channel (referred to as Clear Channel for purposes of this description) to provide us certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, so long as Clear Channel continues to own greater than 50% of the total voting power of our common stock then Clear Channel will provide us with such services and other assistance which we must accept.  These include, among other things, the following:

●	treasury, payroll and other financial related services;
●	certain executive officer services;
●	human resources and employee benefits;
●	legal and related services;
●	information systems, network and related services;
●	investment services;
●	corporate services; and
●	procurement and sourcing support.

The charges for the corporate services generally are intended to allow Clear Channel to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, we and Clear Channel each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that Clear Channel will make available to us, and we will be obligated to utilize, certain executive officers of Clear Channel to serve as our executive officers. The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel owns shares of our common stock representing less than 50% of the total voting power of our common stock, upon six months written notice by us to Clear Channel. Clear Channel charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of our financial performance to the financial performance of Clear Channel. The compensation and benefits costs allocated to us include such executives’ base salary, bonus and other standard employee benefits, but exclude equity based compensation.  See footnote (i) to the Summary Compensation Table for additional information regarding the allocations.  For the year ended December 31, 2012, charges for the corporate and executive services provided to us by Clear Channel under the Corporate Services Agreement totaled $35.9 million.

Tax Matters Agreement

We and certain of our corporate subsidiaries continue to be included in the affiliated group of corporations that files a consolidated return for U.S. federal income tax purposes of which Clear Channel is the common parent corporation, and in certain cases, we or one or more of our subsidiaries may be included in a combined, consolidated or unitary group with Clear Channel or one or more of its subsidiaries for certain state and local income tax purposes. We and Clear Channel have entered into a tax matters agreement (the “Tax Matters Agreement”) to allocate the responsibility of Clear Channel and its subsidiaries, on the one hand, and we and our subsidiaries, on the other, for the payment of taxes resulting from filing tax returns on a combined, consolidated or unitary basis.

With respect to tax returns in which we or any of our subsidiaries are included in a combined, consolidated or unitary group with Clear Channel or any of its subsidiaries for Federal, state or local tax purposes, we make payments to Clear Channel pursuant to the Tax Matters Agreement equal to the amount of taxes that would be paid if we and each of our subsidiaries included in such group filed a separate tax return. We also reimburse Clear Channel for the amount of any taxes paid by it on our behalf with respect to tax returns that include only us or any of our subsidiaries for Federal, state or local tax purposes, which tax returns are prepared and filed by Clear Channel. With respect to certain tax items, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, that are generated by us or our subsidiaries, but are used by Clear Channel or its subsidiaries when a tax return is filed on a combined, consolidated or unitary basis for Federal, state or local tax purposes, we are reimbursed by Clear Channel as such tax items are used.

Under the Tax Matters Agreement, Clear Channel is appointed the sole and exclusive agent for us and our subsidiaries in any and all matters relating to Federal, state and local income taxes, and has sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) related to such taxes and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us or any of our subsidiaries with respect to such taxes. Additionally, Clear Channel determines the amount of our liability to (or entitlement to payment from) Clear Channel under the Tax Matters Agreement. This arrangement may result in conflicts of interest between Clear Channel and us. For example, under the Tax Matters Agreement, Clear Channel will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Clear Channel and detrimental to us.

For U.S. Federal income tax purposes, each member of an affiliated group of corporations that files a consolidated return is jointly and severally liable for the U.S. Federal income tax liability of the entire group. Similar principles may apply with respect to members of a group that file a tax return on a combined, consolidated or unitary group basis for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between Clear Channel and us during the period in which we or any of our subsidiaries are included in the consolidated group of Clear Channel or any of its subsidiaries, we and our subsidiaries included in such consolidated group could be liable for the tax liability of the entire consolidated group in the event any such tax liability is incurred and not discharged by Clear Channel. The Tax Matters Agreement provides, however, that Clear Channel will indemnify us and our subsidiaries to the extent that, as a result of us or any of our subsidiaries being a member of a consolidated group, we or our subsidiaries becomes liable for the tax liability of the entire consolidated group (other than the portion of such liability for which we and our subsidiaries are liable under the Tax Matters Agreement).

Under Section 482 of the Code, the Internal Revenue Service has the authority in certain instances to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between Clear Channel and us. Other taxing authorities may have similar authority under comparable provisions of foreign, state and local law. The Tax Matters Agreement provides that we or Clear Channel will indemnify the other to the extent that, as a result of the Internal Revenue Service exercising its authority (or any other taxing authority exercising a similar authority), the tax liability of one group is reduced while the tax liability of the other group is increased.

If Clear Channel spins off our Class B common stock to its stockholders in a distribution that is intended to be tax-free under Section 355 of the Code, we have agreed in the Tax Matters Agreement to indemnify Clear Channel and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor Clear Channel is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and Clear Channel have agreed that we will each be responsible for 50% of the tax related liabilities arising from the failure of such a spin-off to so qualify.

At December 31, 2012, the amount payable to Clear Channel under the Tax Matters Agreement was $0.2 million.

Employee Matters Agreement

We have entered into an employee matters agreement (the “Employee Matters Agreement”) with Clear Channel covering certain compensation and employee benefit issues. In general, with certain exceptions, our employees participate in the Clear Channel employee plans and arrangements along with the employees of other Clear Channel subsidiaries. Our payroll is also administered by Clear Channel.

We and Clear Channel reserve the right to withdraw from or terminate our participation, as the case may be, in any of the Clear Channel employee plans and arrangements at any time and for any reason, subject to at least 90 days’ notice. Unless sooner terminated, it is likely that our participation in Clear Channel employee plans and arrangements will end if and at such time as we are no longer a subsidiary of Clear Channel, which, for this purpose, means Clear Channel owns less than 80% of the total combined voting power of all classes of our capital stock entitled to vote. We will, however, continue to bear the cost of and retain responsibility for all employment-related liabilities and obligations associated with our employees (and their covered dependents and beneficiaries), regardless of when incurred.

Trademarks

We have entered into a trademark license agreement (the “Trademark License Agreement”) with a subsidiary of Clear Channel that entitles us to use (1) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel “outdoor” trademark logo with respect to day-to-day operations of our business in the U.S. and on the Internet, and (2) certain other Clear Channel marks in connection with our business. Our use of the marks is subject to Clear Channel’s approval. Clear Channel may terminate our use of the marks in certain circumstances, including (1) a breach by us of a term or condition of our various agreements with Clear Channel and (2) at any time after Clear Channel ceases to own at least 50% of the total voting power of our common stock.  In 2012, Clear Channel did not charge us a royalty fee for our use of the trademarks and other marks.  We also do not currently anticipate that we will be charged a royalty fee under the Trademark License Agreement in 2013.

Products and Services Provided between Clear Channel and Us

We and Clear Channel engage in transactions in the ordinary course of our respective businesses. These transactions include our providing billboard and other advertising space to Clear Channel at rates we believe would be charged to a third party in an arm’s length transaction.

Our branch managers have historically followed a corporate policy allowing Clear Channel to use, without charge, domestic displays that they or their staff believe would otherwise be unsold.  Our sales personnel receive partial revenue credit for that usage for compensation purposes.  This partial revenue credit is not included in our reported revenues. Clear Channel bears the cost of producing the advertising and we bear the costs of installing and removing this advertising.  In 2012, we estimated that these discounted revenues would have been less than 1% of our domestic revenues.

Cash Management Notes and Other Indebtedness

As part of the day to day cash management services provided by Clear Channel, we maintain accounts that represent net amounts due to or from Clear Channel, which are recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet. The accounts represent our revolving promissory note issued by us to Clear Channel and the revolving promissory note issued by Clear Channel to us in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on December 15, 2017.  At December 31, 2012, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $729.2 million, and we had no borrowings under the cash management note to Clear Channel. The net interest income for the year ended December 31, 2012 was $63.8 million. At December 31, 2012, the fixed interest rate on the “Due from Clear Channel Communications” account was 6.5%.  If Clear Channel were to become insolvent, we would be an unsecured creditor of Clear Channel with respect to any amounts owed to us under the cash management note issued by Clear Channel.

COMMERCIAL TRANSACTIONS

As described above, we are an indirect subsidiary of CC Media, and entities controlled by Bain Capital and THL hold all of the shares of CC Media’s Class B common stock and CC Media’s Class C common stock, representing a majority (whether measured by voting power or economic interest) of the equity of CC Media. Two of our directors also serve as directors of CC Media (one of whom is affiliated with Bain Capital) and three of our other directors are affiliated with Bain Capital or THL.

We are a global advertising company providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays in more than 40 countries across five continents. Bain Capital and THL are private equity firms that have investments in many companies. As a result of our worldwide reach, the nature of our business and the breadth of investments by Bain Capital and THL, it is not unusual for us to engage in ordinary course of business transactions with entities in which one of our directors, executive officers, greater than 5% stockholders or an immediate family member of any of them, may also be a director, executive officer, partner or investor or have some other direct or indirect interest.

During 2012, we provided ordinary course of business advertising services and/or received ordinary course of business services relating to our businesses exceeding $120,000 in value with respect to five companies in which Bain Capital and/or THL directly or indirectly owns a greater than 10% equity interest. These transactions were negotiated on an arms-length basis and, in the aggregate, we were paid $2.3 million by these entities and we paid approximately $323,000 to these entities with respect to these 2012 transactions. In addition, entities in which THL directly or indirectly owns a greater than 10% equity interest provided us (and our parent entities and subsidiaries) with audio conferencing services, payroll tax processing services and commercial credit card processing services pursuant to arms-length agreements at competitive market rates. The fees paid for each of these services did not exceed $120,000.

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval, or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of our voting securities, and which may be required to be reported under the SEC disclosure rules.  Such transactions must be pre-approved by the Audit Committee of our Board of Directors (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $10 million or the aggregate amount paid by us is less than $250,000.  In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.  The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us.  The related person transactions described above in this proxy statement were ratified or approved by the Audit Committee or Board of Directors pursuant to these policies and procedures, to the extent required, with the exception of the transactions described above with respect to Clear Channel because they occurred prior to the time the policies and procedures were adopted.  We generally expect transactions of a similar nature to occur during 2013.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of Clear Channel Outdoor’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board. The charter reflects standards set forth in SEC regulations and NYSE rules.  In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com.

As set forth in more detail in the charter, the Audit Committee assists the Board in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions.  Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  Ernst & Young LLP, the independent registered public accounting firm that serves as Clear Channel Outdoor’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules.  The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services.  Subject to the consent of our corporate parent, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor.  The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls.  Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.  In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Audit Committee met with both management and Clear Channel Outdoor’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues.  Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to Clear Channel Outdoor’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that Clear Channel Outdoor’s audited financial statements be included in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
Douglas L. Jacobs, Chairman
Christopher M. Temple
Dale W. Tremblay

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by Clear Channel Outdoor with respect to the years ended December 31, 2012 and 2011:

	Years Ended December 31,
(In thousands)	2012	2011
Audit Fees(a)	$3,791	$3,364
Audit-Related Fees(b)	9	2
Tax Fees(c)	929	554
All Other Fees(d)	40	459
Total Fees for Services	$4,769	$4,379
___________________
(a)
Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements.  This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews, and accounting consultation and research work necessary to comply with financial reporting and accounting standards.

(b)
Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.

(c)
Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews.  Of the $929,056 in Tax Fees with respect to 2012 and the $553,503 in Tax Fees with respect to 2011, $153,672 and $176,284, respectively, was related to tax compliance services.

(d)	All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor.  The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Clear Channel Outdoor for the year ending December 31, 2013.

    Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement.  However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders.  Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

    Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    The Board recommends that you vote “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2013.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
AND ADVANCE NOTICE PROCEDURES

    Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2014 may do so by following the procedures prescribed in SEC Rule 14a-8.  To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than December 4, 2013, and must otherwise comply with the SEC’s rules.  Proposals should be sent to: Secretary, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

    If you intend to present a proposal at the annual meeting of stockholders in 2014, or if you want to nominate one or more directors at the annual meeting of stockholders in 2014, you must comply with the advance notice provisions of Clear Channel Outdoor’s bylaws.  If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above.  Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders.  This means that, for our 2014 annual meeting, our Secretary must receive the notice no earlier than January 17, 2014 and no later than February 16, 2014.  You may contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

    Neither Clear Channel Outdoor’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above.  If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties.  Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Investor Relations, 200 East Basse Road, San Antonio, Texas 78209 or by calling (210) 832-3700.  Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial owner at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on February 19, 2013 is available free of charge at Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com.  A paper copy of the Form 10-K also is available without charge to stockholders upon written request to: Investor Relations, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart provides a comparison of the cumulative total returns, adjusted for any stock splits and dividends, for Clear Channel Outdoor Holdings, Inc., our Outdoor Index and the S&P 500 Composite Index from December 31, 2007 through December 31, 2012.

Indexed Yearly Stock Price Close
(Price Adjusted for Stock Splits and Dividends)

	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Clear Channel Outdoor Holdings, Inc.	$1,000	$222	$376	$508	$454	$254
Outdoor Index	$1,000	$261	$647	$829	$572	$806
S&P 500 Composite Index	$1,000	$615	$759	$856	$856	$971

Our Outdoor Index consists of Lamar Advertising Company, an outdoor advertising company.  During 2012, Lamar Advertising Company announced that it is actively considering an election to real estate investment trust (REIT) status.

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

  Our Business Segments

We have two reportable business segments, Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”), which represented 43% and 57% of our 2012 revenue, respectively.

We are a leading global outdoor advertising company providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays. Through our extensive display inventory, we have the ability to deliver innovative, effective marketing campaigns for advertisers and marketing, creative and strategic partners in communities across the Americas and internationally.

We focus on building the leadership position of our diverse global assets and maximizing our financial performance while serving our local communities.  We intend to continue to execute upon our long-standing outdoor advertising strategies, while closely managing expenses and focusing on achieving operating efficiencies throughout our businesses.  Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements.  We are currently installing these technologies in certain markets, both domestically and internationally.

For more information about our revenue, gross profit and assets by segment and our revenue and long-lived assets by geographic area, see Note 13 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K.

Americas Sources of Revenue

Americas generated 43%, 42% and 43% of our revenue in 2012, 2011 and 2010, respectively.  Americas revenue is derived from the sale of advertising copy placed on our traditional and digital displays.  Our display inventory consists primarily of billboards, street furniture displays and transit displays.  The margins on our billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked.  Billboards comprise approximately two-thirds of our display revenues.  The following table shows the approximate percentage of revenue derived from each category for our Americas outdoor inventory:

	Year Ended December 31,
	2012	2011	2010
Billboards:
Bulletins	56%	56%	55%
Posters	13%	13%	14%
Street furniture displays	4%	4%	3%
Transit displays	17%	16%	16%
Other displays (1)	10%	11%	12%
Total	100%	100%	100%

(1)	Includes spectaculars, mall displays and wallscapes.

Our Americas segment generates revenues from local and national sales.  Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.  “Reach” is the percent of a target audience exposed to an advertising message at least once during a specified period of time, typically during a period of four weeks.  “Frequency” is the average number of exposures an individual has to an advertising message during a specified period of time.  Out-of-home frequency is typically measured over a four-week period.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

International Sources of Revenue

Our International segment generated 57%, 58% and 57% of our revenue in 2012, 2011 and 2010, respectively.  International revenue is derived from the sale of traditional advertising copy placed on our display inventory and electronic displays which are part of our network of digital displays.  Our International display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International segment:

	Year Ended December 31,
	2012	2011	2010
Street furniture displays	46%	43%	42%
Billboards (1)	26%	28%	30%
Transit displays	8%	9%	8%
Other (2)	20%	20%	20%
Total	100%	100%	100%

(1)	Includes revenue from posters and neon displays. We sold our neon business during the third quarter of 2012.

(2)
Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of Smartbike programs and production revenue.

Our International segment generates revenues worldwide from local, regional and national sales. Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “CCO.”  There were 79 shareholders of record as of January 31, 2013.  This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.  The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of our Class A common stock as reported on the NYSE:

	Class A			Class A
	Common Stock Market Price			Common Stock Market Price
	High	Low		High	Low
2012			2011
First Quarter	$14.88	$7.76	First Quarter	$15.47	$12.80
Second Quarter	8.41	5.90	Second Quarter	15.38	12.70
Third Quarter	6.16	4.48	Third Quarter	13.67	9.31
Fourth Quarter	7.21	5.61	Fourth Quarter	12.60	8.66

There is no established public trading market for our Class B common Stock.  There were 315,000,000 Class B common shares outstanding on January 31, 2013.  Clear Channel Communications indirectly holds all of the shares of Class B common stock outstanding, representing approximately 89% of the shares outstanding and approximately 99% of the voting power.  The holders of our Class A common stock and Class B common stock have identical rights, except holders of our Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share.  The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

Dividend Policy

On March 15, 2012, we paid a special dividend in an amount equal to $6.0832 per share to the holders of record of our Class A and Class B common stock at the close of business on March 12, 2012.  Other than the special dividend paid by us on March 15, 2012, we have never paid dividends on our common stock and our ability to pay dividends on our common stock is subject to restrictions should we seek to do so in the future.  We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries.  We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries to pay dividends.  In addition, the indentures governing our senior notes and our senior subordinated notes contain restrictions on our ability to pay dividends.  If we were to declare and pay cash dividends in the future, holders of our Class A common stock and Class B common stock would share equally, on a per share basis, in any such cash dividend.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Capital” and Note 6 to the Consolidated Financial Statements.

Sales of Unregistered Securities

We did not sell any equity securities during 2012 that were not registered under the Securities Act of 1933.

Purchases of Equity Securities

The following table sets forth the purchases made during the quarter ended December 31, 2012 by us or on our behalf or by or on behalf of an affiliated purchaser of shares of our Class A common stock registered pursuant to Section 12 of the Exchange Act:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31	-	-	-	(1)
November 1 through November 30	-	-	-	(1)
December 1 through December 31	-	-	-	(1)
Total	-	$-	-	$82,934,423 (1)

(1)
On August 9, 2010, Clear Channel Communications, the Company’s indirect parent entity, announced that its board of directors approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of the Class A common stock of the Company and/or the Class A common stock of CC Media Holdings, the indirect parent entity of Clear Channel Communications.  No shares of the Company’s Class A common stock or CC Media Holdings’ Class A common stock were purchased under the stock purchase program during the quarter ended December 31, 2012.  During 2011, a subsidiary of Clear Channel Communications purchased $16,372,690 of the Class A common stock of the Company (1,553,971 shares) in open market purchases.  During the quarter ended June 30, 2012, a subsidiary of Clear Channel Communications purchased $692,887 of the Class A common stock of CC Media Holdings (111,291 shares) under the stock purchase program.  As a result of these purchases of shares of the Class A common stock of CC Media Holdings and the Class A common stock of the Company, an aggregate of $82,934,423 remains available under the stock purchase program to purchase the Class A common stock of CC Media Holdings and/or the Class A common stock of the Company.  The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion.

ITEM 6.                      SELECTED FINANCIAL DATA

The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Certain prior period amounts have been reclassified to conform to the 2012 presentation.  Historical results are not necessarily indicative of the results to be expected for future periods.  Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of the Annual Report on Form 10-K.  The statement of operations for the year ended December 31, 2008 is comprised of two periods: post-merger and pre-merger.  We applied purchase accounting adjustments to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008.

(In thousands)	For the Years Ended December 31,
	2012	2011	2010	2009	2008
	Post-Merger	Post-Merger	Post-Merger	Post-Merger	Combined
Results of Operations Data:
Revenue	$2,946,944	$3,003,874	$2,797,994	$2,698,024	$3,289,287
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,611,262	1,638,801	1,559,972	1,625,083	1,882,136
Selling, general and administrative expenses (excludes depreciation and amortization)	577,296	540,872	494,656	484,404	606,370
Corporate expenses (excludes depreciation and amortization)	105,428	90,205	107,596	65,247	71,045
Depreciation and amortization	399,264	432,035	413,588	439,647	472,350
Impairment charges (1)	37,651	7,614	11,493	890,737	3,217,649
Other operating income (expense) — net	50,943	8,591	(23,753)	(8,231)	15,848
Operating income (loss)	266,986	302,938	186,936	(815,325)	(2,944,415)
Interest expense — net (including interest on debt with Clear Channel Communications)	310,115	196,976	219,993	154,195	161,650
Loss on marketable securities	(2,578)	(4,827)	(6,490)	(11,315)	(59,842)
Equity in earnings (loss) of nonconsolidated affiliates	843	6,029	(9,936)	(31,442)	68,733
Loss on extinguishment of debt	(221,071)	-	-	-	-
Other income (expense)— net	(364)	(649)	(5,335)	(9,368)	25,479
Income (loss) before income taxes	(266,299)	106,515	(54,818)	(1,021,645)	(3,071,695)
Income tax benefit (expense)	107,089	(43,296)	(21,599)	149,110	220,319
Consolidated net income (loss)	(159,210)	63,219	(76,417)	(872,535)	(2,851,376)
Less amount attributable to noncontrolling interest	23,902	20,273	11,106	(4,346)	(293)
Net income (loss) attributable to the Company	$(183,112)	$42,946	$(87,523)	$(868,189)	$(2,851,083)

(In thousands)	For the Years Ended December 31,
	2012	2011	2010	2009	2008
	Post-Merger	Post-Merger	Post-Merger	Post-Merger	Combined
Net income (loss) attributable to the Company per common share:
Basic	$(0.54)	$0.11	$(0.26)	$(2.46)	$(8.03)
Weighted average common shares	356,915	355,907	355,568	355,377	355,233

Diluted	$(0.54)	$0.11	$(0.26)	$(2.46)	$(8.03)
Weighted average common shares	356,915	356,528	355,568	355,377	355,233

(In thousands)	For the Years Ended December 31,
	2012	2011	2010	2009	2008
	Post-Merger	Post-Merger	Post-Merger	Post-Merger	Combined
Balance Sheet Data:
Current assets	$1,515,400	$1,453,728	$1,550,493	$1,640,545	$1,554,652
Property, plant and equipment – net	2,207,744	2,246,710	2,297,724	2,440,638	2,586,720
Total assets	7,105,782	7,088,185	7,076,565	7,192,422	8,050,761
Current liabilities	811,405	720,983	765,936	771,093	791,865
Long-term debt, including current maturities	4,944,795	2,545,909	2,563,809	2,608,878	2,601,854
Shareholders’ equity	446,089	2,740,227	2,708,055	2,761,377	3,543,823

(1)
We recorded non-cash impairment charges of $37.7 million, $7.6 million and $11.5 million during 2012, 2011 and 2010, respectively.  We also recorded non-cash impairment charges of $890.7 million in 2009 and $3.2 billion in 2008 as a result of the global economic downturn which adversely affected advertising revenues across our businesses.  Our impairment charges are discussed more fully in Item 8 of Part II of the Annual Report on Form 10-K.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications, Inc. (“Clear Channel Communications”), our parent company, completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”).  Clear Channel Communications is now owned indirectly by CC Media Holdings.  The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions.  ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed.  As a result, the post-merger financial statements reflect a new basis of accounting.  A portion of the consideration paid was allocated to the assets and liabilities acquired at their respective fair values at July 30, 2008.  The remaining portion was recorded at the continuing shareholders basis, due to the fact that certain shares of Clear Channel Communications were exchanged for shares of CC Media Holdings’ Class A common stock.  Excess consideration after this allocation was recorded as goodwill.

Format of Presentation
Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes.  Our discussion is presented on both a consolidated and segment basis.  Our reportable operating segments are Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”).  Our Americas and International segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types.

During the first quarter of 2012, and in connection with the appointment of our new chief executive officer, we reevaluated our segment reporting and determined that our Latin American operations were more appropriately aligned within the operations of our International segment.  As a result, the operations of Latin America are no longer reflected within our Americas segment and are currently included in the results of our International segment.  Accordingly, we have recast the corresponding segment disclosures for prior periods.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Impairment charges, Other operating income (expense) - net, Interest expense, Interest income on Due from Clear Channel Communications, Loss on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Loss on extinguishment of debt, Other income (expense) – net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain prior period amounts have been reclassified to conform to the 2012 presentation.

Description of Our Business
Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays.  Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements.  Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts.  Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays.  Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays.  Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords.  The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas
Our advertising rates are based on a number of different factors including location, competition, type and size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States.  Generally, we own the street furniture structures and are responsible for their construction and maintenance.  Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators.  Generally, these contracts have terms ranging from 10 to 20 years.

International
Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.  In addition, because our International outdoor advertising operations are conducted in foreign markets, including Europe, Asia and Latin America, management reviews the operating results from our foreign operations on a constant dollar basis.  A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well.  Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from three to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts.  In our International outdoor business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain.  A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.  As a result, our margins are typically lower in our International business than in our Americas outdoor business.

Macroeconomic Indicators
Our advertising revenue for our Americas and International segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2012 was 2.2%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Executive Summary

The key highlights of our business for the year ended December 31, 2012 are summarized below:

●
Consolidated revenue for 2012 decreased $56.9 million including the impact of negative foreign exchange movements of $79.3 million during 2012 compared to 2011.  Excluding foreign exchange impacts, consolidated revenue increased $22.4 million compared to 2011.

●
Americas revenue for 2012 increased $26.5 million compared to 2011 due to continued deployment of digital bulletins.  During 2012, we deployed 178 digital displays in the United States bringing the total number of digital bulletins in the United States above 1,000.

●
International revenue for 2012 decreased $83.5 million including the impact of negative foreign exchange movements of $78.9 million compared to 2011.  Excluding foreign exchange impacts, revenue decreased $4.6 million over the prior year.  The strengthening of the dollar significantly contributed to the revenue decline in our International business.  Growth in Asia and Latin America was offset by the weakened macroeconomic conditions in Europe, which had a negative impact on our operations.

●	During 2012, we spent $44.0 million on strategic revenue and cost-saving initiatives to realign and improve our on-going business operations. This represented an increase of $27.1 million over 2011.
●
During 2012, our wholly-owned subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), issued $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes” and, together with the Series A CCWH Subordinated Notes, the “CCWH Subordinated Notes”) and in connection therewith, we declared a special cash dividend equal to $2,170.4 million. Please refer to the “CCWH Senior Subordinated Notes” section within this MD&A for further discussion of the CCWH Subordinated Notes offering, including the use of the proceeds.

●
During 2012, CCWH issued $735.75 million aggregate principal amount of 6.50% Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”), which were issued at an issue price of 99.0% of par, and $1,989.25 million aggregate principal amount of 6.50% Series B Senior Notes due 2022, which were issued at par (the “Series B CCWH Senior Notes” and, together with the Series A CCWH Senior Notes, the “CCWH Senior Notes”).  CCWH used the net proceeds from the offering of the CCWH Senior Notes, together with cash on hand, to fund the tender offer for and redemption of CCWH’s existing 9.25% Series A Senior Notes due 2017 and its existing 9.25% Series B Senior Notes due 2017 (together, the “Existing CCWH Senior Notes”).  A tender premium of $128.3 million and a call premium of $53.8 million were recognized as expense in the fourth quarter of 2012 resulting from the repurchase of the Existing CCWH Senior Notes.

The key highlights of our business for the year ended December 31, 2011 are summarized below:

●	Consolidated revenue increased $205.9 million during 2011 including positive foreign exchange movements of $87.1 million compared to 2010.
●
Americas revenue increased $35.8 million during 2011 compared to 2010, driven by revenue growth across our bulletin, airport and shelter displays, particularly digital displays.  During 2011, we deployed 242 digital displays in the United States, compared to 158 during 2010.

●
International revenue increased $170.1 million during 2011 compared to 2010, primarily as a result of increased street furniture revenues and the effects of movements in foreign exchange.  The weakening of the U.S. Dollar throughout 2011 significantly contributed to revenue growth in our International business.  The revenue increase attributable to movements in foreign exchange was $84.5 million for 2011.

Relationship with Clear Channel Communications

There are several agreements which govern our relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement.  Clear Channel Communications has the right to terminate these agreements in various circumstances.  As of the date of the filing of the Annual Report on Form 10-K, no notice of termination of any of these agreements has been received from Clear Channel Communications.  Our agreements with Clear Channel Communications continue under the same terms and conditions subsequent to Clear Channel Communications’ merger.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing Clear Channel Communications to use, without charge, Americas’ displays they believe would otherwise be unsold.  Our sales personnel receive partial revenue credit for that usage for compensation purposes.  This partial revenue credit is not included in our reported revenue.  Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising.  In 2012, we estimated this discounted revenue would have been less than 1% of our Americas revenue.

Under the Corporate Services Agreement, Clear Channel Communications provides management services to us.  These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis.  For the years ended December 31, 2012, 2011 and 2010, we recorded approximately $35.9 million, $26.4 million, and $38.1 million, respectively, as a component of corporate expenses for these services.

On August 9, 2010, Clear Channel Communications announced that its board of directors approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of our Class A common stock and/or the Class A common stock of CC Media Holdings.  During 2011, a subsidiary of Clear Channel Communications purchased $16.4 million of our Class A common stock (1,553,971 shares) through open market purchases.  During 2012, a subsidiary of Clear Channel Communications purchased $692,887 of the Class A common stock of CC Media Holdings, leaving an aggregate of $82.9 million available under the stock purchase program to purchase the Class A common stock of CC Media Holdings and/or our Class A common stock. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2012 to the year ended December 31, 2011 is as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$2,946,944	$3,003,874	(2%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,611,262	1,638,801	(2%)
Selling, general and administrative expenses (excludes depreciation and amortization)	577,296	540,872	7%
Corporate expenses (excludes depreciation and amortization)	105,428	90,205	17%
Depreciation and amortization	399,264	432,035	(8%)
Impairment charges	37,651	7,614	394%
Other operating income – net	50,943	8,591	493%
Operating income	266,986	302,938	(12%)
Interest expense	373,876	242,435
Interest income on Due from Clear Channel Communications	63,761	45,459
Loss on marketable securities	(2,578)	(4,827)
Equity in earnings of nonconsolidated affiliates	843	6,029
Loss on extinguishment of debt	(221,071)	-
Other expense – net	(364)	(649)
Income (loss) before income taxes	(266,299)	106,515
Income tax (expense) benefit	107,089	(43,296)
Consolidated net income (loss)	(159,210)	63,219
Less amount attributable to noncontrolling interest	23,902	20,273
Net income (loss) attributable to the Company	$(183,112)	$42,946

Consolidated Revenue

Our consolidated revenue decreased $56.9 million including the impact of negative movements in foreign exchange of $79.3 million compared to 2011.  Excluding the impact of foreign exchange movements, revenue increased $22.4 million.  Americas revenue increased $26.5 million, driven primarily by bulletin revenue growth as a result of our continued deployment of new digital displays during 2012 and 2011 and revenue growth from our airports business.  International revenue decreased $83.5 million including the impact of negative movements in foreign exchange of $78.9 million compared to 2011.  Excluding the impact of foreign exchange movements, International revenue decreased $4.6 million.  Declines in certain countries as a result of weakened macroeconomic conditions and our divestiture of our international neon business during the third quarter of 2012 were partially offset by growth in street furniture and billboard revenue in other countries.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $27.5 million including a $49.7 million decline due to the effects of movements in foreign exchange compared to 2011.  Americas direct operating expenses increased $14.9 million, primarily due to increased site lease expense associated with our continued development of digital displays and growth from our airports business.  Direct operating expenses in our International segment decreased $42.4 million including a $49.4 million decline due to the effects of movements in foreign exchange.  The increase in expense excluding the impact of movements in foreign exchange was primarily driven by higher site lease and other expenses as a result of new contracts. These increases were partially offset by lower variable costs in countries where revenues have declined and the impact of the divestiture of our international neon business.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $36.4 million including a decrease of $21.7 million due to the effects of movements in foreign exchange compared to 2011.  Americas increased $11.7 million primarily due to increased personnel costs resulting from increased revenue in addition to increases in costs associated with strategic revenue and cost initiatives.  International SG&A expenses increased $24.8 million including a $21.6 million decline due to the effects of movements in foreign exchange. The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Latin America discussed further in Item 3 of Part I of the Annual Report on Form 10-K. Also contributing to the increase was a $1.2 million increase in expenses related to strategic revenue and cost initiatives.

Corporate Expenses

Corporate expenses increased $15.2 million during 2012 compared to 2011.  This increase was primarily driven by $10.1 million more in corporate strategic revenue and cost initiatives compared to the prior year as well as $5.3 million in expenses related to the stockholder litigation discussed further in Item 3 of Part I of the Annual Report on Form 10-K.

Revenue and Cost Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $44.0 million incurred in connection with our strategic revenue and cost initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability.  These costs consist primarily of consulting expenses, consolidation of locations and positions, severance related to workforce initiatives and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.  Of these costs, $6.4 million are reported within direct operating expenses, $27.5 million are reported within SG&A and $10.1 million are reported within corporate expenses.  In 2011, such costs totaled $16.9 million for SG&A expenses.  There were no such expenses reported in direct operating expenses or corporate expenses in 2011.

Depreciation and Amortization

Depreciation and amortization decreased $32.8 million during 2012 compared to 2011, primarily due to various assets becoming fully depreciated in 2011.  In addition, movements in foreign exchange contributed a decrease of $9.3 million during 2012.

Impairment Charges

We performed our annual impairment test on October 1, 2012 on our goodwill, billboard permits and other intangible assets and recorded impairment charges of $37.7 million.  We also performed our annual impairment test on October 1, 2011 and recorded impairment charges of $7.6 million.  During 2012, we recognized a $35.9 million impairment charge in our Americas segment related to declines in estimated fair values of certain markets’ billboard permits. Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income – Net

Other operating income of $50.9 million in 2012 primarily related to the gain on the sale of our international neon business in the third quarter of 2012.

Other operating income of $8.6 million in 2011 primarily related to proceeds received from condemnations of bulletins.

Interest Expense

Interest expense increased $131.4 million during 2012 compared to 2011 primarily as a result of the issuance of the CCWH Subordinated Notes during the first quarter of 2012.

Interest Income on Due From Clear Channel Communications

Interest income increased $18.3 million during 2012 compared to 2011 due to the increase in the Due from Clear Channel Communications during 2012.  In connection with the issuance of the CCWH Senior Notes during the fourth quarter of 2012 described elsewhere in this MD&A, the interest rate on the revolving promissory notes with Clear Channel Communications (recorded as Due from/to Clear Channel Communications account on the consolidated balance sheets) changed automatically to equal the interest rate on the CCWH Senior Notes, which bear interest at a fixed rate of 6.5% per annum.

Loss on Marketable Securities

The loss on marketable securities of $2.6 million and $4.8 million during 2012 and 2011, respectively, primarily related to the impairment of our investment in Independent News & Media PLC (“INM”) during 2012 and 2011.  The fair value of INM was below cost for an extended period of time.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.

Equity in Earnings of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates of $0.8 million and $6.0 million for 2012 and 2011, respectively, included earnings from our equity investments in our International segment.

Loss on Extinguishment of Debt

In connection with the refinancing of the Existing CCWH Senior Notes with an interest rate of 9.25% for the CCWH Senior Notes with a stated interest rate of 6.5% during the fourth quarter of 2012, CCWH paid existing note holders a tender premium of 107.4% of face value on the $1,724.7 million of Existing CCWH Senior Notes that were tendered in the tender offer and a call premium of 106.9% on the $775.3 million of Existing CCWH Senior Notes that were redeemed following the tender offer.  The tender premium of $128.3 million and the call premium of $53.8 million are included in the loss on extinguishment of debt.  In addition, we recognized a loss of $39.0 million due to the write-off of deferred loan costs in connection with the call of the Existing CCWH Senior Notes.

Other Expense – Net

Other expense recorded for 2012 and 2011 primarily related to foreign exchange transaction gains/losses on short-term intercompany accounts.

Income Tax (Expense) Benefit

Our operations are included in a consolidated income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for post-merger periods.  However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated Federal income tax returns with our subsidiaries.

The effective tax rate for 2012 was 40.2%, primarily impacted by the disposition of certain foreign subsidiaries that resulted in financial reporting gains that were not taxed in the foreign jurisdictions.  In addition, we recorded tax benefits in certain foreign jurisdictions for net operating losses that we expect to utilize in future periods.

Our effective tax rate for 2011 was 40.6%, primarily impacted by our inability to benefit losses in certain foreign jurisdictions as well as additional tax expense recorded for interest on uncertain tax positions.  The effects of the items mentioned above were partially offset by a reduction in tax expense recorded during 2011 related to the settlement of U.S. Federal and state tax examinations during the year.

Americas Results of Operations

Our Americas operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,279,257	$1,252,725	2%
Direct operating expenses	586,666	571,779	3%
SG&A expenses	212,794	201,124	6%
Depreciation and amortization	192,023	211,056	(9%)
Operating income	$287,774	$268,766	7%

Americas revenue increased $26.5 million during 2012 compared to 2011, primarily driven by revenue growth from our digital bulletins and from our airports business.  We deployed an additional 178 digital bulletins during 2012 bringing our total to more than 1,000 digital bulletins in service.  The revenue growth resulting from our increased digital bulletin capacity was partially offset by declines in our traditional bulletin and poster revenues.  Our airport revenues grew primarily as a result of higher average rates and increased occupancy by customers of our largest U.S. airports.

Direct operating expenses increased $14.9 million due to increased site lease expense as a result of our continued deployment of digital displays and growth of our airport revenue.  SG&A expenses increased $11.7 million, primarily as a result of higher personnel costs of $6.6 million associated with the increase in revenue generating headcount and commissions and bonuses related to increased revenue, as well as $3.1 million in connection with legal and other expenses related to billboard permitting issues.  In addition, included in our 2012 SG&A expenses are revenue and cost initiatives of $13.6 million, which represents an increase of $9.4 million, compared to 2011.  These increases are partially offset by a favorable court ruling resulting in a $7.8 million decrease in expenses.

Depreciation and amortization decreased $19.0 million, primarily due to increases in 2011 for accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.

International Advertising Results of Operations

Our International operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,667,687	$1,751,149	(5%)
Direct operating expenses	1,024,596	1,067,022	(4%)
SG&A expenses	364,502	339,748	7%
Depreciation and amortization	205,258	219,908	(7%)
Operating income	$73,331	$124,471	(41%)

International revenue decreased $83.5 million during 2012 compared to 2011, including $78.9 million of negative movements in foreign exchange. Excluding the impact of movements in foreign exchange, revenues declined in certain geographies as a result of weakened macroeconomic conditions, particularly in France, southern Europe and the Nordic countries, as well as the impact of $15.1 million due to the divestiture of our international neon business during the third quarter of 2012. These decreases were partially offset by countries including Australia, China and Mexico where economic conditions were stronger, and in the United Kingdom which benefited from the 2012 Summer Olympics in London.  These and other countries experienced increased revenues, primarily related to our shelters, street furniture, equipment sales and billboard businesses.  New contracts won during 2011 helped drive revenue growth.

Direct operating expenses decreased $42.4 million, attributable to a $49.4 million decrease from movements in foreign exchange.  The increase in expenses excluding the impact of foreign exchange was primarily due to higher site lease expense of $12.5 million associated with new contracts, partially offset by lower site lease expenses in those markets where revenue declined as a result of weakened macroeconomic conditions.  The divestiture of our international neon business resulted in a $9.0 million decline in direct operating expenses.  SG&A expenses increased $24.8 million including a $21.6 million decrease from movements in foreign exchange.  The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Latin America. Also contributing to the increase were $13.9 million related to revenue and cost initiatives and $4.1 million related to increased shelter maintenance in Latin America, partially offset by a $3.2 million impact from the divestiture of our international neon business.

Depreciation and amortization declined $14.7 million, including $9.3 million of negative movements in foreign exchange, primarily as a result of assets that became fully depreciated or amortized during 2011.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2011 to the year ended December 31, 2010 is as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$3,003,874	$2,797,994	7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,638,801	1,559,972	5%
Selling, general and administrative expenses (excludes depreciation and amortization)	540,872	494,656	9%
Corporate expenses (excludes depreciation and amortization)	90,205	107,596	(16%)
Depreciation and amortization	432,035	413,588	4%
Impairment charges	7,614	11,493	(34%)
Other operating income (expense) – net	8,591	(23,753)	(136%)
Operating income	302,938	186,936	62%
Interest expense	242,435	239,453
Interest income on Due from Clear Channel Communications	45,459	19,460
Loss on marketable securities	(4,827)	(6,490)
Equity in earnings (loss) of nonconsolidated affiliates	6,029	(9,936)
Other expense – net	(649)	(5,335)
Income (loss) before income taxes	106,515	(54,818)
Income tax expense	(43,296)	(21,599)
Consolidated net income (loss)	63,219	(76,417)
Less amount attributable to noncontrolling interest	20,273	11,106
Net income (loss) attributable to the Company	$42,946	$(87,523)

Consolidated Revenue

Our consolidated revenue increased $205.9 million during 2011 including the impact of positive movements in foreign exchange of $87.1 million compared to 2010. Excluding the impact of foreign exchange movements, revenue increased $118.8 million.  Americas revenue increased $35.8 million, driven by increases in revenue across bulletin, airport and shelter displays, particularly digital displays, as a result of our continued deployment of new digital displays and increased rates. Our International revenue increased $170.1 million, primarily from increased street furniture revenue across our markets and an $84.5 million increase from the impact of movements in foreign exchange.

Consolidated Direct Operating Expenses

Direct operating expenses increased $78.8 million during 2011 including a $52.9 million increase due to the effects of movements in foreign exchange compared to 2010.  Americas direct operating expenses increased $11.4 million, primarily due to increased site lease expense associated with higher airport and bulletin revenue, particularly digital displays, and the increased deployment of digital displays. Direct operating expenses in our International segment increased $67.4 million, primarily from a $52.9 million increase from movements in foreign exchange.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $46.2 million during 2011 compared to 2010. SG&A expenses increased $1.1 million in our Americas segment, which was primarily as a result of increased commission expense associated with the increase in revenue.  Our International SG&A expenses increased $45.1 million primarily due to a $16.6 million increase from movements in foreign exchange, a $6.5 million increase related to the unfavorable impact of litigation and increased selling and marketing expenses associated with the increase in revenue.

Corporate Expenses

Corporate expenses decreased by $17.4 million during 2011 compared to 2010, primarily due to a decrease in bonus expense related to our variable compensation plans and general corporate infrastructure support services being offset by an increase in divisional corporate expenses.

Depreciation and Amortization

Depreciation and amortization increased $18.4 million during 2011 compared to 2010, primarily due to increases in accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards. In addition, the impact of movements in foreign exchange contributed an increase of $7.4 million during 2011.

Impairment Charges

We performed our annual impairment test on October 1, 2011 on our goodwill, billboard permits and other intangible assets and recorded impairment charges of $7.6 million.  We also performed our annual impairment test on October 1, 2010 and recorded impairment charges of $11.5 million.  Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income (Expense) – Net

Other operating income of $8.6 million in 2011 primarily related to proceeds received from condemnations of bulletins.

Other operating expense of $23.8 million for 2010 primarily related to a $25.3 million loss recorded as a result of the transfer of our interest in our Branded Cities business.

Interest Income on Due From Clear Channel Communications

Interest income increased $26.0 million during 2011 compared to 2010 due to the increase in the Due from Clear Channel Communications during 2011.

Loss on Marketable Securities

The loss on marketable securities of $4.8 million and $6.5 million during 2011 and 2010, respectively, primarily related to the impairment of our investment in INM.  The fair value of INM was below cost for an extended period of time.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates of $6.0 million for 2011 included earnings from our equity investment in our International segment.

Equity in loss of nonconsolidated affiliates of $9.9 million for 2010 included an $8.3 million impairment related to an equity investment in our International segment.

Other Expense – Net

Other expense recorded for 2011 and 2010 primarily related to foreign exchange transaction gains/losses on short-term intercompany accounts.

Income Tax Expense

Our operations are included in a consolidated income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for post-merger periods.  However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated Federal income tax returns with our subsidiaries.

Our effective tax rate for 2011 was 40.6%, primarily impacted by our inability to benefit losses in certain foreign jurisdictions as well as additional tax expense recorded for interest on uncertain tax positions.  The effects of the items mentioned above were partially offset by a reduction in tax expense recorded during 2011 related to the settlement of U.S. Federal and state tax examinations during the year.

Our effective tax rate for 2010 was (39.4%), primarily impacted by our inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, we recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

Americas Results of Operations

Our Americas operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$1,252,725	$1,216,930	3%
Direct operating expenses	571,779	560,378	2%
SG&A expenses	201,124	199,990	1%
Depreciation and amortization	211,056	198,896	6%
Operating income	$268,766	$257,666	4%

Our Americas revenue increased $35.8 million during 2011 compared to 2010, driven primarily by revenue increases from bulletin, airport and shelter displays, and particularly digital displays. Bulletin revenues increased primarily due to digital growth driven by the increased number of digital displays, in addition to increased rates. Airport and shelter revenues increased primarily on higher average rates.

Direct operating expenses increased $11.4 million, primarily due to increased site lease expense associated with higher airport and bulletin revenue, particularly digital displays, and the increased deployment of digital displays. SG&A expenses increased $1.1 million, primarily as a result of increased commission expense associated with the increase in revenue.

Depreciation and amortization increased $12.2 million, primarily due to increases in accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.

International Results of Operations

Our International operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$1,751,149	$1,581,064	11%
Direct operating expenses	1,067,022	999,594	7%
SG&A expenses	339,748	294,666	15%
Depreciation and amortization	219,908	214,692	2%
Operating income	$124,471	$72,112	73%

International revenue increased $170.1 million during 2011 including the impact of positive foreign exchange movements of $84.5 million compared to 2010.  Excluding the impact of movements in foreign exchange, revenues increased primarily as a result of higher street furniture revenue across most of our markets.  Improved yields and additional displays contributed to the revenue increase in China, and improved yields in combination with a new contract drove the revenue increase in Sweden.  The increases from street furniture were partially offset by declines in billboard revenue across several of our markets, primarily Italy and the United Kingdom.

Direct operating expenses increased $67.4 million, attributable to a $52.9 million increase from the impact of movements in foreign exchange. In addition, increased site lease expense of $15.7 million associated with the increase in revenue was partially offset by an $8.8 million decline in restructuring expenses. SG&A expenses increased $45.1 million primarily due to a $16.6 million increase from movements in foreign exchange, a $6.5 million increase related to the unfavorable impact of litigation and higher selling expenses associated with the increase in revenue.

Reconciliation of Segment Operating Income (Loss) to Consolidated Operating Income

(In thousands)	Years Ended December 31,
	2012	2011	2010
Americas	$287,774	$268,766	$257,666
International	73,331	124,471	72,112
Impairment charges	(37,651)	(7,614)	(11,493)
Corporate expenses	(107,411)	(91,276)	(107,596)
Other operating income (expense) – net	50,943	8,591	(23,753)
Consolidated operating income	$266,986	$302,938	$186,936

Share-Based Compensation Expense

As of December 31, 2012, there was $18.6 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately three years.  In addition, as of December 31, 2012, there was $0.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

The following table indicates non-cash compensation costs related to share-based payments for the years ended December 31, 2012, 2011 and 2010, respectively:

(In thousands)	Years Ended December 31,
	2012	2011	2010
Americas	$5,875	$7,601	$9,207
International	4,529	3,165	2,746
Corporate	185	147	384
Total share-based compensation expense	$10,589	$10,913	$12,337

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the years ended December 31, 2012, 2011, and 2010.

(In thousands)	Years Ended December 31,
	2012	2011	2011
Cash provided by (used for):
Operating activities	$355,138	$517,218	$525,217
Investing activities	(233,748)	(298,934)	(198,705)
Financing activities	(105,549)	(298,744)	(314,463)

Operating Activities

2012

The $162.1 million decrease in cash flows from operations to $355.1 million in 2012 compared to $517.2 million in 2011 was primarily driven by higher interest expense. Our consolidated net loss, adjusted for $481.0 million of non-cash items, provided positive cash flows of $321.8 million in 2012.  Cash paid for interest was $147.4 million higher during 2012 compared to the prior year.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, gain on disposal of operating and fixed assets, loss on marketable securities, amortization of deferred financing charges and note discounts – net, loss on extinguishment of debt, equity in earnings of nonconsolidated affiliates and other reconciling items – net as presented on the face of the statement of cash flows.

2011

The decrease in cash flows from operations in 2011 compared to 2010 was primarily driven by changes in working capital and was partially offset by improved profitability, including a 7% increase in revenue.  Our net income, adjusted for $453.7 million of non-cash items, provided positive cash flows of $516.9 million in 2011.  Cash generated by higher operating income in 2011 compared to 2010 was offset by the decrease in accrued expenses in 2011 as a result of higher variable compensation payments in 2011 associated with our employee incentive programs based on 2010 operating performance.  In addition, in 2010 we received $51.0 million in U.S. Federal income tax refunds that increased cash flow from operations in 2010.

Non-cash items affecting our net income include depreciation and amortization, deferred taxes, gain or loss on disposal of operating assets, provision for doubtful accounts, share-based compensation, equity in earnings of nonconsolidated affiliates, amortization of deferred financing charges - net and other reconciling items – net as presented on the face of the statement of cash flows.

2010

The increase in cash flows from operations in 2010 compared to 2009 was primarily driven by improved profitability, including a 4% increase in revenue and a 3% decrease in direct operating and SG&A expenses.   Our cash paid for interest increased $81.1 million primarily due to the December 2009 issuance of $2.5 billion aggregate principal amount of senior notes at a higher rate than the $2.5 billion note to Clear Channel Communications, which was prepaid and retired in December 2009.  Partially offsetting the increased interest was the receipt of $51.0 million of Federal income tax refunds during the third quarter of 2010.

Non-cash items affecting our net income include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, loss on disposal of operating assets, loss on marketable securities, amortization of deferred financing charges - net and other reconciling items – net as presented on the face of the statement of cash flows.

Investing Activities

2012

Cash used for investing activities of $233.7 million during 2012 reflected capital expenditures of $275.6 million. We spent $117.6 million in our Americas segment primarily related to the installation of new digital displays, $150.1 million in our International segment primarily related to new billboard, street furniture and mall contracts and renewals of existing contracts, and $7.8 million by Corporate. Partially offsetting cash used for investing activities were $56.4 million of proceeds from the divestiture of our international neon business and the sales of other operating assets.

2011

Cash used for investing activities during 2011 primarily reflected capital expenditures of $291.1 million. We spent $120.8 million in our Americas segment primarily related to the construction of new digital displays, $166.0 million in our International segment primarily related to new billboard and street furniture contracts and renewals of existing contracts and $4.3 million by Corporate.

2010

Cash used for investing activities during 2010 primarily reflected capital expenditures of $195.3 million, partially offset by proceeds of $7.8 million from the sale of International and Americas assets. We spent $92.2 million in our Americas segment primarily related to the construction of new digital displays and $103.0 million in our International segment primarily related to new billboard and street furniture contracts and renewals of existing contracts.

Financing Activities

2012

Cash used for financing activities of $105.5 million during 2012 reflected (i) the issuance of $2.2 billion of the CCWH Subordinated Notes by CCWH using the proceeds to pay the CCOH Dividend (discussed below) and (ii) the issuance by CCWH of $2.7 billion aggregate principal amount of the CCWH Senior Notes due 2022 using the proceeds used to fund the tender offer for and redemption of the Existing CCWH Senior Notes due 2017.

2011

Cash used for financing activities of $298.7 million for 2011 primarily reflected payments on credit facilities and long-term debt of $4.2 million and $20.1 million, respectively, and net transfers to Clear Channel Communications of $272.3 million.  The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account.  This activity primarily relates to working capital.

2010

Cash used for financing activities of $314.5 million for 2010 primarily reflected payments on credit facilities and long-term debt of $47.1 million and $13.2 million, respectively, and net transfers to Clear Channel Communications of $260.5 million.

Clear Channel Communications’ Merger

Clear Channel Communications’ capitalization, liquidity and capital resources substantially changed due to the consummation of its merger on July 30, 2008. Upon the closing of the merger, Clear Channel Communications incurred additional debt and became highly leveraged. We are not borrowers or guarantors under Clear Channel Communications’ credit agreements.

We have a revolving promissory note issued by Clear Channel Communications to us in the amount of $729.2 million as of December 31, 2012 described more fully below under “Liquidity and Capital Resources — Sources of Capital – Promissory Notes with Clear Channel Communications.” We are an unsecured creditor of Clear Channel Communications with respect to the revolving promissory note.

Also, so long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand, cash flow from operations and the revolving promissory note with Clear Channel Communications.  Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations and borrowing capacity under or repayment of amounts outstanding under the revolving promissory note with Clear Channel Communications will enable us to meet our working capital, capital expenditure, debt service and other funding requirements, including the debt service on the CCWH Senior Notes and the CCWH Subordinated Notes, for at least the next 12 months.  In addition, we expect to be in compliance with the covenants governing our indebtedness in 2013.  We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue generating cash flows from operations sufficient to meet our liquidity and funding requirements long term.  However, our anticipated results are subject to significant uncertainty and there can be no assurance that we will be able to maintain compliance with these covenants.  In addition, our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

Furthermore, in its Annual Report on Form 10-K filed with the SEC on February 19, 2013, Clear Channel Communications stated that it expects to be in compliance with the covenants in its material financing agreements in 2013.  Clear Channel Communications similarly stated in such Annual Report that its anticipated results are also subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants.  Moreover, Clear Channel Communications stated in such Annual Report that its ability to comply with the covenants in its material financing agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions.  As discussed therein, the breach of any covenants set forth in Clear Channel Communications’ financing agreements would result in a default thereunder, and an event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, as discussed therein, the lenders under the receivables-based credit facility under Clear Channel Communications’ senior secured credit facilities would have the option to terminate their commitments to make further extensions of credit thereunder. In addition, Clear Channel Communications stated in such Annual Report that if Clear Channel Communications is unable to repay its obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility.  Finally, Clear Channel Communications stated in such Annual Report that a default or acceleration under any of its material financing agreements could cause a default under other obligations that are subject to cross-default and cross-acceleration provisions.  If Clear Channel Communications were to become insolvent, we would be an unsecured creditor of Clear Channel Communications.  In such event, we would be treated the same as other unsecured creditors of Clear Channel Communications and, if we were not entitled to the cash previously transferred to Clear Channel Communications, or could not obtain such cash on a timely basis, we could experience a liquidity shortfall.

For so long as Clear Channel Communications maintains significant control over us, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing our borrowing costs or impairing our access to capital markets.  As of December 31, 2012, Clear Channel Communications had $1,225.0 million recorded as “Cash and cash equivalents” on its condensed consolidated balance sheets.

Our ability to fund our working capital needs, debt service and other obligations depends on our future operating performance and cash flow.  If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing.  We may not be able to secure any such additional financing on terms favorable to us or at all.

We frequently evaluate strategic opportunities both within and outside our existing lines of business.  We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses.  These acquisitions or dispositions could be material.

Sources of Capital

As of December 31, 2012 and 2011, we had the following debt outstanding, cash and cash equivalents and amounts due from Clear Channel Communications:

(In millions)	December 31, 2012	December 31, 2012
Clear Channel Worldwide Holdings Senior Notes due 2022	$2,725.0	$-
Clear Channel Worldwide Holdings Senior Notes due 2017	-	2,500.0
Clear Channel Worldwide Holdings Senior Subordinated Notes due 2020	2,200.0	-
Other debt	27.1	45.9
Original issue discount	(7.3)	-
Total debt	4,944.8	2,545.9
Less: Cash and cash equivalents	562.0	542.7
Less: Due from Clear Channel Communications	729.2	656.0
	$3,653.6	$1,347.2
We may from time to time repay our outstanding debt or seek to purchase our outstanding equity securities.  Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Promissory Notes with Clear Channel Communications

    We maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheets. The accounts represent our revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on December 15, 2017. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications.  At December 31, 2012 and 2011, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $729.2 million and $656.0 million, respectively, and we had no borrowings under the cash management note to Clear Channel Communications. The net interest income for the years ended December 31, 2012, 2011 and 2010 was $63.8 million, $45.5 million and $19.5 million, respectively. At December 31, 2012, the fixed interest rate on the “Due from Clear Channel Communications” account was 6.5%.

    Unlike the management of cash from our U.S. based operations, the amount of cash, if any, which is transferred from our foreign operations to Clear Channel Communications is determined on a basis mutually agreeable to us and Clear Channel Communications, and not on a pre-determined basis. In arriving at such mutual agreement, the reasonably foreseeable cash needs of our foreign operations are evaluated before a cash amount is considered as an excess or surplus amount for transfer to Clear Channel Communications.

    Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by Clear Channel Communications, in its sole discretion, pursuant to a revolving promissory note issued by us to Clear Channel Communications. Without the opportunity to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks or other lenders, or through public offerings or private placements of debt or equity, strategic relationships or other arrangements at some future date. As stated above, we may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

    As long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs. Under the Master Agreement, we are limited in our borrowing from third parties to no more than $400.0 million at any one time outstanding, without the prior written consent of Clear Channel Communications.

CCWH Senior Notes

    During the fourth quarter of 2012, CCWH issued the CCWH Senior Notes, which consisted of $735.8 million aggregate principal amount of Series A CCWH Senior Notes and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes.  The CCWH Senior Notes are guaranteed by us, Clear Channel Outdoor, Inc. (“CCOI”) and certain of our direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of the Existing CCWH Senior Notes.

    We capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million.  We are amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

    The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.  Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, beginning on May 15, 2013.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither we nor any of our subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries (other than us) or issue certain preferred stock;
●	create liens on our restricted subsidiaries assets to secure such debt;
●	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets; and
●	sell certain assets, including capital stock of our subsidiaries, to persons other than Clear Channel Communications and its subsidiaries (other than us).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt or issue certain preferred stock;
●	redeem, repurchase or retire our subordinated debt;
●	make certain investments;
●	create liens on its or its restricted subsidiaries’ assets to secure debt;
●	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;
●	sell certain assets, including capital stock of our subsidiaries;
●	designate our subsidiaries as unrestricted subsidiaries; and
●	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict our ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test.  In order to incur (i) additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 for total debt.  The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if our debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively.  The Series A CCWH Senior Notes indenture does not limit our ability to pay dividends.  The Series B CCWH Senior Notes indenture contains certain exceptions that allow us to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by Clear Channel Communications to us.

Consolidated leverage, defined as total debt divided by EBITDA for the preceding four quarters was 6.3:1 at December 31, 2012, and senior leverage, defined as senior debt divided by EBITDA for the preceding four quarters was 3.5:1 at December 31, 2012. Our adjusted EBITDA of $788.3 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense) – net, plus non-cash compensation, and is further adjusted for the following: (i) an increase of $48.0 million related to costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) an increase of $36.4 million for non-recurring or unusual gains or losses; (iii) an increase of $34.4 million for non-cash items; and (iv) an increase of $6.0 million for various other items.

CCWH Senior Subordinated Notes

During the first quarter of 2012, CCWH issued the CCWH Subordinated Notes, which consisted of $275.0 million aggregate principal amount of Series A CCWH Subordinated Notes and $1,925.0 million aggregate principal amount of Series B CCWH Subordinated Notes.  Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, beginning on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by us, CCOI, and certain of our other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither we nor any of our subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated  Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

We capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit the ability of us and our restricted subsidiaries to, among other things:

●	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than us) or issue certain preferred stock;
●	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets; and
●	sell certain assets, including capital stock of our subsidiaries, to persons other than Clear Channel and its subsidiaries (other than us).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt or issue certain preferred stock;
●	make certain investments;
●	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;
●	sell certain assets, including capital stock of our subsidiaries;
●	designate our subsidiaries as unrestricted subsidiaries; and
●	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict our ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1.  The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1.  The Series A CCWH Senior Subordinated Notes indenture does not limit our ability to pay dividends.  The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow us to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets, and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by Clear Channel Communications to us.

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, distributed a special cash dividend to us, and we in turn distributed the special cash dividend (the “CCOH Dividend”) on March 15, 2012 in an amount equal to $6.0832 per share to our Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“Clear Channel Holdings”) and CC Finco, LLC (“CC Finco”), both wholly-owned subsidiaries of Clear Channel Communications.

Other Debt

Other debt consists primarily of loans with international banks.  At December 31, 2012, approximately $27.1 million was outstanding as other debt.

Clear Channel Communications’ Debt Covenants

The Clear Channel Communications’ senior secured credit facility contains a significant financial covenant which requires Clear Channel Communications to comply on a quarterly basis with a financial covenant limiting the ratio of its consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters (maximum of 9.5:1).  The financial covenant becomes more restrictive over time beginning in the second quarter of 2013.  In its Annual Report on Form 10-K filed with the SEC on February 19, 2013, Clear Channel Communications stated that it was in compliance with this covenant as of December 31, 2012.

Dispositions and Other

During 2012, our International segment sold its international neon business and its outdoor advertising business in Romania, resulting in an aggregate gain of $39.7 million included in “Other operating income (expense) – net.”

During 2010, we transferred our interest in our Branded Cities operations to our joint venture partner, The Ellman Companies.  We recognized a loss of $25.3 million in “Other operating income (expense) – net” related to this transfer.  In addition, our International segment sold its outdoor advertising business in India, resulting in a loss of $3.7 million included in “Other operating income (expense) – net.”

Uses of Capital

Debt Repurchases

During November 2012, CCWH repurchased $1,724.7 million aggregate principal amount of the Existing CCWH Senior Notes in a tender offer for the Existing CCWH Senior Notes.  Simultaneously with the early settlement of the tender offer, CCWH called for redemption all of the remaining $775.3 million aggregate principal amount of Existing CCWH Senior Notes that were not purchased on the early settlement date of the tender offer.  In connection with the redemption, CCWH satisfied and discharged its obligations under the Existing CCWH Senior Notes indentures by depositing with the trustee sufficient funds to pay the redemption price, plus accrued and unpaid interest on the remaining outstanding Existing CCWH Senior Notes to, but not including, the December 19, 2012 redemption date.

Capital Expenditures

Our capital expenditures for the years ended December 31, 2012, 2011, and 2010 were as follows:

(In millions)	Years Ended December 31,
	2012	2011	2010
Americas outdoor advertising	$117.7	$120.8	$92.2
International outdoor advertising	150.1	166.0	103.1
Corporate	7.8	4.3	-
Total capital expenditures	$275.6	$291.1	$195.3

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and recurring maintenance in our Americas outdoor segment as well as new billboard and street furniture contracts and renewals of existing contracts in our International outdoor segment.

Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements.  We are currently installing these technologies in certain markets.  We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Acquisitions

During 2011, our International segment acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.  We are currently appealing a recent California court ruling relating to our digital display permits in the City of Los Angeles.  If we are unsuccessful in our appeal or are unable to otherwise successfully resolve our rights to these permits, we may be forced to remove some or all of our digital displays in this market, which could have a significant impact on our operations in this market.  Please see Item 3. Legal Proceedings within Part I of the Annual Report on Form 10-K.

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases.  Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations.  For 2013, we are committed to $397.6 million and $281.6 million for minimum annual guarantees and operating leases, respectively.  Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in the table below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period.  The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to the scheduled maturities on debt issued by CCWH, we have future cash obligations under various types of contracts.  We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases.  Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals.  The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of the CCWH Senior Notes, CCWH Subordinated Notes and other debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, capital expenditure commitments and other long-term obligations as of December 31, 2012, are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2013	2014-2015	2016-2017	Thereafter
Long-term Debt:
CCWH Senior Notes	$2,200,000	$-	$-	$-	$2,200,000
CCWH Senior Subordinated Notes	2,725,000	-	-	-	2,725,000
Other Long-term Debt	27,093	9,408	16,608	138	939
Interest payments on long-term debt (1)	2,946,306	345,879	690,661	689,902	1,219,864

Non-cancelable operating leases	2,055,566	281,629	477,688	328,623	967,626
Non-cancelable contracts	1,823,873	397,646	629,836	346,798	449,593
Employment contracts	10,057	6,595	3,425	37	-
Capital expenditures	146,574	80,143	46,699	18,800	932
Unrecognized tax benefits (2)	45,769	-	-	-	45,769
Other long-term obligations (3)	81,260	175	1,095	510	79,480
Total (4)	$12,061,498	$1,121,475	$1,866,012	$1,384,808	$7,689,203

(1)	Interest payments on long-term debt consist primarily of interest on the CCWH Senior Notes and the CCWH Senior Subordinated Notes.
(2)
The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.  For additional information, see Note 9 included in Item 8 of Part II of the Annual Report on Form 10-K.

(3)
Other long-term obligations consist of $52.6 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years.  Also included in the table is $24.3 million related to retirement plans and $4.4 million related to other long-term obligations with a specific maturity.

(4)	Excluded from the table is $112.7 million related to various obligations with no specific contractual commitment or maturity.

SEASONALITY

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International historically experiencing a loss from operations in that period.  Our International segment typically experiences its strongest performance in the second and fourth quarters of the calendar year.  We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in equity security prices and foreign currency exchange rates.

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices.  It is estimated that a 20% change in the market prices of these securities would change their carrying value and our comprehensive income at December 31, 2012 by $0.1 million.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world.  Foreign operations are measured in their local currencies.  As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations.  We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar.  Our foreign operations reported net income of $73.8 million for the year ended December 31, 2012.  We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net income for the year ended December 31, 2012 by $7.4 million.  A 10% decrease in the value of the U.S. dollar relative to foreign currencies during year ended December 31, 2012 would have increased our net income by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect.  Inflation has affected our performance in terms of higher costs for wages, salaries and equipment.  Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-11, Disclosures about Offsetting Assets and Liabilities (ASC 210). Under the ASU, new disclosures will be required for recognized financial instruments and derivative instruments that are either offset on the balance sheet in accordance with the offsetting guidance in ASC 210-20-45 or ASC 815-10-45, or are subject to an enforceable master netting arrangement or similar agreement, regardless of whether they are offset in accordance with the offsetting guidance.  The disclosure requirements will be effective for periods beginning on or after January 1, 2013, and are to be applied retrospectively.  We do not expect the provisions of ASU 2011-11 to have a material effect on our financial position or results of operations.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The ASU gives entities the option to first perform a qualitative assessment to determine whether the existence of events and circumstances indicate that it is more likely than not (a likelihood of more than 50%) that an indefinite-lived intangible asset is impaired. If an entity determines that it is more likely than not that the fair value of such an asset exceeds its carrying amount, it would not need to calculate the fair value of the asset in that year. However, if an entity concludes otherwise, it must calculate the fair value of the asset, compare that value with its carrying amount and record an impairment charge, if any.  The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted.  We did not early adopt the provisions of this ASU during 2012 in connection with our annual impairment test for indefinite-lived intangibles.  We do not expect the provisions of ASU 2012-02 to have a material effect on our financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We early adopted the provisions of this ASU as of October 1, 2011 with no material impact to our financial position or results of operations.  However, for our annual impairment test as of October 1, 2012, we elected to perform a quantitative assessment and applied the two-step impairment test.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period.  On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources.  Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material.  Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K.  Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors.  In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected.  For all other customers, we recognize reserves for bad debt based on historical experience for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2012 would have changed by approximately $3.7 million and our net income for the same period would have changed by approximately $2.3 million.

Long-lived Assets

Long-lived assets, including structures and other property, plant and equipment and definite-lived intangibles, are reported at historical cost less accumulated depreciation. We estimate the useful lives for various types of advertising structures and other long-lived assets based on our historical experience and our plans regarding how we intend to use those assets. Advertising structures have different lives depending on their nature, with large format bulletins generally having longer depreciable lives and posters and other displays having shorter depreciable lives. Street furniture and transit displays are depreciated over their estimated useful lives or appropriate contractual periods, whichever is shorter. Our experience indicates that the estimated useful lives applied to our portfolio of assets have been reasonable, and we do not expect significant changes to the estimated useful lives of our long-lived assets in the future. When we determine that structures or other long-lived assets will be disposed of prior to the end of their useful lives, we estimate the revised useful lives and depreciate the assets over the revised period. We also review long-lived assets for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements, future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Intangible Assets

Indefinite-lived intangible assets, such as our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35.  Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average asset within a market.

On October 1, 2012, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized aggregate impairment charges of $35.9 million related to permits in certain markets in our Americas business.

In determining the fair value of our billboard permits, the following key assumptions were used:
●	Industry revenue growth forecast at 3.9% was used for the initial four-year period;
●	3% revenue growth was assumed beyond the initial four-year period;
●	Revenue was grown over a build-up period, reaching maturity by year 2;
●	Operating margins gradually climb to the industry average margin of up to 51%, depending on market size, by year 3; and
●	Assumed discount rate of 9.5%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.  The following table shows the decline in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
Billboard permits	$(556,800)	$(109,500)	$(559,600)

The estimated fair value of our billboard permits at October 1, 2012 was $1.7 billion while the carrying value was $1.1 billion.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.  We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired.  The fair value of our reporting units is used to apply value to the net assets of each reporting unit.  To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate.  Terminal values are also estimated and discounted to their present value.

On October 1, 2012, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in no impairment charges. In determining the fair value of our reporting units, we used the following assumptions:
●
 Expected cash flows underlying our business plans for the periods 2013 through 2017. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

●	Cash flows beyond 2017 are projected to grow at a perpetual growth rate, which we estimated at 3%.

●	In order to risk adjust the cash flow projections in determining fair value, we utilized a discount rate of approximately 10.0% to 12.5% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 25% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
Americas	$(610,000)	$(130,000)	$(490,000)
International	$(340,000)	$(170,000)	$(260,000)

Tax Accruals

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements.  We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.  These adjustments to our UTBs may affect our income tax expense.  Settlement of uncertain tax positions may require use of our cash.

Litigation Accruals

We are currently involved in certain legal proceedings.  Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period.  If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2012 would not be materially impacted.  Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.  If actual results differ significantly from these estimates, our results of operations could be materially impacted.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Required information is located within Item 7 of Part II of the Annual Report on Form 10-K.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management.  The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management's best estimates and judgments.

It is management's objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities.  The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ C. William Eccleshare
Chief Executive Officer

/s/Thomas W. Casey
Executive Vice President and Chief Financial Officer

/s/Scott D. Hamilton
Senior Vice President and Chief Accounting Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Clear Channel Outdoor Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income(loss), changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the index at Item 15(a)2. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Outdoor Holdings, Inc. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Antonio, Texas
February 19, 2013

CONSOLIDATED BALANCE SHEETS
CLEAR CHANNEL OUTDOOR HOLDNGS, INC. AND SUBSIDIARIES

(In thousands)
	December 31,	December 31,
	2012	2011
CURRENT ASSETS
Cash and cash equivalents	$561,979	$542,655
Accounts receivable, net of allowance of $36,669 in 2012 and $41,350 in 2011	743,112	702,091
Prepaid expenses	141,548	132,510
Other current assets	68,761	76,472
Total Current Assets	1,515,400	1,453,728

PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,890,693	1,950,437
Other property, plant and equipment, net	317,051	296,273

INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles	1,070,720	1,105,704
Other intangibles, net	557,478	618,526
Goodwill	862,248	857,193

OTHER ASSETS
Due from Clear Channel Communications	729,157	656,040
Other assets	163,035	150,284
Total Assets	$7,105,782	$7,088,185

CURRENT LIABILITIES
Accounts payable	$98,607	$95,230
Accrued expenses	535,407	511,967
Deferred income	107,034	89,980
Current portion of long-term debt	9,407	23,806
Other current liabilities	60,950	-
Total Current Liabilities	811,405	720,983

Long-term debt	4,935,388	2,522,103
Deferred tax liability	673,068	822,932
Other long-term liabilities	239,832	281,940
Commitments and contingent liabilities (Note 7)

SHAREHOLDERS’ EQUITY
Noncontrolling interest	247,934	231,530
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and
Class A common stock, $.01 par value, 750,000,000 shares authorized, 42,357,863 and
41,138,735 shares issued in 2012 and 2011, respectively	424	411
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000
shares issued and outstanding	3,150	3,150
Additional paid-in capital	4,522,668	6,684,497
Retained deficit	(4,114,515)	(3,931,403)
Accumulated other comprehensive loss	(212,599)	(246,988)
Cost of shares (110,005 in 2012 and 109,755 in 2011) held in treasury	(973)	(970)
Total Shareholders’ Equity	446,089	2,740,227

Total Liabilities and Shareholders’ Equity	$7,105,782	$7,088,185

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands, except per share data)	Years Ended December 31,
	2012	2011	2010
Revenue	$2,946,944	$3,003,874	$2,797,994
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,611,262	1,638,801	1,559,972
Selling, general and administrative expenses (excludes depreciation and
amortization)	577,296	540,872	494,656
Corporate expenses (excludes depreciation and amortization)	105,428	90,205	107,596
Depreciation and amortization	399,264	432,035	413,588
Impairment charges	37,651	7,614	11,493
Other operating income (expense) - net	50,943	8,591	(23,753)
Operating income	266,986	302,938	186,936
Interest expense	373,876	242,435	239,453
Interest income on Due from Clear Channel Communications	63,761	45,459	19,460
Loss on marketable securities	(2,578)	(4,827)	(6,490)
Equity in earnings (loss) of nonconsolidated affiliates	843	6,029	(9,936)
Loss on extinguishment of debt	(221,071)	-	-
Other expense - net	(364)	(649)	(5,335)
Income (loss) before income taxes	(266,299)	106,515	(54,818)
Income tax benefit (expense)	107,089	(43,296)	(21,599)
Consolidated net income (loss)	(159,210)	63,219	(76,417)
Less amount attributable to noncontrolling interest	23,902	20,273	11,106
Net income (loss) attributable to the Company	$(183,112)	$42,946	$(87,523)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	35,485	(29,801)	16,237
Foreign currency reclassification adjustment	-	-	3,437
Unrealized holding loss on marketable securities	(2,573)	(4,834)	(7,809)
Reclassification adjustment for realized loss on marketable securities included in net income (loss) and other	3,180	3,787	6,490
Other comprehensive income (loss)	36,092	(30,848)	18,355
Comprehensive income (loss)	(147,020)	12,098	(69,168)
Less amount attributable to noncontrolling interest	1,703	8,918	7,617
Comprehensive income (loss) attributable to the Company	$(148,723)	$3,180	$(76,785)

Net income (loss) attributable to the Company per common share:
Basic	$(0.54)	$0.11	$(0.26)
Weighted average common shares outstanding – Basic	356,915	355,907	355,568
Diluted	$(0.54)	$0.11	$(0.26)
Weighted average common shares outstanding – Diluted	356,915	356,528	355,568

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

				Controlling Interest
(In thousands, except share data)	Class A Common Shares Issued	Class B Common Shares Issued	Non-controlling Interest	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances at December 31, 2009	40,841,551	315,000,000	$193,730	$3,557	$6,669,247	$(3,886,826)	$(218,177)	$(154)	$2,761,377
Net income (loss)	-	-	11,106	-	-	(87,523)	-	-	(76,417)
Exercise of stock options and other	45,372	-	-	1	-	-	-	(501)	(500)
Share-based payments	-	-	-	-	12,337	-	-	-	12,337
Other	-	-	(2,659)	-	(4,438)	-	-	-	(7,097)
Other comprehensive income	-	-	7,617	-	-	-	10,738	-	18,355
Balances at December 31, 2010	40,886,923	315,000,000	$209,794	$3,558	$6,677,146	$(3,974,349)	$(207,439)	$(655)	$2,708,055
Net income	-	-	20,273	-	-	42,946	-	-	63,219
Exercise of stock options and other	251,812	-	-	3	-	-	-	(315)	(312)
Share-based payments	-	-	-	-	10,913	-	-	-	10,913
Other	-	-	(7,455)	-	(3,562)	-	217	-	(10,800)
Other comprehensive income (loss)	-	-	8,918	-	-	-	(39,766)	-	(30,848)
Balances at December 31, 2011	41,138,735	315,000,000	$231,530	$3,561	$6,684,497	$(3,931,403)	$(246,988)	$(970)	$2,740,227
Net income (loss)	-	-	23,902	-	-	(183,112)	-	-	(159,210)
Exercise of stock options and other	1,219,128	-	-	13	6,372	-	-	(3)	6,382
Share-based payments	-	-	-	-	10,589	-	-	-	10,589
Dividend declared and paid ($6.0832/share)	-	-	-	-	(2,170,396)	-	-	-	(2,170,396)
Other	-	-	(9,201)	-	(8,394)	-	-	-	(17,595)
Other comprehensive income	-	-	1,703	-	-	-	34,389	-	36,092
Balances at December 31, 2012	42,357,863	315,000,000	$247,934	$3,574	$4,522,668	$(4,114,515)	$(212,599)	$(973)	$446,089

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$(159,210)	$63,219	$(76,417)
Reconciling items:
Impairment charges	37,651	7,614	11,493
Depreciation and amortization	399,264	432,035	413,588
Deferred taxes	(157,315)	(1,393)	(14,362)
Provision for doubtful accounts	7,000	5,977	8,868
Share-based compensation	10,589	10,913	12,337
(Gain) loss on sale of operating and fixed assets	(50,943)	(8,591)	23,753
Loss on marketable securities	2,578	4,827	6,490
Amortization of deferred financing charges and note discounts, net	10,963	7,653	7,634
Loss on extinguishment of debt	221,071	-	-
Other reconciling items – net	112	(5,329)	17,874
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	(46,294)	15,829	(47,113)
Decrease in Federal income taxes receivable	-	-	50,958
Increase (decrease) in accrued expenses	25,294	(35,302)	45,603
Increase in accounts payable and other liabilities	24,541	48,911	5,120
Increase (decrease) in deferred income	24,069	(10,212)	(7,045)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	5,768	(18,933)	66,436
Net cash provided by operating activities	355,138	517,218	525,217
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(275,577)	(291,050)	(195,273)
Proceeds from disposal of assets	56,433	12,883	7,753
Purchases of other operating assets	(5,719)	(14,794)	(1,841)
Purchases of businesses	(4,721)	(13,179)	-
Change in other – net	(4,164)	7,206	(9,344)
Net cash used for investing activities	(233,748)	(298,934)	(198,705)
CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	2,063	-	4,670
Payments on credit facilities	(3,368)	(4,151)	(47,095)
Proceeds from long-term debt	4,917,643	5,012	6,844
Payments on long-term debt	(2,700,786)	(20,099)	(13,212)
Net transfers to Clear Channel Communications	(73,127)	(272,262)	(260,470)
Deferred financing charges	(69,988)	-	-
Purchases of noncontrolling interests	(7,040)	(4,682)	-
Dividends paid	(2,170,396)	-	-
Change in other – net	(550)	(2,562)	(5,200)
Net cash used for financing activities	(105,549)	(298,744)	(314,463)
Effect of exchange rate changes on cash	3,483	(903)	2,533
Net increase (decrease) in cash and cash equivalents	19,324	(81,363)	14,582
Cash and cash equivalents at beginning of year	542,655	624,018	609,436
Cash and cash equivalents at end of year	$561,979	$542,655	$624,018

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$381,346	$233,979	$235,101
Cash paid during the year for income taxes	$48,424	$37,777	$-

See Notes to Consolidated Financial Statements

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally.  On November 11, 2005, the Company became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of the Company’s Class A common stock was sold.  Prior to the IPO, the Company was an indirect wholly-owned subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media and entertainment company.  As of December 31, 2012, Clear Channel Communications indirectly holds all of the 315.0 million shares of Class B common stock outstanding and 1,553,971 shares of Class A common stock, collectively representing approximately 89% of the shares outstanding and approximately 99% of the voting power.  The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share.  The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays.  The Company has two reportable business segments: Americas and International.  During the first quarter of 2012, and in connection with the appointment of the Company’s new chief executive officer, the Company reevaluated its segment reporting and determined that its Latin American operations were more appropriately aligned with the operations of its International segment. As a result, the operations of Latin America are no longer reflected within the Company’s Americas segment and are currently included in the results of its International segment. Accordingly, the Company has recast the corresponding segment disclosures for prior periods. The Americas segment primarily includes operations in the United States and Canada; the International segment primarily includes operations in Europe, Asia, Latin America and Australia.

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”).  Clear Channel Communications is now owned indirectly by CC Media Holdings.  The purchase price was approximately $23.0 billion, including $94.0 million in capitalized transaction costs.  The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions.  ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed.  As a result, the post-merger financial statements of the Company reflect the new basis of accounting.

Agreements with Clear Channel Communications

There are several agreements which govern the Company’s relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement.  Clear Channel Communications has the right to terminate these agreements in various circumstances.  As of the date of the filing of this report, no notice of termination of any of these agreements has been received from Clear Channel Communications.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary.  Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting.  All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2012 presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors.  In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected.  For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.  The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Purchase Accounting

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.  Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.  Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee.  The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years
Structures — 5 to 15 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Land Leases and Other Structure Licenses

Most of the Company’s advertising structures are located on leased land.  Americas land leases are typically paid in advance for periods ranging from one to 12 months.  International land leases are paid both in advance and in arrears, for periods ranging from one to 12 months.  Most international street furniture display faces are operated through contracts with municipalities for up to 20 years.  The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment.  Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Intangible Assets

The Company’s indefinite-lived intangible assets include billboard permits in its Americas segment.  The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually.  The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed in ASC 805-20-S99.  The Company engages Mesirow Financial Consulting, LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets.  These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.

The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill.  In 2012, the Company used a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test.  The Company also determined that within its Americas segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit.  The Company had no impairment of goodwill for 2012.

In 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  If, after the qualitative approach, further testing is required, the Company used a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, was less than the fair value of the reporting unit.  The Company recognized a non-cash impairment charge of $1.1 million to reduce goodwill in one country within its International outdoor segment for 2011. The Company performed its annual goodwill impairment test during 2010, and recognized a non-cash impairment charge of $2.1 million related to a specific reporting unit in its International outdoor segment. See Note 2 for further discussion.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method.  The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees.  The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

For 2010, the Company recorded non-cash impairment charges of $8.3 million related to certain equity investments in its International segment.

Other Investments

Other investments are composed primarily of equity securities.  These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices.  Securities are carried at historical value when quoted market prices are unavailable.  The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholders’ deficit.  In addition, the Company holds investments that do not have quoted market prices.  The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive loss for any decline in value that is determined to be other-than-temporary.  The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company periodically assesses the value of its available-for-sale securities.  Based on these assessments, the Company concluded that other-than-temporary impairments existed at December 31, 2012, 2011 and 2010 and recorded non-cash impairment charges of $2.6 million, $4.8 million and $6.5 million, respectively, during each of these years.  Such charges are recorded on the statement of operations in “Loss on marketable securities”.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2012 and 2011.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition.  The Company’s asset retirement obligation is reported in “Other long-term liabilities.”  The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred.  When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount.  Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Income Taxes

The Company accounts for income taxes using the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.  As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations.  It is not practical to determine the amount of Federal income taxes, if any, that might become due in the event that the earnings were distributed.

The operations of the Company are included in a consolidated U.S. Federal income tax return filed by CC Media Holdings.  However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. Federal income tax returns with its subsidiaries.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

The Company’s advertising contracts cover periods of a few weeks up to one year, and are generally billed monthly.  Revenue for advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations.  Payments received in advance of being earned are recorded as deferred income. Revenue arrangements typically contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Advertising Expense

The Company records advertising expense as it is incurred.  Advertising expenses were $17.2 million, $14.7 million and $12.0 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period.  For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year.  The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date.  The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income (loss)”.  Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company early adopted the provisions of this ASU as of October 1, 2011 with no material impact to its financial position or results of operations.  However, for its annual impairment test as of October 1, 2012, the Company elected to perform a quantitative assessment and applied the two-step impairment test.

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-11, Disclosures about Offsetting Assets and Liabilities (ASC 210). Under the ASU, new disclosures will be required for recognized financial instruments and derivative instruments that are either offset on the balance sheet in accordance with the offsetting guidance in ASC 210-20-45 or ASC 815-10-45, or are subject to an enforceable master netting arrangement or similar agreement, regardless of whether they are offset in accordance with the offsetting guidance. The disclosure requirements will be effective for periods beginning on or after January 1, 2013, and are to be applied retrospectively.  The Company does not expect the provisions of ASU 2011-11 to have a material effect on its financial position or results of operations.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The ASU gives entities the option to first perform a qualitative assessment to determine whether the existence of events and circumstances indicate that it is more likely than not (a likelihood of more than 50%) that an indefinite-lived intangible asset is impaired. If an entity determines that it is more likely than not that the fair value of such an asset exceeds its carrying amount, it would not need to calculate the fair value of the asset in that year. However, if an entity concludes otherwise, it must calculate the fair value of the asset, compare that value with its carrying amount and record an impairment charge, if any.  The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted.  The Company did not early adopt the provisions of this ASU during 2012 in connection with its annual impairment test for indefinite-lived intangibles.  The Company does not expect the provisions of ASU 2012-02 to have a material effect on its financial position or results of operations.

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2012 and 2011, respectively:

(In thousands)	December 31,	December 31,
	2012	2011
Land, buildings and improvements	$210,382	$204,543
Structures	2,949,458	2,783,434
Furniture and other equipment	134,389	111,481
Construction in progress	76,299	57,504
	3,370,528	3,156,962
Less: accumulated depreciation	1,162,784	910,252
Property, plant and equipment, net	$2,207,744	$2,246,710

The Company impaired outdoor advertising structures in its Americas segment by $1.7 million and $4.0 million during 2012 and 2010, respectively.

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist primarily of billboard permits in its Americas segment.  The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction.  The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements.  In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index.  If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada.  Accordingly, there are no indefinite-lived intangible assets in the International segment.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount.  If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis.  The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill).  It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process.  The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method.  The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market.  The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average billboard permit within a market.

Annual Impairment Test to Billboard Permits

The Company performs its annual impairment test on October 1 of each year.

During 2012, the Company recognized a $35.9 million impairment charge related to billboard permits in certain markets due to a change in the Company’s forecast of revenue growth within the markets. During 2011, the Company recognized a $6.5 million impairment charge related to billboard permits in one market due to significant declines in permit value resulting from flat revenues, a slight decline in margin and increased capital expenditures within the market. During 2010, although the aggregate fair value of billboard permits increased, certain markets experienced continuing declines. As a result, impairment charges were recorded in 2010 for billboard permits of $4.8 million.

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements.  The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. No impairments of other intangible assets were recognized during 2012 or 2011. The Company impaired certain definite-lived intangible assets related to one airport contract in its Americas segment by $0.5 million during 2010.

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets at December 31, 2012 and 2011, respectively:

(In thousands)	December 31, 2012		December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other contractual rights	$785,303	$(403,955)	$773,238	$(329,563)
Permanent easements	173,374	-	171,918	-
Other	4,283	(1,527)	4,861	(1,928)
Total	$962,960	$(405,482)	$950,017	$(331,491)

Total amortization expense related to other intangible assets was $75.2 million, $101.7 million and $104.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary.  The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)
2013	$73,302
2014	68,654
2015	52,650
2016	43,878
2017	32,523

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year.  Each of the Company’s advertising markets are components.  The U.S. advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.  The Company also determined that within its Americas segment, Canada constitutes a separate reporting unit and each country in its International segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate.  Terminal values were also estimated and discounted to their present value.  Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The Company recognized no goodwill impairment for the year ended December 31, 2012.

In 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  Based on a qualitative assessment, the Company concluded that no further testing of goodwill for impairment was required for all of the reporting units within its Americas segment.  Further testing was required for four of the countries within its International segment.

If further testing of goodwill for impairment is required after assessing qualitative factors, the Company follows the two-step impairment testing approach in accordance with ASC 350-20-35.  The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. For the year ended December 31, 2011, the Company recognized a non-cash impairment charge to goodwill of $1.1 million due to a decline in the fair value of one country within the Company’s International segment.

For the year ended December 31, 2010, the Company performed a quantitative assessment as of October 1, 2010 and recognized a non-cash impairment charge to goodwill of $2.1 million due to a decline in fair value in one country within the Company’s International segment.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments.  The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment.  As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10.  All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Americas	International	Total
Balance as of December 31, 2010	$571,932	$290,310	$862,242
Foreign currency	-	(6,898)	(6,898)
Impairment	-	(1,146)	(1,146)
Acquisitions	-	2,995	2,995
Balance as of December 31, 2011	571,932	285,261	857,193
Foreign currency	-	7,784	7,784
Dispositions	-	(2,729)	(2,729)
Balance as of December 31, 2012	$571,932	$290,316	$862,248

The balance at December 31, 2010 is net of cumulative impairments of $2.6 billion and $314.8 million in the Company’s Americas and International segments, respectively.

NOTE 3 — BUSINESS ACQUISITIONS

On October 14, 2011, the Company’s International segment acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

NOTE 4 — INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Alessi

The Company owns a 36.75% interest in Alessi, an Italian outdoor advertising company.

Buspak

The Company owns a 50% interest in Buspak, an outdoor advertising company in Hong Kong.

Summarized Financial Information

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)	Buspak	All Others	Total
Balance as of December 31, 2010	$7,719	$6,076	$13,795
Equity in net earnings (loss)	1,884	4,145	6,029
Dispositions of investments, net	-	(6,316)	(6,316)
Other, net	(1,701)	(929)	(2,630)
Foreign currency translation adjustments	9	281	290
Balance as of December 31, 2011	$7,911	$3,257	$11,168
Equity in net earnings (loss)	1,558	(715)	843
Acquisitions of investments, net	-	1,082	1,082
Other, net	1,209	1,831	3,040
Foreign currency translation adjustments	(35)	25	(10)
Balance as of December 31, 2012	$10,643	$5,480	$16,123

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.”  The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings (loss) of nonconsolidated affiliates.”

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Investments

ASC 820-10-35 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Other investments of $0.8 million and $3.3 million at December 31, 2012 and 2011, respectively, primarily represent marketable equity securities and other cost investments. The marketable equity securities are measured at fair value using quoted prices in active markets.  Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1. Other cost investments include various investments in companies for which there is no readily determinable market value.

The cost, unrealized holding gains or losses, and fair value of the Company’s other investments at December 31, 2012 and 2011 are as follows:

(In thousands)	December 31, 2012				December 31, 2011
Investments	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value
Available-for sale	$609	-	81	$690	$3,188	-	74	$3,262
Other cost investments	$73	-	-	$73	$70	-	-	$70

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for an extended period of time.  As a result, the Company considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer.  After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $2.6 million, $4.8 million and $6.5 million in “Loss on marketable securities” for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 5 — ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove its advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease.  When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value.  Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31
	2012	2011
Beginning balance	$47,534	$48,263
Adjustment due to change in estimate of related costs	3,172	(2,851)
Accretion of liability	4,490	4,536
Liabilities settled	(2,625)	(2,414)
Ending balance	$52,571	$47,534

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – LONG-TERM DEBT

Long-term debt at December 31, 2012 and  2011, respectively, consisted of the following:

(In thousands)	December 31,	December 31,
	2012	2011
Clear Channel Worldwide Holdings Senior Notes:
6.5% Series A Senior Notes Due 2022	$735,750	$-
6.5% Series B Senior Notes Due 2022	1,989,250	-
9.25% Series A Senior Notes Due 2017	-	500,000
9.25% Series B Senior Notes Due 2017	-	2,000,000
Clear Channel Worldwide Holdings Senior Subordinated Notes:
7.625% Series A Senior Subordinated Notes Due 2020	275,000	-
7.625% Series B Senior Subordinated Notes Due 2020	1,925,000	-
Other debt	27,093	45,909
Original issue discount	(7,298)	-
Total debt	4,944,795	2,545,909
Less: current portion	9,407	23,806
Total long-term debt	$4,935,388	$2,522,103

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $5.1 billion and $2.7 billion at December 31, 2012 and 2011, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

CCWH Senior Notes

During the fourth quarter of 2012, CCWH issued $2.7 billion aggregate principal amount of senior notes, which consisted of $735.8 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes” and, together with the Series A CCWH Senior Notes, the “CCWH Senior Notes”).  The CCWH Senior Notes are guaranteed by the Company, Clear Channel Outdoor, Inc. (“CCOI”) and certain of the Company’s direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of CCWH’s Series A Senior Notes due 2017 and CCWH’s Series B Senior Notes due 2017 (collectively, the “Existing CCWH Senior Notes”).

The Company capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million.  The Company is amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.  Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, beginning on May 15, 2013.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries (other than the Company) or issue certain preferred stock;
●	create liens on its restricted subsidiaries’ assets to secure such debt;
●	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and
●	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel Communications and its subsidiaries (other than Company).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt or issue certain preferred stock;
●	redeem, repurchase or retire the Company’s subordinated debt;
●	make certain investments;
●	create liens on its or its restricted subsidiaries’ assets to secure debt;
●	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
●	sell certain assets, including capital stock of its subsidiaries;
●	designate its subsidiaries as unrestricted subsidiaries; and
●	pay dividends, redeem or repurchase capital stock or make other restricted payments.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict the Company’s ability to incur additional indebtedness but permit the Company to incur additional indebtedness based on an incurrence test.  In order to incur (i) additional indebtedness under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must not be lower than 7.0:1 for total debt.  The indentures contain certain other exceptions that allow the Company to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit the Company’s ability to pay dividends.  The Series B CCWH Senior Notes indenture contains certain exceptions that allow the Company to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by the Company of amounts outstanding under the revolving promissory note issued by Clear Channel Communications to the Company.

CCWH Senior Subordinated Notes

During the first quarter of 2012, the Company’s wholly owned subsidiary, CCWH issued $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the Series B CCWH Subordinated Notes” and, together with the Series A CCWH Subordinated Notes, the “CCWH Subordinated Notes”).  Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, beginning on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by the Company, CCOI and certain of the Company’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated  Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

The Company capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things:

●	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than the Company) or issue certain preferred stock;

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

●	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of the Company’s assets; and
●	sell certain assets, including capital stock of the Company’s subsidiaries, to persons other than Clear Channel and its subsidiaries (other than the Company).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit the ability of the Company and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt or issue certain preferred stock;
●	make certain investments;
●	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of the Company’s assets;
●	sell certain assets, including capital stock of the Company’s subsidiaries;
●	designate the Company’s subsidiaries as unrestricted subsidiaries; and
●	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict the Company’s ability to incur additional indebtedness but permit the Company to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1.  The indentures contain certain other exceptions that allow the Company to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1.  The Series A CCWH Senior Subordinated Notes indenture does not limit the Company’ ability to pay dividends.  The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow the Company to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by the Company of amounts outstanding under the revolving promissory note issued by Clear Channel Communications to the Company.

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, made a special cash dividend to the Company, which in turn made a special cash dividend on March 15, 2012 in an amount equal to $6.0832 per share to its Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“CC Holdings”) and CC Finco, LLC (“CC Finco”), both wholly-owned subsidiaries of the Company.  Of the $2,170.4 million special cash dividend paid by the Company, an aggregate of $1,925.7 million was distributed to CC Holdings and CC Finco, with the remaining $244.7 million distributed to other stockholders.  As a result, the Company recorded a reduction of $244.7 million in “Noncontrolling interest” on the consolidated balance sheet.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Clear Channel Communications’ Debt Repayments

On March 15, 2012, using proceeds of the CCOH Dividend distributed to Clear Channel Holdings and CC Finco, together with cash on hand, Clear Channel Communications repaid indebtedness under its senior secured credit facilities in an aggregate amount equal to $1,925.7 million. As a result of the prepayment, the revolving credit commitments under Clear Channel Communications’ revolving credit facility were permanently reduced from $1.9 billion to $10.0 million and the sub-limit under which certain of the Company’s international subsidiaries may borrow (to the extent that Clear Channel Communications’ has not already borrowed against this capacity) was reduced from $145.0 million to $750 thousand.  On October 31, 2012, Clear Channel Communications permanently repaid the $10.0 million revolving credit facility, which included the $750 thousand sub-limit facility, and all remaining commitments related to the revolving credit facility were cancelled.

In connection with the CCWH Subordinated Notes issuance, Clear Channel Communications used cash on hand to prepay $170.5 million of additional indebtedness under its senior secured credit facilities in order to remain in compliance with its debt covenants.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes.  Included in the $27.1 million balance at December 31, 2012 is $9.4 million that matures in less than one year.

Debt Covenants

The Company was in compliance with the covenants contained in the Senior Notes indentures and the Subordinated Notes indentures as of December 31, 2012.

There are no significant covenants or events of default contained in the revolving promissory note issued by Clear Channel Communications to the Company or the revolving promissory note issued by the Company to Clear Channel Communications.

Future maturities of long-term debt as of December 31, 2012 are as follows:

(in thousands)
2013	$9,407
2014	16,552
2015	56
2016	64
2017	74
Thereafter	4,925,940
Total (1)	$4,952,093

(1)	Excludes original issue discount of $7.3 million, which is amortized through interest expense over the life of the underlying debt obligations.

NOTE 7 — COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments and Contingencies

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10.  These contracts may contain minimum annual franchise payments which generally escalate each year.  The Company accounts for these minimum franchise payments on a straight-line basis.  If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable.  Other contracts may contain a variable rent component based on revenue.  The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25.  The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed.  Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases.  The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract.  The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract.  Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts.  Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures.  Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays.  At December 31, 2012, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $30.0 million.  As the contingencies have not been met or resolved as of December 31, 2012, these amounts are not recorded.

As of December 31, 2012, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditure Commitments	Employment Contracts
2013	$281,629	$397,646	$80,143	$6,595
2014	241,845	335,744	25,426	2,724
2015	235,843	294,092	21,273	701
2016	178,911	197,912	7,688	37
2017	149,712	148,886	11,112	-
Thereafter	967,625	449,593	932	-
Total	$2,055,565	$1,823,873	$146,574	$10,057

Rent expense charged to operations for the years ended December 31, 2012, 2011 and 2010 was $1,011.2 million, $1,029.3 million and $967.5 million, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.  Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

Brazil Litigation

On or about July 12, 2006 and April 12, 2007, two of the Company’s operating businesses (L&C Outdoor Ltda. (“L&C”) and Publicidad Klimes São Paulo Ltda. (“Klimes”), respectively) in the São Paulo, Brazil market received notices of infraction from the state taxing authority, seeking to impose a value added tax (“VAT”) on such businesses, retroactively for the period from December 31, 2001 through January 31, 2006.  The taxing authority contends that these businesses fall within the definition of “communication services” and as such are subject to the VAT.  L&C and Klimes filed separate petitions to challenge the imposition of this tax.

On August 8, 2011, Brazil’s National Council of Fiscal Policy (CONFAZ) published a convenio authorizing sixteen states, including the State of São Paulo, to issue an amnesty that would reduce the principal amount of VAT allegedly owed and reduce or waive related interest and penalties.  The State of São Paulo ratified the amnesty in late August 2011.  On May 10, 2012, the State of São Paulo published an amnesty decree that mirrors the convenio.  Klimes and L&C accepted the amnesty on May 24, 2012 by making the aggregate required payment of $10.9 million.  On that same day, Klimes and L&C filed petitions to discontinue the tax litigation based on the amnesty payments. The Company was notified in January 2013 that the petitions to discontinue the litigation were granted and the lawsuits filed by Klimes and L&C were dismissed effective June 1, 2012 and July 11, 2012, respectively.

Stockholder Litigation

Two derivative lawsuits were filed in March 2012 in Delaware Chancery Court by stockholders of the Company, which is an indirect non-wholly owned subsidiary of Clear Channel Communications, Inc., which is, in turn, an indirect wholly owned subsidiary of CC Media Holdings, Inc.  The consolidated lawsuits are captioned In re Clear Channel Outdoor Holdings, Inc. Derivative Litigation, Consolidated Case No. 7315-CS. The complaints name as defendants certain of Clear Channel Communications, Inc.’s and the Company’s current and former directors and Clear Channel Communications, Inc., as well as Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P.  The Company also is named as a nominal defendant.  The complaints allege, among other things, that in December 2009 Clear Channel Communications, Inc. breached fiduciary duties to the Company and its stockholders by allegedly requiring the Company to agree to amend the terms of a revolving promissory note payable by Clear Channel Communications, Inc. to the Company to extend the maturity date of the note and to amend the interest rate payable on the note.  According to the complaints, the terms of the amended promissory note were unfair to the Company because, among other things, the interest rate was below market.  The complaints further allege that Clear Channel Communications, Inc. was unjustly enriched as a result of that transaction.  The complaints also allege that the director defendants breached fiduciary duties to the Company in connection with that transaction and that the transaction constituted corporate waste.  On April 4, 2012, the board of directors of the Company formed a special litigation committee consisting of independent directors (the “SLC”) to review and investigate plaintiffs’ claims and determine the course of action that serves the best interests of the Company and its stockholders.  On June 20, 2012, the SLC filed a motion to stay the lawsuits for six months while it completes its review and investigation.  In response, on June 27, 2012, plaintiffs filed a motion for an expedited trial, asking the Court to schedule a trial on the merits in October 2012. On July 23, 2012, the Court issued an order granting the motion to stay and denying the motion for an expedited trial.  On January 23, 2013, the SLC filed a motion to extend the stay for thirty days, and on January 24, 2013, the Court granted that motion, extending the stay for thirty days from the date of the order.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Los Angeles Litigation

In 2008, Summit Media, LLC, one of the Company’s competitors, sued the City of Los Angeles, Clear Channel Outdoor, Inc. and CBS Outdoor in Los Angeles Superior Court (Case No. BS116611) challenging the validity of a Stipulated Judgment that had been entered into in November 2006 among the parties.  Pursuant to the Stipulated Judgment, Clear Channel Outdoor, Inc. had taken down existing billboards and converted 83 existing signs from static displays to digital displays pursuant to modernization permits issued through an administrative process of the City.  The Los Angeles Superior Court ruled in January 2010 that the Stipulated Judgment constituted an ultra vires act of the City and nullified its existence, but did not invalidate the modernization permits issued to Clear Channel Outdoor, Inc. and CBS.  All parties appealed the ruling by the Los Angeles Superior Court to Court of Appeal for the State of California, Second Appellate District, Division 8.  At an October 30, 2012 oral argument by the parties, the California Court of Appeal read a preliminary ruling from the bench prior to the argument indicating it would uphold the Los Angeles Superior Court’s finding that the Stipulated Judgment was ultra vires and would remand the case to the Los Angeles Superior Court for the purpose of invalidating the permits issued to Clear Channel Outdoor, Inc. and CBS for the digital displays that were the subject of the Stipulated Judgment.  The Court of Appeal issued its written ruling in this matter on December 10, 2012, consistent with its October 30, 2012 preliminary ruling. Clear Channel Outdoor, Inc. filed a motion for rehearing on December 26, 2012. The Court of Appeal denied the motion for rehearing.  On January 22, 2013, Clear Channel Outdoor, Inc. filed a petition with the California Supreme Court requesting its review of the matter.

Guarantees

As of December 31, 2012, the Company had $73.1 million in letters of credit outstanding, of which $70.7 million of letters of credit were cash secured. Additionally, as of December 31, 2012, Clear Channel Communications had outstanding commercial standby letters of credit and surety bonds of $17.2 million and $44.5 million, respectively, held on behalf of the Company. These letters of credit and surety bonds relate to various operational matters, including insurance, bid and performance bonds, as well as other items. Letters of credit in the amount of $5.0 million are collateral in support of surety bonds and these amounts would only be drawn under the letter of credit in the event the associated surety bonds were funded and the Company did not honor its reimbursement obligation to the issuers.

In addition, as of December 31, 2012, the Company had outstanding bank guarantees of $51.8 million related to international subsidiaries, of which $4.6 million were backed by cash collateral.

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company records net amounts due to or from Clear Channel Communications as “Due from/to Clear Channel Communications” on the consolidated balance sheets.  The accounts represent the revolving promissory note issued by the Company to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to the Company in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances.  The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on December 15, 2017.

Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications.  As a part of these services, the Company maintains collection bank accounts swept daily into accounts of Clear Channel Communications (after satisfying the funding requirements of the Trustee Accounts under the CCWH senior notes and the CCWH Subordinated Notes).  In return, Clear Channel Communications funds the Company’s controlled disbursement accounts as checks or electronic payments are presented for payment.  The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account.

At December 31, 2012 and 2011, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $729.2 million and $656.0 million, respectively.  At December 31, 2012, the fixed interest rate on the “Due from Clear Channel Communications” account was 6.5%, which is equal to the fixed interest rate on the CCWH Senior Notes.  The net interest income for the years ended December 31, 2012, 2011 and 2010 was $63.8 million, $45.5 million and $19.5 million, respectively.  For so long as Clear Channel Communications maintains significant control over the Company, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing the Company’s borrowing costs or impairing the Company’s access to capital markets.  As of December 31, 2012, Clear Channel Communications had $1.2 billion recorded as “Cash and cash equivalents” on its consolidated balance sheets.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company provides advertising space on its billboards for radio stations owned by Clear Channel Communications.  For the years ended December 31, 2012, 2011 and 2010, the Company recorded $1.2 million, $4.1 million and $4.2 million in revenue for these advertisements, respectively.

Under the Corporate Services Agreement between Clear Channel Communications and the Company, Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) certain executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services.  These services are charged to the Company based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis.  For the years ended December 31, 2012, 2011 and 2010, the Company recorded $35.9 million, $26.4 million and $38.1 million as a component of corporate expense for these services, respectively.

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications.  The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.  Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income.  Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer.  Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.  The Company’s provision for income taxes is further disclosed in Note 9.

Pursuant to the Employee Matters Agreement, the Company’s employees participate in Clear Channel Communications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan.  These costs are recorded as a component of selling, general and administrative expenses and were approximately $11.5 million, $12.1 million and $10.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Stock Purchases

On August 9, 2010, Clear Channel Communications announced that its board of directors approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of the Company’s Class A common stock. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion. During 2011, CC Finco, a subsidiary of Clear Channel Communications, purchased 1,553,971 shares of the Company’s Class A common stock through open market purchases for approximately $16.4 million.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — INCOME TAXES

The operations of the Company are included in a consolidated U.S. Federal income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for the post-merger periods.  However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. Federal income tax returns with its subsidiaries.

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2012	2011	2010
Current — Federal	$(465)	$(340)	$6,600
Current — foreign	(47,632)	(50,285)	(40,720)
Current — state	(2,129)	5,936	(1,841)
Total current	(50,226)	(44,689)	(35,961)
Deferred — Federal	119,195	(8,986)	21,134
Deferred — foreign	28,502	13,708	(3,859)
Deferred — state	9,618	(3,329)	(2,913)
Total deferred	157,315	1,393	14,362
Income tax benefit (expense)	$107,089	$(43,296)	$(21,599)

For the year ended December 31, 2012 the Company recorded current tax expense of $50.2 million as compared to $44.7 million for the 2011 year.  The change in current tax was due primarily to reductions in state current tax in 2011 as a result of the settlement of various examinations during the period.

For the year ended December 31, 2011 the Company recorded current tax expense of $44.7 million as compared to $36.0 million for the 2010 year. The change in current tax was due primarily to an increase in income before income taxes for the Company. This was partially offset by the effects of the settlement of U.S. Federal and state tax examinations that resulted in a net reduction of current tax expense during the year.

Deferred tax benefits increased $155.9 million for the year ended December 31, 2012 compared to 2011, primarily due to an increase in Federal and state tax losses in 2012.  In addition, in 2012 the Company recorded tax benefits in certain foreign jurisdictions for net operating losses that it expects to utilize in future periods.

Deferred tax benefits decreased $13.0 million for the year ended December 31, 2011 compared to 2010, primarily due to a decrease in Federal tax losses in 2011. In addition, in 2010 a valuation allowance of $13.6 million was recorded against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2012 and 2011 are as follows:

(In thousands)	2012	2011
Deferred tax liabilities:
Intangibles and fixed assets	$919,092	$904,870
Foreign	18,928	40,404
Equity in earnings	481	131
Investments in nonconsolidated affiliates	156	-
Other investments	2,853	4,740
Total deferred tax liabilities	941,510	950,145

Deferred tax assets:
Accrued expenses	8,599	3,641
Investments in nonconsolidated affiliates	-	143
Deferred income	34	14
Net operating loss carryforwards	251,172	113,300
Bad debt reserves	1,116	1,883
Other	16,412	16,166
Total deferred tax assets	277,333	135,147
Less: Valuation allowance	8,433	10,323
Net deferred tax assets	268,900	124,824

Net deferred tax liabilities	672,610	825,321
Less: current portion of deferred tax asset (liability)	458	(2,389)
Long-term net deferred tax liabilities	$673,068	$822,932
At December 31, 2012, the Company had recorded net operating loss carryforwards (tax effected) for federal and state income tax purposes of $251.2 million, expiring in various amounts through 2032.  The Company expects to realize the benefits of the majority of net operating losses based on its expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period and therefore the Company has not recorded a valuation allowance against those losses.

At December 31, 2012 and 2011, net deferred tax assets include a deferred tax asset of $17.0 million and $15.9 million, respectively, relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation.  Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date.   Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in our balance sheet.  See Note 10 for additional discussion of ASC 718-10.

The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired permits and tax deductible goodwill created from the Company’s various stock acquisitions.  In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize its book basis in permits.  As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits.  As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax benefit (expense) is:

(In thousands)	Years Ended December 31,
	2012	2011	2010
Income tax benefit (expense) at statutory rates	$93,205	$(37,280)	$19,187
State income taxes, net of Federal tax benefit	7,489	2,607	(4,754)
Foreign taxes	9,938	(3,617)	(31,098)
Nondeductible items	(679)	(550)	(500)
Tax contingencies	522	(2,360)	1,142
Other, net	(3,386)	(2,096)	(5,576)
Income tax benefit (expense)	$107,089	$(43,296)	$(21,599)

During 2012, the Company recorded tax benefit of approximately $107.1 million. The 2012 income tax benefit and 40.2% effective tax rate were impacted primarily by the disposition of certain foreign subsidiaries that resulted in financial reporting gains that were not taxed in the foreign jurisdictions.  In addition, the Company recorded tax benefits in certain foreign jurisdictions for net operating losses that it expects to utilize in future periods.   Foreign income before income taxes was approximately $84.6 million for 2012.

During 2011, the Company recorded tax expense of approximately $43.3 million. The 2011 income tax expense and 40.6% effective tax rate were impacted primarily by the Company’s inability to benefit losses in certain foreign jurisdictions as well as additional tax expense recorded for interest on uncertain tax positions. The effects of the items mentioned above were partially offset by a reduction in tax expense recorded during 2011 related to the settlement of U.S. Federal and state tax examinations during the year. Foreign income before income taxes was approximately $94.2 million for 2011.

During 2010, the Company recorded tax expense of approximately $21.6 million. Foreign income before income taxes was approximately $38.5 million for 2010. The 2010 income tax expense and (39.4%) effective tax rate were impacted primarily due to the fact that the Company was unable to benefit tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years. In addition, the Company recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

All tax liabilities owed by the Company are paid by the Company or on behalf of the Company by Clear Channel Communications through an operating account that represents net amounts due to or from Clear Channel Communications.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense.  The total amount of interest accrued at December 31, 2012 and 2011, was $8.0 million and $8.8 million, respectively.  The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2012 and 2011, was $53.8 million and $48.9 million, respectively, of which $45.8 million and $42.1 million is included in “Other long-term liabilities.” Additionally, $1.6 million is included in “Accrued expenses” on the Company’s consolidated balance sheet at December 31, 2011.  In addition, $8.1 million and $5.2 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2012 and 2011, respectively.  The total amount of unrecognized tax benefits at December 31, 2012 and 2011 that, if recognized, would impact the effective income tax rate is $38.4 million and $36.7 million, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
	2012	2011
Balance at beginning of period	$40,078	$42,807
Increases due to tax positions taken in the current year	8,349	3,303
Increases due to tax positions taken in previous years	8,051	3,415
Decreases due to tax positions taken in previous years	(4,368)	(7,833)
Decreases due to settlements with taxing authorities	(6,271)	(1,559)
Decreases due to lapse of statute of limitations	-	(55)
Balance at end of period	$45,839	$40,078

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated U.S. Federal income tax return filed by Clear Channel Communications.  In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions.  During 2012, The Company settled an examination in the United Kingdom and as a result of the settlement paid approximately $7.2 million in tax and interest.  During 2011, the Company settled several state tax examinations. As a result of the settlements, the Company paid $1.6 million in additional tax and reversed the liabilities related to the settled tax years.  The IRS is currently auditing the Company’s 2009 and 2010 periods and the Company is awaiting an appeals conference meeting for its 2007 and 2008 pre and post-merger periods.  Substantially all material state, local, and foreign income tax matters have been concluded for years through 2005.

NOTE 10 — SHAREHOLDERS’ EQUITY

Stock Options

The Company has granted options to purchase shares of its Class A common stock to employees and directors of the Company and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant.  These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates.  These options vest solely on continued service over a period of up to five years.    The equity incentive plan contains anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization. The Company determined that the CCOH Dividend discussed in Note 6 was considered a change in capitalization and therefore adjusted outstanding options as of March 15, 2012. No incremental compensation cost was recognized in connection with the adjustment.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10.  The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period.  ASC 718-10 requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.  The excess tax benefit that is required to be classified as a financing cash inflow after application of ASC 718-10 is not material.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model.  Expected volatilities are based on historical volatility of the Company’s stock over the expected life of the options.  The expected life of options granted represents the period of time that options granted are expected to be outstanding.   The Company uses historical data to estimate option exercise and employee terminations within the valuation model.  The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.  The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
	2012	2011	2010
Expected volatility	54% – 56%	57%	58%
Expected life in years	6.3	6.3	5.5 – 7.0
Risk-free interest rate	0.92% – 1.48%	1.26% – 2.75%	1.38% – 3.31%
Dividend yield	0%	0%	0%

The following table presents a summary of the Company's stock options outstanding at and stock option activity during the year ended December 31, 2012 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2012	8,991	$15.10
Granted (a)	2,812	6.64
Exercised (b)	(1,029)	4.06
Forfeited	(884)	7.87
Expired	(1,509)	12.23
Outstanding, December 31, 2012	8,381	9.22	6.2 years	$8,813
Exercisable	4,548	11.26	4.5 years	$4,792
Expected to Vest	3,574	9.53	8.3 years	$1,186

(a)	The weighted average grant date fair value of the Company’s options granted during the years ended December 31, 2012, 2011 and 2010 was $4.43, $8.30 and $5.65 per share, respectively.

(b)
Cash received from option exercises during the years ended December 31, 2012, 2011 and 2010 was $6.4 million, $1.4 million and $0.9 million, respectively.  The total intrinsic value of the options exercised during the years ended December 31, 2012, 2011 and 2010 was $7.9 million, $1.5 million and $1.1 million, respectively.

A summary of the Company’s unvested options at and changes during the year ended December 31, 2012 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2012	3,993	$6.41
Granted	2,812	4.43
Vested (a)	(2,088)	5.48
Forfeited	(884)	5.80
Unvested, December 31, 2012	3,833	5.19

(a)	The total fair value of the options vested during the years ended December 31, 2012, 2011 and 2010 was $11.5 million, $8.2 million and $15.9 million, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Awards

The Company has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan.  The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years.  The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.

The following table presents a summary of the Company's restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2012 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2012	83	$8.69
Granted	1,267	6.04
Vested (restriction lapsed)	(190)	5.35
Forfeited	(75)	9.03
Outstanding, December 31, 2012	1,085	6.26

Share-Based Compensation Cost

The share based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share based compensation recorded during the years ended December 31, 2012, 2011 and 2010:

(In thousands)	Years Ended December 31,
	2012	2011	2010
Direct operating expenses	$7,770	$7,927	$8,756
Selling, general and administrative expenses	2,633	2,839	3,197
Corporate expenses	186	147	384
Total share-based compensation expense	$10,589	$10,913	$12,337

The tax benefit related to the share-based compensation expense for the years ended December 31, 2012, 2011 and 2010 was $4.1 million, $4.3 million and $4.8 million, respectively.

As of December 31, 2012, there was $18.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions.  The cost is expected to be recognized over a weighted average period of approximately three years. In addition, as of December 31, 2012, there was $0.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of Earnings (Loss) per Share

(In thousands, except per share data)	Years Ended December 31,
	2012	2011	2010
NUMERATOR:
Net income (loss) attributable to the Company – common shares	$(183,112)	$42,946	$(87,523)
Less: Participating securities dividends	8,456	2,972	5,916
Net income (loss) attributable to the Company per common share – basic and diluted	$(191,568)	$39,974	$(93,439)

DENOMINATOR:
Weighted average common shares outstanding – basic	356,915	355,907	355,568
Effect of dilutive securities:
Stock options and restricted stock awards (1)	-	621	-
Weighted average common shares outstanding – diluted	356,915	356,528	355,568

Net income (loss) attributable to the Company per common share:
Basic	$(0.54)	$0.11	$(0.26)
Diluted	$(0.54)	$0.11	$(0.26)

(1)
9.5 million, 6.0 million and 5.2 million stock options were outstanding at December 31, 2012, 2011 and 2010, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

NOTE 11 — EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by Clear Channel Communications for the purpose of providing retirement benefits for substantially all employees.  Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan.  Employees vest in these Company matching contributions based upon their years of service to the Company.  Contributions to these plans of $2.4 million, $2.3 million and $1.9 million for the years ended December 31, 2012, 2011 and 2010, respectively, were recorded as a component of operating expenses. The Company suspended the matching contribution as of April 30, 2009 and reinstated the matching contribution effective April 1, 2010 retroactive to January 1, 2010.

In addition, employees in the Company’s International segment participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by Clear Channel Communications.  Contributions to these plans of $13.8 million, $12.1 million and $15.8 million for the years ended December 31, 2012, 2011 and 2010, respectively, were recorded as a component of operating expenses.

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by Clear Channel Communications, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company suspended all salary and bonus deferral and company matching contributions to the deferred compensation plan on January 1, 2010. Matching credits on amounts deferred may be made in the sole discretion of Clear Channel Communications and Clear Channel Communications retains ownership of all assets until distributed.  Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts paid to participants under the plan.  There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of Clear Channel Communications.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2012, 2011 and 2010, respectively:

(In thousands)	Years Ended December 31,
	2012	2011	2010
Foreign exchange gain (loss)	$(869)	$796	$(6,014)
Other	505	(1,445)	679
Total other income (expense) — net	$(364)	$(649)	$(5,335)

The following table discloses the components of “Other current assets” as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Deferred loan costs	$8,000	$7,653
Inventory	20,094	18,895
Deferred tax asset	458	-
Deposits	10,162	14,715
Other receivables	15,810	16,221
Other	14,237	18,988
Total other current assets	$68,761	$76,472

The following table discloses the components of “Other assets” as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Prepaid expenses	$70,586	$77,812
Deferred loan costs	57,696	37,922
Deposits	16,347	15,886
Investments	16,886	14,500
Other	1,520	4,164
Total other assets	$163,035	$150,284

The following table discloses the components of “Other current liabilities” as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Redeemable noncontrolling interest	$60,950	$-
Total other current liabilities	$60,950	$-

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table discloses the components of “Other long-term liabilities” as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Unrecognized tax benefits	$45,769	$42,096
Asset retirement obligation	52,571	47,534
Employee related liabilities	24,265	40,145
Deferred rent	86,611	68,048
Redeemable noncontrolling interest	-	57,855
Other	30,616	26,262
Total other long-term liabilities	$239,832	$281,940

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Cumulative currency translation adjustment	$(212,641)	$(247,025)
Cumulative unrealized gain on investments	42	37
Total accumulated other comprehensive loss	$(212,599)	$(246,988)

NOTE 13 – SEGMENT DATA

The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and International.  The Americas segment consists of operations primarily in the United States and Canada, and the International segment primarily includes operations in Europe, Asia, Australia and Latin America.  The Americas and International display inventory consists primarily of billboards, street furniture displays and transit displays.  Corporate includes infrastructure and support including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions.  Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

During the first quarter of 2012, the Company recast its segment reporting, as discussed in Note 1.  The following table presents the Company’s reportable segment results for the years ended December 31, 2012, 2011 and 2010:

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)			Corporate and other
	Americas	International	reconciling items	Consolidated
Year Ended December 31, 2012
Revenue	$1,279,257	$1,667,687	$-	$2,946,944
Direct operating expenses	586,666	1,024,596	-	1,611,262
Selling, general and administrative expenses	212,794	364,502	-	577,296
Depreciation and amortization	192,023	205,258	1,983	399,264
Impairment charges	-	-	37,651	37,651
Corporate expenses	-	-	105,428	105,428
Other operating income – net	-	-	50,943	50,943
Operating income (loss)	$287,774	$73,331	$(94,119)	$266,986

Segment assets	$3,835,235	$2,256,309	$1,014,238	$7,105,782
Capital expenditures	$117,647	$150,129	$7,801	$275,577
Share-based compensation expense	$5,875	$4,529	$185	$10,589

Year Ended December 31, 2011
Revenue	$1,252,725	$1,751,149	$-	$3,003,874
Direct operating expenses	571,779	1,067,022	-	1,638,801
Selling, general and administrative expenses	201,124	339,748	-	540,872
Depreciation and amortization	211,056	219,908	1,071	432,035
Impairment charges	-	-	7,614	7,614
Corporate expenses	-	-	90,205	90,205
Other operating income – net	-	-	8,591	8,591
Operating income (loss)	$268,766	$124,471	$(90,299)	$302,938

Segment assets	$3,886,098	$2,166,173	$1,035,914	$7,088,185
Capital expenditures	$122,505	$166,044	$4,194	$292,743
Share-based compensation expense	$7,601	$3,165	$147	$10,913

Year Ended December 31, 2010
Revenue	$1,216,930	$1,581,064	$-	$2,797,994
Direct operating expenses	560,378	999,594	-	1,559,972
Selling, general and administrative expenses	199,990	294,666	-	494,656
Depreciation and amortization	198,896	214,692	-	413,588
Impairment charges	-	-	11,493	11,493
Corporate expenses	-	-	107,596	107,596
Other operating expense – net	-	-	(23,753)	(23,753)
Operating income (loss)	$257,666	$72,112	$(142,842)	$186,936

Segment assets	$4,415,901	$2,222,121	$438,543	$7,076,565
Capital expenditures	$92,235	$103,038	$-	$195,273
Share-based compensation expense	$9,207	$2,746	$384	$12,337

Revenue of $1.7 billion, $1.8 billion and $1.6 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2012, 2011 and 2010, respectively.  Revenue of $1.2 billion derived from the Company’s U.S. operations are included in the data above for each of the years ended December 31, 2012, 2011 and 2010, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Identifiable long-lived assets of $803.7 million, $796.3 million and $801.1 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2012, 2011 and 2010, respectively.  Identifiable long-lived assets of $1.4 billion, $1.5 billion and $1.5 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 14 — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2012	2011	2012	2011	2012	2011	2012	2011
Revenue	$651,283	$650,214	$761,326	$789,208	$731,141	$748,450	$803,194	$816,002
Operating expenses:
Direct operating expenses	394,053	391,380	406,895	415,472	393,334	408,132	416,980	423,817
Selling, general and administrative expenses	153,149	123,180	132,285	142,937	137,488	131,915	154,374	142,840
Corporate expenses	24,310	21,983	27,838	23,038	25,219	22,303	28,061	22,881
Depreciation and amortization	92,337	102,330	99,668	105,600	100,352	114,934	106,907	109,171
Impairment charges	-	-	-	-	-	-	37,651	7,614
Other operating income (expense) — net	4,003	4,802	2,746	4,300	42,397	37	1,797	(548)
Operating income (loss)	(8,563)	16,143	97,386	106,461	117,145	71,203	61,018	109,131
Interest expense	67,831	60,983	102,953	60,803	102,612	61,809	100,480	58,840
Interest income on Due from Clear Channel Communications	15,980	9,053	16,089	10,518	16,913	12,215	14,779	13,673
Loss on marketable securities	-	-	-	-	-	-	(2,578)	(4,827)
Equity in earnings (loss) of nonconsolidated affiliates	421	(71)	(157)	673	(234)	1,038	813	4,389
Loss on extinguishment of debt	-	-	-	-	-	-	(221,071)	-
Other income (expense) — net	(494)	3,111	(1,631)	(277)	1,825	(1,859)	(64)	(1,624)
Income (loss) before income taxes	(60,487)	(32,747)	8,734	56,572	33,037	20,788	(247,583)	61,902
Income tax benefit (expense)	15,294	22,355	(8,082)	(22,360)	(8,212)	(11,002)	108,089	(32,289)
Consolidated net income (loss)	(45,193)	(10,392)	652	34,212	24,825	9,786	(139,494)	29,613
Less amount attributable to noncontrolling interest	(1,323)	(851)	8,768	7,517	7,541	6,573	8,916	7,034
Net income (loss) attributable to the Company	$(43,870)	$(9,541)	$(8,116)	$26,695	$17,284	$3,213	$(148,410)	$22,579

Net income (loss) per common share:
Basic	$(0.14)	$(0.03)	$(0.02)	$0.07	$0.05	$0.01	$(0.42)	$0.06
Diluted	$(0.14)	$(0.03)	$(0.02)	$0.07	$0.05	$0.01	$(0.42)	$0.06

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – GUARANTOR SUBSIDIARIES

The Company and certain of the Company’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of CCWH (the “Subsidiary Issuer”).  The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

(In thousands)	December 31, 2012
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$207,411	$-	$-	$359,361	$(4,793)	$561,979
Accounts receivable, net of allowance	-	-	258,727	484,385	-	743,112
Intercompany receivables	-	-	1,407,392	-	(1,407,392)	-
Prepaid expenses	2,109	-	70,822	68,617	-	141,548
Other current assets	9	6,850	4,231	57,671	-	68,761
Total Current Assets	209,529	6,850	1,741,172	970,034	(1,412,185)	1,515,400
Property, plant and equipment, net	-	-	1,402,206	805,538	-	2,207,744
Indefinite-lived intangibles	-	-	1,055,168	15,552	-	1,070,720
Other intangibles, net	-	-	359,460	198,018	-	557,478
Goodwill	-	-	571,933	290,315	-	862,248
Intercompany notes receivable	182,026	5,129,823	-	-	(5,311,849)	-
Due from Clear Channel Communications	729,157	-	-	-	-	729,157
Other assets	457,872	883,895	1,389,289	56,217	(2,624,238)	163,035
Total Assets	$1,578,584	$6,020,568	$6,519,228	$2,335,674	$(9,348,272)	$7,105,782

Accounts payable	$-	$-	$13,891	$89,509	$(4,793)	$98,607
Accrued expenses	394	(73,766)	173,024	435,755	-	535,407
Intercompany payable	1,373,828	15,730	-	17,834	(1,407,392)	-
Deferred income	-	-	50,153	56,881	-	107,034
Current portion of long-term debt	-	-	41	9,366	-	9,407
Other current liabilities	-	-	-	60,950	-	60,950
Total Current Liabilities	1,374,222	(58,036)	237,109	670,295	(1,412,185)	811,405
Long-term debt	-	4,917,702	1,182	16,504	-	4,935,388
Deferred tax liability	226	85	644,521	28,236	-	673,068
Other long-term liabilities	-	-	142,061	97,771	-	239,832
Intercompany notes payable	6,042	-	5,036,422	269,385	(5,311,849)	-
Total shareholders' equity	198,094	1,160,817	457,933	1,253,483	(2,624,238)	446,089
Total Liabilities and Shareholders' Equity	$1,578,584	$6,020,568	$6,519,228	$2,335,674	$(9,348,272)	$7,105,782

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	As of December 31, 2011
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$325,696	$-	$-	$249,448	$(32,489)	$542,655
Accounts receivable, net of allowance	-	-	232,834	469,257	-	702,091
Intercompany receivables	-	183,310	1,435,881	-	(1,619,191)	-
Prepaid expenses	1,980	-	72,268	58,262	-	132,510
Other current assets	32	-	7,358	69,082	-	76,472
Total Current Assets	327,708	183,310	1,748,341	846,049	(1,651,680)	1,453,728
Property, plant and equipment, net	-	-	1,448,078	798,632	-	2,246,710
Indefinite-lived intangibles	-	-	1,090,597	15,107	-	1,105,704
Other intangibles, net	-	-	378,515	240,011	-	618,526
Goodwill	-	-	571,932	285,261	-	857,193
Due from Clear Channel Communications	656,040	-	-	-	-	656,040
Intercompany notes receivable	182,026	2,774,175	-	17,832	(2,974,033)	-
Other assets	2,775,720	786,783	1,475,709	61,309	(4,949,237)	150,284
Total Assets	$3,941,494	$3,744,268	$6,713,172	$2,264,201	$(9,574,950)	$7,088,185

Accounts payable	$-	$-	$39,151	$88,568	$(32,489)	$95,230
Accrued expenses	144	1,134	97,075	413,614	-	511,967
Intercompany accounts payable	1,424,937	-	183,310	10,944	(1,619,191)	-
Deferred income	-	-	34,217	55,763	-	89,980
Current portion of long-term debt	-	-	31	23,775	-	23,806
Total Current Liabilities	1,425,081	1,134	353,784	592,664	(1,651,680)	720,983
Long-term debt	-	2,500,000	1,265	20,838	-	2,522,103
Intercompany notes payable	7,491	-	2,692,644	273,898	(2,974,033)	-
Other long-term liabilities	-	1,204	118,650	162,086	-	281,940
Deferred tax liability	225	(137)	771,105	51,739	-	822,932
Total shareholders' equity	2,508,697	1,242,067	2,775,724	1,162,976	(4,949,237)	2,740,227
Total Liabilities and Shareholders' Equity	$3,941,494	$3,744,268	$6,713,172	$2,264,201	$(9,574,950)	$7,088,185

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2012
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$-	$-	$1,187,640	$1,759,304	$-	$2,946,944
Operating expenses:
Direct operating expenses	-	-	525,752	1,085,510	-	1,611,262
Selling, general and administrative expenses	-	-	197,803	379,493	-	577,296
Corporate expenses	12,794	-	58,381	34,253	-	105,428
Depreciation and amortization	-	-	189,525	209,739	-	399,264
Impairment charge	-	-	37,651	-	-	37,651
Other operating income (expense) – net	(487)	-	12,086	39,344	-	50,943
Operating income (loss)	(13,281)	-	190,614	89,653	-	266,986
Interest (income) expense – net	(381)	366,746	7,729	(218)	-	373,876
Interest income on Due from Clear Channel Communications	-	-	63,761	-	-	63,761
Intercompany interest income	14,421	350,870	-	539	(365,830)	-
Intercompany interest expense	464	-	364,730	636	(365,830)	-
Loss on marketable securities	-	-	-	(2,578)	-	(2,578)
Loss on debt extinguishment	-	(182,062)	(39,009)	-	-	(221,071)
Equity in earnings (loss) of nonconsolidated affiliates	(183,774)	46,643	(75,629)	(398)	214,001	843
Other income (expense) – net	-	(301)	(3,146)	3,083	-	(364)
Income (loss) before income taxes	(182,717)	(151,596)	(235,868)	89,881	214,001	(266,299)
Income tax benefit (expense)	(395)	69,697	52,094	(14,307)	-	107,089
Consolidated net income (loss)	(183,112)	(81,899)	(183,774)	75,574	214,001	(159,210)
Less amount attributable to noncontrolling interest	-	-	-	23,902	-	23,902
Net income (loss) attributable to the Company	$(183,112)	$(81,899)	$(183,774)	$51,672	$214,001	$(183,112)
Other comprehensive income (loss):
Foreign currency translation adjustments	1,463	4	1,994	32,024	-	35,485
Unrealized loss on marketable securities	-	-	-	(2,573)	-	(2,573)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	-	-	(534)	3,714	-	3,180
Equity in subsidiary comprehensive income (loss)	32,926	9,101	31,464	-	(73,491)	-
Comprehensive income (loss)	(148,723)	(72,794)	(150,850)	84,837	140,510	(147,020)
Less amount attributable to noncontrolling interest	-	-	(2)	1,705	-	1,703
Comprehensive income (loss) attributable to the Company	$(148,723)	$(72,794)	$(150,848)	$83,132	$140,510	$(148,723)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2011
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$-	$-	$1,161,584	$1,842,290	$-	$3,003,874
Operating expenses:
Direct operating expenses	-	-	509,036	1,129,765	-	1,638,801
Selling, general and administrative expenses	-	-	186,563	354,309	-	540,872
Corporate expenses	11,913	-	47,379	30,913	-	90,205
Depreciation and amortization	-	-	207,416	224,619	-	432,035
Impairment charge			6,468	1,146		7,614
Other operating income – net	-	-	9,326	(735)	-	8,591
Operating income (loss)	(11,913)	-	214,048	100,803	-	302,938
Interest expense – net	35	231,251	6,688	4,461	-	242,435
Interest income on Due from Clear Channel Communications	-	-	45,459	-	-	45,459
Intercompany interest income	14,008	231,606	-	981	(246,595)	-
Intercompany interest expense	492	-	245,537	566	(246,595)	-
Loss on marketable securities	-	-	-	(4,827)	-	(4,827)
Equity in earnings (loss) of nonconsolidated affiliates	41,964	33,104	39,556	5,704	(114,299)	6,029
Other income (expense) – net	-	(374)	257	(532)	-	(649)
Income (loss) before income taxes	43,532	33,085	47,095	97,102	(114,299)	106,515
Income tax benefit (expense)	(586)	(1,004)	(5,131)	(36,575)	-	(43,296)
Consolidated net income (loss)	42,946	32,081	41,964	60,527	(114,299)	63,219
Less amount attributable to noncontrolling interest	-	-	-	20,273		20,273
Net income (loss) attributable to the Company	$42,946	$32,081	$41,964	$40,254	$(114,299)	$42,946
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	-	-	1,048	(30,849)	-	(29,801)
Foreign currency reclassification adjustments	-	-	-	-	-	-
Unrealized gain (loss) on marketable securities	-	-	(4,834)	-	-	(4,834)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	-	-	3,787	-	-	3,787
Equity in subsidiary comprehensive income (loss)	(39,766)	(26,382)	(39,766)	-	105,914	-
Comprehensive income (loss)	3,180	5,699	2,199	9,405	(8,385)	12,098
Less amount attributable to noncontrolling interest	-	(1)	1	8,918	-	8,918
Comprehensive income (loss) attributable to the Company	$3,180	$5,700	$2,198	$487	$(8,385)	$3,180

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2010
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$-	$-	$1,125,243	$1,672,751	$-	$2,797,994
Operating expenses:
Direct operating expenses	-	-	498,452	1,061,520	-	1,559,972
Selling, general and administrative expenses	-	-	184,674	309,982	-	494,656
Corporate expenses	13,407	451	66,390	27,348	-	107,596
Depreciation and amortization	-	-	193,973	219,615	-	413,588
Impairment charge	-	-	9,351	2,142	-	11,493
Other operating income (expense) – net	-	-	(13,244)	(10,509)	-	(23,753)
Operating income (loss)	(13,407)	(451)	159,159	41,635	-	186,936
Interest (income) expense – net	447	230,687	4,312	4,007	-	239,453
Interest income on Due from Clear Channel Communications	-	-	19,460	-	-	19,460
Intercompany interest income	14,062	231,680	-	987	(246,729)	-
Intercompany interest expense	484	-	244,422	1,823	(246,729)	-
Loss on marketable securities	-	-	-	(6,490)	-	(6,490)
Equity in earnings (loss) of nonconsolidated affiliates	(87,351)	(26,733)	(26,899)	(9,753)	140,800	(9,936)
Other income (expense) – net	-	-	(16,266)	10,931	-	(5,335)
Income (loss) before income taxes	(87,627)	(26,191)	(113,280)	31,480	140,800	(54,818)
Income tax benefit (expense)	104	515	25,929	(48,147)	-	(21,599)
Consolidated net income (loss)	(87,523)	(25,676)	(87,351)	(16,667)	140,800	(76,417)
Less amount attributable to noncontrolling interest	-	-	-	11,106	-	11,106
Net income (loss) attributable to the Company	$(87,523)	$(25,676)	$(87,351)	$(27,773)	$140,800	$(87,523)
Other comprehensive income (loss):
Foreign currency translation adjustments	-	3,720	-	12,517	-	16,237
Foreign currency reclassification adjustments	-	-	-	3,437	-	3,437
Unrealized gain (loss) on marketable securities	-	-	-	(7,809)	-	(7,809)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	-	-	-	6,490	-	6,490
Equity in subsidiary comprehensive income (loss)	10,738	(318)	10,738	-	(21,158)	-
Comprehensive income (loss)	(76,785)	(22,274)	(76,613)	(13,138)	119,642	(69,168)
Less amount attributable to noncontrolling interest	-	-	-	7,617	-	7,617
Comprehensive income (loss) attributable to the Company	$(76,785)	$(22,274)	$(76,613)	$(20,755)	$119,642	$(76,785)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2012
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(183,112)	$(81,899)	$(183,774)	$75,574	$214,001	$(159,210)
Reconciling items:
Impairment Charge	-	-	37,651	-	-	37,651
Depreciation and amortization	-	-	189,525	209,739	-	399,264
Deferred taxes	1	222	(129,431)	(28,107)	-	(157,315)
Provision for doubtful accounts	-	-	3,653	3,347	-	7,000
Share-based compensation	-	-	6,060	4,529	-	10,589
(Gain) loss on sale of operating assets	487	-	(12,086)	(39,344)	-	(50,943)
Loss on marketable securities			-	2,578		2,578
Amortization of deferred financing charges and note discounts, net	-	3,636	7,327	-	-	10,963
Loss on debt extinguishment	-	182,062	39,009	-	-	221,071
Other reconciling items – net	183,774	(46,643)	76,543	439	(214,001)	112
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	-	-	(26,922)	(19,372)	-	(46,294)
Increase in deferred income	-	-	15,694	8,375	-	24,069
Increase (decrease) in accrued expenses	-	-	2,868	22,426	-	25,294
Increase (decrease) in accounts payable and other liabilities	-	(1,200)	(802)	(1,153)	27,696	24,541
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(327)	(74,900)	78,122	2,873	-	5,768
Net cash provided by (used for) operating activities	823	(18,722)	103,437	241,904	27,696	355,138
Cash flows from investing activities:
Purchases of property, plant and equipment	-	-	(123,470)	(152,107)	-	(275,577)
Proceeds from disposal of assets	-	-	9,949	46,484	-	56,433
Purchases of other operating assets	-	-	(1,032)	(4,687)	-	(5,719)
Purchases of businesses	-	-	-	(4,721)		(4,721)
Decrease (increase) in intercompany notes receivable - net	-	(2,355,648)	(3,763)	-	2,359,411	-
Dividends from subsidiaries	2,167,000	-	641	-	(2,167,641)	-
Change in other – net	-	-	(1,000)	(3,164)	-	(4,164)
Net cash provided by (used for) investing activities	2,167,000	(2,355,648)	(118,675)	(118,195)	191,770	(233,748)
Cash flows from financing activities:
Draws on credit facilities	-	-	-	2,063	-	2,063
Payments on credit facilities	-	-	-	(3,368)	-	(3,368)
Proceeds from long-term debt	-	4,917,643	-	-	-	4,917,643
Payments on long-term debt	-	(2,682,062)	(120)	(18,604)	-	(2,700,786)
(Decrease) increase in intercompany notes payable - net	-	-	2,355,648	3,763	(2,359,411)	-
Net transfers to Clear Channel Communications	(73,127)	-	-	-	-	(73,127)
Intercompany funding	(48,966)	199,039	(163,552)	13,479	-	-
Dividends paid	(2,170,396)	-	(2,167,000)	(641)	2,167,641	(2,170,396)
Deferred financing charges	-	(60,250)	(9,738)	-	-	(69,988)
Purchases of noncontrolling interests	-	-	-	(7,040)	-	(7,040)
Change in other – net	6,381	-	-	(6,931)	-	(550)
Net cash provided by (used for) financing activities	(2,286,108)	2,374,370	15,238	(17,279)	(191,770)	(105,549)
Effect of exchange rate changes on cash	-	-	-	3,483	-	3,483
Net increase (decrease) in cash and cash equivalents	(118,285)	-	-	109,913	27,696	19,324
Cash and cash equivalents at beginning of period	325,696	-	-	249,448	(32,489)	542,655
Cash and cash equivalents at end of period	$207,411	$-	$-	$359,361	$(4,793)	$561,979

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2011
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$42,946	$32,081	$41,964	$60,527	$(114,299)	$63,219
Reconciling items:
Impairment charges	-	-	6,468	1,146	-	7,614
Depreciation and amortization	-	-	207,416	224,619	-	432,035
Deferred taxes	-	(137)	12,409	(13,665)	-	(1,393)
Provision for doubtful accounts	-	-	1,351	4,626	-	5,977
Share-based compensation	-	-	7,748	3,165	-	10,913
(Gain) loss on sale of operating assets	-	-	(9,326)	735	-	(8,591)
Loss on marketable securities	-	-	-	4,827	-	4,827
Amortization of deferred financing charges and note discounts, net	-	-	7,653	-	-	7,653
Other reconciling items – net	(41,964)	(32,730)	(39,704)	(5,230)	114,299	(5,329)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	-	-	16,301	(472)	-	15,829
Increase in deferred income	-	-	(3,564)	(6,648)	-	(10,212)
Increase (decrease) in accrued expenses	-	96	(56,716)	21,318	-	(35,302)
Increase (decrease) in accounts payable and other liabilities	-	-	74,887	-	(25,976)	48,911
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(661)	969	(23,750)	4,509	-	(18,933)
Net cash provided by (used for) operating activities	321	279	243,137	299,457	(25,976)	517,218
Cash flows from investing activities:
Purchases of property, plant and equipment	-	-	(121,305)	(169,745)	-	(291,050)
Equity contributions to subsidiaries	-	-	(199)	-	199	-
Purchases of other operating assets	-	-	(14,203)	(591)	-	(14,794)
Proceeds from disposal of assets	-	-	8,746	4,137	-	12,883
Purchases of businesses	-	-	-	(13,179)	-	(13,179)
Decrease in intercompany notes receivable - net	-	66,780	-	-	(66,780)	-
Dividends from subsidiaries	-	-	704	-	(704)	-
Change in other – net	-	-	(289)	7,495	-	7,206
Net cash provided by (used for) investing activities	-	66,780	(126,546)	(171,883)	(67,285)	(298,934)
Cash flows from financing activities:
Increase (decrease) in intercompany notes payable - net	-	-	277	(67,057)	66,780	-
Payments on credit facilities	-	-	(397)	(3,754)	-	(4,151)
Proceeds from long-term debt	-	-	-	5,012	-	5,012
Payments on long-term debt	-	-	-	(20,099)	-	(20,099)
Net transfers to Clear Channel Communications	(272,262)	-	-	-	-	(272,262)
Intercompany funding	169,805	(67,059)	(116,390)	13,644	-	-
Equity contributions from parent	-	-	-	199	(199)	-
Dividends declared and paid	-	-	-	(704)	704	-
Purchases of noncontrolling interests	-	-	-	(4,682)	-	(4,682)
Change in other – net	1,090	-	(81)	(3,571)	-	(2,562)
Net cash used for financing activities	(101,367)	(67,059)	(116,591)	(81,012)	67,285	(298,744)
Effect of exchange rate changes on cash	-	-	-	(903)	-	(903)
Net increase (decrease) in cash and cash equivalents	(101,046)	-	-	45,659	(25,976)	(81,363)
Cash and cash equivalents at beginning of period	426,742	-	-	203,789	(6,513)	624,018
Cash and cash equivalents at end of period	$325,696	$-	$-	$249,448	$(32,489)	$542,655

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2010
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(87,523)	$(25,676)	$(87,351)	$(16,667)	$140,800	$(76,417)
Reconciling items:
Impairment charges	-	-	9,351	2,142	-	11,493
Depreciation and amortization	-	-	193,973	219,615	-	413,588
Deferred taxes	-	-	(15,158)	796	-	(14,362)
Provision for doubtful accounts	-	-	2,284	6,584	-	8,868
Share-based compensation	-	-	9,591	2,746	-	12,337
Loss on sale of operating assets	-	-	13,244	10,509	-	23,753
Loss on marketable securities	-	-	-	6,490	-	6,490
Amortization of deferred financing charges and note discounts, net	-	-	7,634	-	-	7,634
Other reconciling items – net	87,351	30,453	22,888	17,982	(140,800)	17,874
Changes in operating assets and liabilities:
Decrease in accounts receivable	-	-	(23,460)	(23,653)	-	(47,113)
Decrease in Federal income tax receivable	774	(1,502)	50,136	1,550	-	50,958
Increase in deferred income	-	-	232	(7,277)	-	(7,045)
Increase (decrease) in accrued expenses	-	-	34,146	11,457	-	45,603
Increase (decrease) in accounts payable and other liabilities	-	(117)	12,370	(15,633)	8,500	5,120
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	815	(267)	10,652	55,236	-	66,436
Net cash provided by (used for) operating activities	1,417	2,891	240,532	271,877	8,500	525,217
Cash flows from investing activities:
Purchases of property, plant and equipment	-	-	(90,702)	(104,571)	-	(195,273)
Equity contributions to subsidiaries	-	-	(331)	-	331	-
Purchases of other operating assets	-	-	(1,765)	(76)	-	(1,841)
Proceeds from disposal of assets	-	-	6,501	1,252	-	7,753
Decrease in intercompany notes receivable - net	-	109,045	-	404	(109,449)	-
Dividends from subsidiaries	-	-	107	-	(107)	-
Change in other – net	-	-	(1,797)	(7,547)	-	(9,344)
Net cash provided by (used for) investing activities	-	109,045	(87,987)	(110,538)	(109,225)	(198,705)
Cash flows from financing activities:
Increase in intercompany notes payable - net	(130)	-	(274)	(109,045)	109,449	-
Draws on credit facilities	-	-	-	4,670	-	4,670
Payments on credit facilities	-	-	(78)	(47,017)	-	(47,095)
Proceeds from long-term debt	-	-	-	6,844	-	6,844
Payments on long-term debt	-	-	-	(13,212)	-	(13,212)
Net transfers to Clear Channel Communications	(260,470)	-	-	-	-	(260,470)
Intercompany funding	238,892	(111,936)	(152,193)	25,237	-	-
Equity contributions from parent	-	-	-	331	(331)	-
Dividends declared and paid	-	-	-	(107)	107	-
Change in other – net	915	-	-	(6,115)	-	(5,200)
Net cash used for financing activities	(20,793)	(111,936)	(152,545)	(138,414)	109,225	(314,463)
Effect of exchange rate changes on cash	-	-	-	2,533	-	2,533
Net increase (decrease) in cash and cash equivalents	(19,376)	-	-	25,458	8,500	14,582
Cash and cash equivalents at beginning of period	446,118	-	-	178,331	(15,013)	609,436
Cash and cash equivalents at end of period	$426,742	$-	$-	$203,789	$(6,513)	$624,018

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have carried out an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).  Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2012 to ensure that information we are required to disclose in reports that are filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC and is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.

As of December 31, 2012, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2012, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in the Annual Report on Form 10-K, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012.  The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Clear Channel Outdoor Holdings, Inc.

We have audited Clear Channel Outdoor Holdings, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income(loss), changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2012 and our report dated February 19, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Antonio, Texas
February 19, 2013

ITEM 9B.                      OTHER INFORMATION

Not applicable

OTHER DATA

Executive Officers of the Registrant

The following information with respect to our executive officers is presented as of March 20, 2013:

Name	Age	Position
Robert W. Pittman	59	Executive Chairman and Director
C. William Eccleshare	57	Chief Executive Officer
Jonathan D. Bevan	41	Managing Director and Chief Operating Officer—Clear Channel International
Thomas W. Casey	50	Executive Vice President and Chief Financial Officer
Suzanne M. Grimes	54	President and Chief Operating Officer—United States and Canada
Scott D. Hamilton	43	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Franklin G. Sisson, Jr.	60	Chief Revenue Officer—Americas
Robert H. Walls, Jr.	52	Executive Vice President, General Counsel and Secretary

The officers named above serve until their respective successors are elected and qualified, in each case unless the officer sooner dies, resigns or is removed.

Robert W. Pittman was appointed as Chief Executive Officer and a director of CC Media Holdings, Inc. and Clear Channel Communications, Inc. and as Executive Chairman and a director of Clear Channel Outdoor Holdings, Inc. on October 2, 2011.  Prior thereto, Mr. Pittman served as Chairman of Media and Entertainment Platforms for CC Media Holdings, Inc. and Clear Channel Communications, Inc. since November 2010.  He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002.  He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001.  Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman.

C. William Eccleshare was appointed as our Chief Executive Officer and as Chief Executive Officer—Outdoor of CC Media Holdings, Inc. and Clear Channel Communications, Inc. on January 24, 2012. Prior thereto, he served as our Chief Executive Officer—International since September 1, 2009.  He also served as Chief Executive Officer—Clear Channel Outdoor—International of CC Media Holdings, Inc. and Clear Channel Communications, Inc. from February 17, 2011 until January 24, 2012. Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009.  Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Jonathan D. Bevan was appointed as our Managing Director and Chief Operating Officer — Clear Channel International on February 1, 2012. Prior thereto, he served as our Chief Operating Officer — International since October 2009.  He served as our Chief Financial Officer — International and Director of Corporate Development from November 2006 to November 2009.  Prior thereto, he served as our Chief Financial Officer — International from January 2006 to November 2006.

Thomas W. Casey was appointed as our Executive Vice President and Chief Financial Officer, and as Executive Vice President and Chief Financial Officer of CC Media Holdings, Inc. and Clear Channel Communications, Inc., effective as of January 4, 2010.  On March 31, 2011, Mr. Casey was appointed to serve in the newly-created Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc., Clear Channel Communications, Inc. and CC Media Holdings, Inc., in addition to his existing offices.  Mr. Casey served in the Office of the Chief Executive Officer of Clear Channel Communications, Inc. and CC Media Holdings, Inc. until October 2, 2011, and served in the Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. until January 24, 2012.  Prior to January 4, 2010, Mr. Casey served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc. from November 2002 until September 2008.  Washington Mutual, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2008.  Prior to November 2002, Mr. Casey served as Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance since 1999.

Suzanne M. Grimes was appointed as our President and Chief Operating Officer—United States and Canada, effective January 1, 2013.  Prior to her appointment as our President and Chief Operating Officer—United States and Canada, Ms. Grimes served as President, U.S. Lifestyle Communities, Canada and India for Reader’s Digest Association from 2007 until June 2011.  Earlier, at Conde Nast, Ms. Grimes was Senior Vice President, Corporate Sales from 2004 until 2007, and served as publisher of Women’s Sports & Fitness, Allure and Glamour magazines between 1997 and 2004.

Scott D. Hamilton was appointed as our Senior Vice President, Chief Accounting Officer and Assistant Secretary, and as Senior Vice President, Chief Accounting Officer and Assistant Secretary of CC Media Holdings, Inc. and Clear Channel Communications, Inc., on April 26, 2010.  Previously, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010.  Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004.  Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004.

Franklin G. Sisson, Jr. was appointed Chief Revenue Officer—Americas on February 1, 2012. Prior thereto, he served as our Executive Vice President — Sales and Marketing since 2001.

Robert H. Walls, Jr. was appointed as our Executive Vice President, General Counsel and Secretary, and as Executive Vice President, General Counsel and Secretary of CC Media Holdings, Inc. and Clear Channel Communications, Inc., on January 1, 2010.  On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc., Clear Channel Communications, Inc. and CC Media Holdings, Inc., in addition to his existing offices.  Mr. Walls served in the Office of the Chief Executive Officer of Clear Channel Communications, Inc. and CC Media Holdings, Inc. until October 2, 2011, and served in the Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. until January 24, 2012.  Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009, and remains an advisor to and a partner of Post Oak Energy Capital, LP.

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 17, 2013
8:00 a.m.
Hilton San Antonio Airport Texas E Ballroom
611 NW Loop 410
San Antonio, Texas 78216	ADMIT ONE

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 17, 2013
8:00 a.m.
Hilton San Antonio Airport Texas E Ballroom
611 NW Loop 410
San Antonio, Texas 78216	ADMIT ONE

Clear Channel Outdoor Holdings, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.
All votes by 401(k) Plan participants must be received by
11:59 p.m. Eastern Time on May 14, 2013.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals
1.	Election of Directors (Please vote for a total of only three Nominees)
The Board recommends that you vote "FOR" the three Nominees listed below:

01 - Blair E. Hendrix	02 - Douglas L. Jacobs	03 - Daniel G. Jones

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For ALL EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

The Board recommends that you vote “FOR” ratification.

B	Non-Voting Items
Change of Address —Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on May 17, 2013.
The Proxy Statement and the Annual Report Materials are available at:
www.envisionreports.com/cco

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Clear Channel Outdoor Holdings, Inc.

2013 Meeting of Stockholders - May 17, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert W. Pittman, Thomas W. Casey and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Clear Channel Outdoor Holdings, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 17, 2013 at 8:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

If shares of Clear Channel Outdoor Holdings, Inc. are issued to or held for the account of the undersigned under the 401(k) Plan, then the undersigned hereby directs the trustee of the plan to vote all such shares in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. The trustee will vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE THREE NOMINEES NAMED ON THE REVERSE SIDE AND “FOR” PROPOSAL 2 (other than 401(k) Plan participants discussed above).

(Continued and to be marked, dated and signed, on the other side)